Filed Pursuant to Rule 424(b)(3)

Registration No.  333-255969

General Cannabis Corp

32,917,010 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”). The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 32,917,010 Shares (“Shares”) of our Common Stock, par value $0.001 per share (“Common Stock”), which are outstanding and held by the Selling Stockholders and/or that we may issue to them upon the exercise of certain warrants or options held by the Selling Stockholders. All of the Shares, warrants and options were issued to the Selling Stockholders in private placement transactions completed prior to the date of this prospectus.

The Selling Stockholders may sell all or a portion of their Shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We are not selling any Shares of our Common Stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on exercise of outstanding warrants or options for Shares of Common Stock covered by this prospectus if the warrants or options are exercised for cash.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may, individually but not severally, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

Our Common Stock trades on the OTCQB under the symbol “CANN” The closing price of our Common Stock on the OTCQB marketplace on June 15, 2021, was $0.685 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, Shares of Common Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock. The rules of the Securities and Exchange Commission may require us to update this prospectus in the future.

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CAUTIONARY NOTE REGARDING MANAGEMENT’S FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements that involve substantial risks and uncertainties” Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

We cannot predict all risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements will occur or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this Report and include information concerning possible or assumed future results of our operations, including statements about potential acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management, any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

Some factors that might cause such differences are described in the section entitled “Risk Factors” in this prospectus and in other documents that we file from time to time with the Securities and Exchange Commission (“SEC”), which factors include, without limitation, the following:

●	Competition from other similar companies;
●	Regulatory limitations on the products we can offer and markets we can serve;
●	Other changes in the regulation of medical and recreational cannabis use;
●	Changes in underlying consumer behavior, which may affect the business of our customers;
●	Our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;
●	Our ability to identify and successfully integrate acquisitions, and the ability of acquired businesses to perform as expected;
●	Challenges with new products, services and markets; and
●	Fluctuations in the credit markets and demand for credit.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” In this prospectus, the terms “we,” “us,” and “our” refer to General Cannabis Corp.

Our Company

General Cannabis Corp, a Colorado corporation, was incorporated on June 3, 2013. We operate through our eleven wholly-owned subsidiaries: (a) 6565 E. Evans Owner LLC, a Colorado limited liability company formed in 2014; (b) General Cannabis Capital Corporation, a Colorado corporation formed in 2015; (c) GC Security LLC (“GCS”), a Colorado limited liability company formed in 2015; (d) GC-NY Health, LLC, a New York limited liability company formed in 2019; (e) Standard Cann, Inc., a Colorado corporation formed in 2019; (f) SevenFive Farm, LLC, a limited liability company formed in 2020; (g) SevenFive Farm Cultivation, LLC, a limited liability company formed in 2020; (h) GC Corp., a Colorado corporation, originally formed in 2013 under the name ACS Corp. In 2015, the name was changed to GC Corp.; (i) Trees Acquisition Corp formed in 2021; (j) Trees Colorado LLC formed in 2021 and; (k) Trees Oregon LLC formed in 2021.

Our Products, Services and Customers

Through our reporting segments (Operations and Cultivation), we provide products and services to the regulated cannabis industry and non-cannabis customers, which include the following:

Operations Consulting and Products

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. During 2020 and 2019, 62% and 59% of NBC’s revenue was from four customers and three customers, respectively.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include building materials, equipment, consumables and compliance packaging. There are generally multiple suppliers for the products we sell; however, there are a limited number of manufacturers of certain high-tech cultivation equipment.

NBC provides a competitive advantage as we plan to evaluate and operate licensed cultivation facilities.

Cultivation

Through our acquisition of SevenFive Farm ("SevenFive") in May 2020, we operate a 17,000 square foot licensed light deprivation greenhouse cultivation facility. During 2020, 28% of SevenFive Farm’s revenue was from two customers.

Competitive Strengths

We believe we possess certain competitive strengths and advantages in the industries in which we operate:

Cultivation Expertise. NBC has designed and operated cultivation facilities across the country. As we execute on our rollup strategy, this expertise enables us to evaluate, acquire and operate these facilities efficiently.

Range of Services. We are able to leverage our breadth of services and resources to deliver comprehensive, integrated solutions to companies in the cannabis industry—from operations and compliance to products and services.

Strategic Alliances. We are dedicated to growing through strategic acquisitions, partnerships and agreements that will enable us to enter and expand into new markets. Our strategy is to pursue alliances with potential targets that have the ability to generate positive cash flow, effectively meet customer needs and supply desirable products, services or technologies, among other considerations. We anticipate that strategic alliances will play a significant role as more states pass legislation permitting the cultivation and sale of hemp and cannabis.

Regulatory Compliance. The state and local laws regulating the cannabis industry change at a rapid pace. We have resources committed to ensure our operations are in compliance with all state and local laws, policies, guidance and regulations to which we are subject. We apply this compliance knowledge to our customers in order to ensure that they, too, are in full compliance.

Industry Knowledge. We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase stockholder value. Our management team has business expertise, extensive knowledge of the cannabis industry and closely monitors changes in legislation. We work with partners who enhance the breadth of our industry knowledge.

Competition

Overall, we believe we have a competitive advantage by providing a range of goods and services to the cannabis industry. This allows us to provide integrated solutions to our customers, as well as sell additional goods and services to customers of a single segment.

Operations Consulting and Products. There are a limited number of competitors that provide the full range of services that NBC delivers. However, each individual service we provide has competition from experts in individual, specific fields. For example, attorneys may assist with license procurement and compliance. There are numerous firms that specialize in traditional greenhouse and cultivation consulting, as well as companies that provide operations services. As the cannabis industry grows, these competitors may develop further expertise and expand their focus on the cannabis industry.

Cultivation. The Colorado cultivation market is highly fragmented. There are over one million cannabis plants cultivated for cannabis sales each year. We believe that there is a significant opportunity to identify and acquire additional cultivation assets, which will ultimately supply our own proprietary brands and retail locations.

Corporate Contact Information

Our principal executive offices are located at 6565 E. Evans Avenue, Denver, Colorado 80224; Telephone No.: (303) 759-1300. Our website is http://www.generalcann.com. The content on our website is available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

THE OFFERING

Common Stock outstanding	62,266,275
Common Stock that may be offered by Selling Stockholders

32,917,010 shares of Common Stock consisting of (1) 16,458,667 shares of Common Stock described herein and (2) and 16,458,343 shares of Common Stock issuable upon the exercise of certain warrants and options as described herein.

Use of Proceeds

All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the Selling Stockholders. We may receive proceeds upon the exercise of outstanding warrants or options for shares of Common Stock covered by this prospectus if the warrants or options are exercised for cash. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.
OTCQB Ticker Symbol for Common Stock	CANN

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks. The following risk factors could result in a material adverse effect upon our business, financial condition, and results of operations, our ability to implement our business plan, and the market price for our securities. Many of these events are outside of our control.

Risks Related to Our Business and Industry

We have a limited operating history in an evolving industry, which makes it difficult to accurately assess our future growth prospects.

We operate in an evolving industry that may not develop as expected. Furthermore, our operations continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

●	Competition from other similar companies;
●	Regulatory limitations on the products we can offer and markets we can serve;
●	Other changes in the regulation of medical and recreational cannabis use;
●	Changes in underlying consumer behavior, which may affect the business of our customers;
●	Our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;
●	Challenges with new products, services and markets; and
●	Fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

We have a history of losses and may not achieve profitability in the future.

We generated net losses of approximately $7.7 million and $15.5 million, respectively, in the years ended December 31, 2020 and 2019. For the three months ended March 31, 2021 and 2020, we generated net losses of $2.4 million and $2.0 million, respectively. As of March 31, 2021 and December 31, 2020, we had an accumulated deficit of approximately $77 million and $75 million, respectively. We will need to generate and sustain increased revenues in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase any such level of profitability.

As we grow, we expect to continue to expend substantial financial and other resources on:

●	personnel, including significant increases to the total compensation we pay our employees as we grow our employee headcount;
●	expenses relating to increased marketing efforts;
●	strategic acquisitions of businesses and real estate; and
●	general administration, including legal, accounting and other compliance expenses related to being a public company.

These expenditures are expected to increase and may adversely affect our ability to achieve and sustain profitability as we grow. Our efforts to grow our business may also be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur losses in the future for a number of reasons, including the other risks described in this Report, unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the market price of our common stock may significantly decrease.

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

The cultivation, manufacture, distribution, and possession of marijuana is illegal under U.S. federal law. The Supremacy Clause of the United States Constitution establishes that the US Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and state law, the federal law must be applied. Accordingly, federal law applies even in those states in which the use of marijuana has been legalized. Enforcement of federal law regarding marijuana would harm our business, prospects, results of operation, and financial condition.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, numerous U.S. states, the District of Columbia and U.S. territories have legalized cannabis for medical and / or recreational adult use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use. We would likely be unable to execute our business plan if the federal government were to strictly enforce federal law regarding cannabis.

In light of such conflict between federal laws and state laws regarding cannabis, the administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act obligations (see “Business—Government and Industry Regulation—FinCEN”).

Congress previously enacted an omnibus spending bill that included a provision (the “Rohrabacher-Blumenauer Amendment”) prohibiting the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. This provision is renewed annually by Congress, and is current through September 30, 2021. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond September 30, 2021, and (iii) the ruling in United States v. McIntosh is only applicable precedent in the Ninth Circuit, which does not include Colorado, the state where we currently primarily operate.

Furthermore, on January 4, 2018, former U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

In response to the Sessions Memo, U.S. Attorney Bob Troy for the District of Colorado, the state in which our principal business operations are presently located, issued a statement on January 4, 2018, stating that the United States Attorney’s Office in Colorado is already guided by the well-established principles referenced in the Sessions Memo, “focusing in particular on identifying and prosecuting those who create the greatest safety threats to our communities around the state. We will, consistent with the Attorney General’s latest guidance, continue to take this approach in all of our work with our law enforcement partners throughout Colorado.”

It is unclear at this time whether the Sessions Memo will be rescinded by the Biden administration; nor is it clear whether the Biden administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. We may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change. As of the date of this Report, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result, strict enforcement of federal prohibitions regarding cannabis could subject the Company to criminal prosecution.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and/or distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis, particularly if the federal government determines to strictly enforce all federal laws applicable to cannabis.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we operate our business will not choose to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of medical-use cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we purchase properties, would result in our inability to execute our business plan, and we would likely suffer significant losses, which would adversely affect the trading price of our securities. Furthermore, following any such change in the federal government’s enforcement position, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

The potential regulation of cannabis by the US Food and Drug Administration could subject us to additional costs and regulatory requirements.

Should the federal government legalize cannabis, it is possible that the US Food and Drug Administration (FDA), would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including good manufacturing practices, related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical-use cannabis is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact they would have on the cannabis industry is unknown, including what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations or registration as prescribed by the FDA it may have an adverse effect on our business, operating results and financial condition.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its cultivation, sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations, including zoning restrictions, permitting requirements, and fees, could restrict the products and services we offer or impose additional compliance costs on us or our customers and tenants. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

Our business, results of operations and financial condition may be adversely affected by pandemic infectious diseases, particularly the recent novel coronavirus strain known as COVID-19.

Pandemic infectious diseases, such as the current COVID-19 strain, may adversely impact our business, consolidated results of operations and financial condition. The global spread of COVID-19 has created significant volatility and uncertainty and economic disruption. The extent to which COVID-19 impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our customers and customer demand our services, products and solutions; our ability to sell and provide its services and solutions, including as a result of travel restrictions and people working from home; the ability of our customers to pay for our services and solutions; and any closures of our offices and the offices and facilities of our customers. COVID-19, as well as measures taken by governmental authorities to limit the spread of this virus, may interfere with the ability of our employees, suppliers, and other business providers to carry out their assigned tasks or supply materials or services at ordinary levels of performance relative to the requirements of our business, which may cause us to materially curtail certain of our business operations. We could require additional funding and such funding may not be available to us as a result of contracting capital markets resulting from the COVID-19 pandemic. Any of these events could materially adversely affect our business, financial condition, results of operations and/or stock price.

The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

The recreational cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the recreational cannabis produced. Cannabis is a controversial topic, and consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of recreational cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the recreational cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on our business and results of operations. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of recreational cannabis in general, or our products specifically, or associating the consumption of recreational cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

We operate an agricultural business and are subject to weather and climate conditions.

Our business involves the growing of recreational cannabis, an agricultural product. Such business will be subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Further, to the extent that our products are grown outside, we are subject to weather and climate conditions. Extended cold streaks, rain or snow, or generally cold weather or climate, could materially adversely affect our cannabis plants. Accordingly, there can be no assurance that natural elements will not have a material adverse effect on any future production of our products.

We operate in a highly competitive industry.

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. There is no material aspect of our business that is protected by patents, copyrights, trademarks, or trade names, and we face strong competition from larger companies that may offer similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than us, and there can be no assurance that we will be able to successfully compete against these or other competitors.

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in our markets, particularly, legal and regulatory changes. Our success will also depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition and results of operations.

Cannabis businesses have unfavorable tax treatment.

Under Section 280E of the United States Internal Revenue Code of 1986 as amended (“Section 280E”), “no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the Controlled Substances Act) which is prohibited by Federal law or the law of any state in which such trade or business is conducted.” This provision has been applied by the U.S. Internal Revenue Service to cannabis operations, prohibiting them from deducting expenses directly associated with the sale of cannabis. Although the IRS issued a clarification allowing the deduction of certain expenses that can be categorized as cost of sales, the scope of such items is interpreted very narrowly and include the cost of seeds, plants, and labor related to cultivation, while the bulk of operating costs and general administrative costs are not permitted to be deducted. Section 280E therefore has a significant impact on the retail side of cannabis, but a lesser impact on cultivation, processing, production and packaging operations. A result of Section 280E is that an otherwise profitable business may, in fact, operate at a loss, after taking into account its U.S. income tax expenses.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

We have federal and state net operating loss carryforwards that may be limited or expire unused. The Company is currently evaluating whether there have been one or more ownership changes pursuant to IRC 382 and 383. If we determine there were one or more ownership changes under these rules, the use of our U.S. federal and state net operating loss carryforwards may be limited and/or otherwise expired unused. Any such limitation or expiration could materially affect our ability to offset future tax liabilities with net operating losses.

We may be unable to obtain capital to execute our business plan.

In order to execute on our business plan, we may need additional capital. However, there can be no assurance that we will be able to obtain financing on agreeable terms, if at all, and any future sale of our equity securities will dilute the ownership of our existing stockholders and could be at prices substantially below the price of the shares of common stock sold in the past. If we are unable to obtain the necessary capital, we may need to delay the implementation of or curtail our business plan.

We face risks associated with strategic acquisitions and our business strategy.

As an important part of our roll-up business strategy, we strategically acquire businesses and real property, some of which may be material. These acquisitions involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

●	The applicable restrictions on the cannabis industry and its participants limit the number of available suitable businesses and real properties that we can acquire;
●	Any acquired business or real property could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;
●	We may incur or assume significant debt in connection with our acquisitions;
●	Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and
●	Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.
●	Additional acquisitions will require additional capital

Additionally, following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers.

We may record goodwill and other intangible assets on our consolidated balance sheet in connection with our acquisitions. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets, which could materially impact our results of operations.

Our ability to grow our business depends on state laws pertaining to the cannabis industry.

Continued development of the cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the cannabis industry is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact the legislative process. For example, many states that voted to legalize medical and/or adult-use cannabis have seen significant delays in the drafting and implementation of industry regulations and issuance of licenses. In addition, burdensome regulation at the state level could slow or stop further development of the medical-use cannabis industry, such as limiting the medical conditions for which medical cannabis can be recommended by physicians for treatment, restricting the form in which medical cannabis can be consumed, imposing significant registration requirements on physicians and patients or imposing significant taxes on the growth, processing and/or retail sales of cannabis, which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our tenants, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of cannabis, which could harm our results of operations, business and prospects.

Applicable state laws may prevent us from maximizing our potential income.

Depending on the laws of each particular state, we may not be able to fully realize our potential to generate profit. For example, some states have residency requirements for those directly involved in the cannabis industry, which may impede our ability to contract with cannabis businesses in those states. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them.

Assets used in conjunction with cannabis businesses may be forfeited to the federal government.

Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states where cannabis is legal. In July 2017, the U.S. Department of Justice issued a new policy directive regarding asset forfeiture, referred to as the "equitable sharing program." Under this new policy directive, federal authorities may adopt state and local forfeiture cases and prosecute them at the federal level, allowing for state and local agencies to keep up to 80% of any forfeiture revenue. This policy directive represents a reversal of the U.S. Department of Justice’s policy under the Obama administration, and allows for forfeitures to proceed that are not in accord with the limitations imposed by state-specific forfeiture laws. This new policy directive may lead to increased use of asset forfeitures by local, state and federal enforcement agencies. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, our investment in those businesses may be lost.

Our operating locations could be targets for theft and our physical security measures may not prevent all security breaches.

Our operating locations could be targets for theft. While we have implemented security measures at our operating locations and we continue to monitor and improve security measures, our cultivation and processing facilities could be subject to break-ins, robberies and other breaches in security. If there is a breach in security and we fall victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment could have a material adverse impact on our business, financial condition and results of operations.

To the extent that our business involves the movement and transfer of cash which is collected from locations and deposited into financial institutions, there is a risk of theft or robbery during the transport of cash. We may engage a security firm to provide security in the transport and movement of large amounts of cash. While we have taken steps to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash involving the theft of product or cash.

Our future success depends on our ability to grow and expand our customer base and operational territory.

Our success and the planned growth and expansion of our business depend on our products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of our operations into new markets. However, there can be no assurance that customers will purchase our products and/or services, or that we will be able to continually expand our customer base. Additionally, if we are unable to effectively market or expand our product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy.

Operating in new markets may expose us to new operational, regulatory or legal risks and subject us to increased compliance costs. We may need to modify our existing business model and cost structure to comply with local regulatory or other requirements. Facilities we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis, may have higher construction, occupancy or operating costs, and may present different competitive conditions, consumer preferences and spending patterns than we anticipate. Any of the above could materially impair our ability to increase sales and revenue.

We and our existing and potential customers, clients and tenants have difficulty accessing the service of banks, which may make it difficult for them to operate.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Previous guidance issued by the FinCen, a division of the U.S. Department of the Treasury, clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Prior to the DOJ’s announcement in January 2018 of the rescission of the “Cole Memo” and related memoranda, supplemental guidance from the DOJ directed federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. It is unclear what impact the recent rescission of the “Cole Memo” will have, but federal prosecutors may increase enforcement activities against institutions or individuals that are conducting financial transactions related to cannabis activities. The increased uncertainty surrounding financial transactions related to cannabis activities may also result in financial institutions discontinuing services to the cannabis industry.

Because the use, sale and distribution of cannabis remains illegal under federal law, many banks will not accept deposits from or provide other bank services to businesses involved with cannabis. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships, which may increase over time. Our inability to maintain our current bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan. Furthermore, the inability to open bank accounts may make it difficult for our existing and potential customers, clients and tenants to operate and may make it difficult for them to contract with us.

Conditions in the economy, the markets we serve and the financial markets generally may adversely affect our business and results of operations.

Our business is sensitive to general economic conditions. We believe that the state of global economic conditions is particularly uncertain due to recent and expected shifts in political, legislative and regulatory conditions concerning, among other matters, international trade and taxation, and the impact of recent or future natural disasters and/or health and safety epidemics, including the outbreak of the COVID-19 virus in the first quarter of 2020. An uneven recovery or a renewed global downturn may put pressure on our sales due to reductions in customer demand as well as customers deferring purchases. Slower economic growth, volatility in the credit markets, high levels of unemployment, and other challenges that affect the economy adversely could affect us and our customers and suppliers. If growth in the economy or in any of the markets we serve slows for a significant period, if there is a significant deterioration in the economy or such markets or if improvements in the economy do not benefit the markets we serve, our business and results of operations could be adversely affected.

Recent departure of CEO creates potential additional risk as we depend on our management, certain key personnel and board of directors, as well as our ability to attract, retain and motivate qualified personnel.

We recently lost the services of our former CEO who resigned in May 2021. Although we do not believe the loss of his services will have an adverse effect on the Company, particularly given that our former CEO had only been with the Company for less than seventeen months, any time a company loses the services of a senior executive, there is risk of loss of continuity and management direction. This could create a risk for us as our future success depends largely upon the experience, skill, and contacts of our key personnel, officers and directors, and the loss of the services of these key personnel, officers or directors, depending upon his or her length of service with the Company and particular level of expertise, could have a material adverse effect upon our business. Additionally, our revenues are largely driven by several key employees with particular expertise in cannabis-related security, apparel and operations. If one of these key employees were to leave, it would negatively impact our short and long-term results from operations. Shortages in qualified personnel could also limit our ability to successfully implement our growth plan. As we grow, we will need to attract and retain highly skilled experts in the cannabis industry, as well as managerial, sales and marketing, security and finance personnel. There can be no assurance, however, that we will be able to attract and retain such personnel.

Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

We depend on third party suppliers to produce and timely ship our orders. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any changes in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

Due to our involvement in the cannabis industry, we may have difficulty obtaining various insurance policies that are desired to operate our business, which may expose us to additional risks and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, and directors’ and officers’ insurance, is more difficult for us to find and more expensive, because of our involvement in the cannabis industry. There are no guarantees that we will be able to find such insurance in the future, or that the cost will be affordable to us. If we are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

We may be subject to product liability claims.

We face an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products would involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with its clients and consumers generally, and could have a material adverse effect on our business, results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our current or potential products.

A cybersecurity incident and other technology disruptions could result in a violation of law or negatively impact our reputation and relationships, our business operations and our financial condition.

Information and security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. We use computers in substantially all aspects of our business operations and we also use mobile devices and other online activities to connect with our employees, customers, tenants, suppliers and other parties. Such uses give rise to cybersecurity risks, including the risk of security breaches, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including employees’, customers’, tenants’ and suppliers’ personally identifiable information and financial and strategic information about us.

If we fail to adequately assess and identify cybersecurity risks associated with our business operations, we may become increasingly vulnerable to such risks. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, we, our customers and our suppliers may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us, our customers and our suppliers to entirely mitigate this risk. Further, in the future we may be required to expend additional resources to continue to enhance information security measures and/or to investigate and remediate any information security vulnerabilities. We can provide no assurances that the measures we have implemented to prevent security breaches and cyber incidents will be effective in the event of a cyber-attack.

The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third-parties on which we rely, could result in business disruption, negative publicity, violation of privacy laws, loss of tenants, loss of customers, potential liability and competitive disadvantage, any of which could result in a material adverse effect on financial condition or results of operations.

We may be required to recognize impairment charges that could materially affect our results of operations.

We assess our intangible assets, and our other long-lived assets as and when required by GAAP to determine whether they are impaired. If they are impaired, we would record appropriate impairment charges. It is possible that we may be required to record significant impairment charges in the future and, if we do so, our results of operations could be materially adversely affected.

Changes in accounting standards could affect our reported financial results.

Our management uses significant judgment, estimates and assumptions in applying GAAP. New accounting standards that may be applicable to our financial statements, or changes in the interpretation of existing standards, could have a significant effect on our reported results of operations for the affected periods.

Risks Related to the Securities Markets and Ownership of Our Common Stock

The price of our common stock is volatile, and the value of your investment could decline.

The market price of our common stock has been, and may in the future, be volatile. Between January 1, 2015, and June 15, 2021, the closing price of our stock has ranged from a low of $0.27 per share to a high of $10.35 per share. Accordingly, it is difficult to forecast the future performance of our common stock. The market price of our common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

●	regulatory developments at the federal, state or local level;
●	announcements of new products, services, relationships with strategic partners, acquisitions or other events by us or our competitors;
●	changes in general economic conditions;
●	price and volume fluctuations in the overall stock market from time to time;
●	significant volatility in the market price and trading volume of similar companies in our industry;
●	fluctuations in the trading volume of our shares or the size of our public float;
●	actual or anticipated changes in our operating results or fluctuations in our operating results;

●	major catastrophic events;
●	sales of large blocks of our stock; or
●	changes in senior management or key personnel.

In addition, if the market for cannabis company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price continues to be volatile, we may become the target of securities litigation, which could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, operating results and financial condition.

Trading and listing of securities of cannabis related businesses, including our common stock, may be subject to restrictions.

In the United States, many clearing houses for major broker-dealer firms, including Pershing LLC, the largest clearing, custody and settlement firm in the United States, have refused to handle securities or settle transactions of companies engaged in cannabis related business. This means that certain broker-dealers cannot accept for deposit or settle transactions in the securities of cannabis related businesses. Further, stock exchanges in the United States, including Nasdaq and the New York Stock Exchange, have historically refused to list certain cannabis related businesses, including cannabis retailers, that operate primarily in the United States. Our existing operations, and any future operations or investments, may become the subject of heightened scrutiny by clearing houses and stock exchanges, in addition to regulators and other authorities in the United States. Any existing or future restrictions imposed by Pershing LLC, or any other applicable clearing house, stock exchange or other authority, on trading in our common stock could have a material adverse effect on the liquidity of our common stock.

We do not intend to pay dividends for the foreseeable future.

We do not currently anticipate paying dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings and financial condition, as well as on other business and economic factors affecting our business, as our board of directors may consider relevant. Our current intention in the foreseeable future is to apply net earnings, if any, to increasing our capital base and our development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock and, in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases compared to the price at which you purchased our common stock, which may never occur.

Were our common stock to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

Broker-dealers are generally prohibited from effecting transactions in “penny stocks” unless they comply with the requirements of Section 15(h) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder. These rules apply to the stock of companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share or who do not meet certain other financial requirements specified by the Securities and Exchange Commission (the “SEC”). Trades in our common stock are subject to these rules, which include Rule 15g-9 under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special written determination that the penny stock is a suitable investment for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.

The penny stock rules also require a broker/dealer, prior to effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. A broker/dealer also must provide the customer with current bid and offer quotations for the relevant penny stock and information on the compensation of the broker/dealer and its salesperson in the transaction. A broker/dealer must also provide monthly account statements showing the market value of each penny stock held in a customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our securities have in the past constituted “penny stock” within the meaning of the rules. Were our common stock to again be considered penny stock, and therefore become subject to the penny stock rules, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

Our stockholders may experience significant dilution.

We have a significant number of warrants and options to purchase our common stock outstanding, the exercise of which would be dilutive to stockholders. In certain instances, the exercise prices are subject to adjustment if we issue or sell shares of our common stock or equity-based instruments at a price per share less than the exercise price then in effect. In such case, both the issuance and the adjustment would be dilutive to stockholders.

We may from time to time finance our future operations or acquisitions through the issuance of equity securities, which securities may also have rights and preferences senior to the rights and preferences of our common stock. We may also grant options to purchase shares of our common stock to our directors, employees and consultants, the exercise of which would also result in dilution to our stockholders.

Further, we have entered into a transaction pursuant to which we have agreed to acquire substantially all of the assets of the Trees cannabis dispensaries located in Colorado and Oregon. In connection with the acquisition, we will, subject to regulatory approval, be issuing 38,745,193 shares of our Common Stock to the sellers.

We may face continuing challenges in complying with the Sarbanes-Oxley Act, and any failure to comply or any adverse result from management’s evaluation of our internal control over financial reporting may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified.

Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we will be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

We have incurred and will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company we have incurred, and particularly after we are no longer a smaller reporting company, we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the OTCQB Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs, particularly as we hire additional financial and accounting employees to meet public company internal control and financial reporting requirements, and will make some activities more time-consuming and costly.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain a smaller reporting company with less than $100 million in revenue, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, including through hiring additional financial and accounting personnel, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses in our internal control over financial reporting, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

USE OF PROCEEDS

We will not receive any proceeds from sale of the Shares of Common Stock covered by this prospectus by the Selling Stockholders. We will, however, receive proceeds on exercise of outstanding warrants or options for Shares of Common Stock covered by this prospectus if the warrants or options are exercised for cash. If the warrants or options are exercised in a “cashless exercise,” we will not receive any additional proceeds for the exercise of the warrants or options. Furthermore, the warrants or options may expire without having been exercised. Even if some or all of these warrants or options are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants or options for general working capital and other corporate purposes.

SELLING STOCKHOLDERS

The Shares of Common Stock included in this prospectus (including shares issuable pursuant to the exercise of outstanding warrants or options, if at all) were issued in the following private placement transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended.

Transaction:	Covered Shares:
April 2021 private placement of $2.3 million of convertible notes and warrants to purchase 1,275,660 of our common stock at an exercise price of $0.56 per share.	1,275,660 shares issuable upon the exercise of warrants.
December 2020 and February 2021 private placement of $4.6 million of convertible notes and warrants to purchase 1,642,869 shares of our common stock at an exercise price of $0.56 per share.	1,642,869 shares issuable upon the exercise of warrants.
May 2020 private placement sale of our common stock and warrants to purchase 7,280,007 shares of our common stock at exercise prices of $0.56 and $0.49 per share.	7,532,010 shares of common stock and warrants to purchase an additional 7,280,007 shares of common stock.
May 2020 acquisition of SevenFive Farm in which we issued an aggregate of 8.9 million shares of our common stock.	8,859,117 shares issued to the sole owner of SevenFive Farm.
December 2020 common shares issued in a cashless exercise of outstanding warrants.	67,540 shares of common stock
December 2019 private placement of $2 million of notes and warrants to purchase 6,993,000 shares of our common stock at an exercise price of $0.40 per share.	5,862,000 shares issuable upon the exercise of warrants.
October/November 2019 grant of stock options in connection with extension of SBI promissory notes.	75,000 shares issuable upon the exercise of stock options.
May 2019 private placement sale of our common stock and warrants to purchase 9,591,414 shares of our common stock at an adjusted exercise price of $0.40 per share.	322,807 shares issuable upon the exercise of warrants.

The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Shares of Common Stock by each of the Selling Stockholders. The second column lists the number and percentage of Shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of Shares, as well as any convertible securities, warrants, or options, as of June 15, 2021, assuming conversion of all such convertible securities and exercise of the warrants or options held by the Selling Stockholders on that date, without regard to any limitations on conversion or exercise. The third column lists the Shares of Common Stock being offered by this prospectus by the

Selling Stockholders. Each Selling Stockholder’s percentage of ownership in the following table is based on 62,266,275 Shares of Common Stock outstanding as of June 15, 2021.

	Shares Beneficially Owned Prior to this Offering			Number of Shares being	Beneficial Ownership after Offering (3)
Name of Selling Stockholder	Number (1)		Percentage	Offered (2)	Number	Percentage
L1 Capital Global Opportunities Master Fund (4)	322,807		1%	322,807	—	*
SBI Investments LLC 2014-1 (5)	75,000		*	75,000	—	*
Michael Roberts	391,931	(6)	1%	335,715	56,216	*
Peter Boockvar	2,424,000	(7)	4%	300,000	2,124,000	3%
Barry Habib	300,000		*	300,000	—	*
Jeffery Fishman	335,715		1%	335,715	—	*
RKFGCC, LLC (8)	1,228,572		2%	1,228,572	—	*
GLP Alternative Investments, LLC (9)	1,414,287		2%	1,414,287	—	*
Dan Doyle	167,858		*	167,858	—	*
Brookwood Holdings, LLC (10)	190,000		*	190,000	—	*
Evans Street Two, LLC (11)	1,422,000		2%	1,422,000	—	*
Gerald Mewissen	56,209		*	56,209	—	*
Gerald Ploesser	55,739		*	55,739	—	*
James Stuckenberg	55,739		*	55,739	—	*
Mike and Jane Wilson	55,739		*	55,739	—	*
Amanda Price	56,579		*	56,579	—	*
Dan Kadlec	55,581		*	55,581	—	*
Joseph DeLucia	56,209		*	56,209	—	*
Doug Stahl	112,418		*	112,418	—	*
Logan Halla	113,327		*	113,327	—	*
Gerald Ruud	100,000		*	100,000	—	*
Adam Hershey (12) √	14,847,732		21%	14,847,732	—	*
Andrew Chernaik	17,858		*	17,858	—	*
Christine Boyle	53,572		*	53,572	—	*
David Katz	80,358		*	80,358	—	*
Dennis Hakim	27,167		*	26,787	380	*
Roxann Capital Management LLC (13)	107,144		*	107,144	—	*
Kevin Kern	17,858		*	17,858	—	*
Harbor Gates Capital, LLC (14)	107,144		*	107,144	—	*
Wayne Greenleaf	267,858		*	267,858	—	*
Carl J Williams √	35,715		*	35,715	—	*
Richard Travia √	35,715		*	35,715	—	*
John Barker Dalton √	8,866,260		14%	8,866,260	—	*
Steve Gutterman	560,715	(15)	1%	10,715	550,000	1%
Context TCM Tactical Opportunities Series of the Context TCM Series Fund	1,632,800		3%	1,632,800	—	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Includes shares of common stock issuable upon exercise, if at all, of warrants issued in a private placement transaction. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, when, as, and if issued.

(2)	Assumes exercise of all of the holder’s warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part.
(3)

Assumes all offered shares are sold. The registration of the shares subject to the registration statement of which this prospectus forms a part does not mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(4) To our information and belief, David Feldman is the managing member of L1 Capital Global Opportunities Master Fund.  As such, Mr. Feldman may be deemed to be the beneficial owner of the shares of common stock that are held by L1 Capital Global Opportunities Master Fund.  Mr. Feldman disclaims beneficial ownership of the shares owned by L1 Capital Global Opportunities Master Fund.

(5) To our information and belief, Jonathan Juchno is the managing member of SBI Investments LLC 2014-1.  As such, Mr. Juchno may be deemed to be the beneficial owner of the shares of common stock that are held by SBI Investments LLC 2014-1.  Mr. Juchno disclaims beneficial ownership of the shares owned by SBI Investments LLC 2014-1. These shares are issuable upon the exercise of stock options granted to the optionee.

(6) Includes 335,715 of warrants to purchase common stock.

(7) Includes 2,124,000 of options to purchase common stock. Mr. Boockvar is a former member of our Board.

(8) To our information and belief, Robert Futterman is the managing member of RKFGCC, LLC.  As such, Mr. Futterman may be deemed to be the beneficial owner of the shares of common stock that are held by RKFGCC, LLC.  Mr. Futterman disclaims beneficial ownership of the shares owned by RKFGCC, LLC.

(9) To our information and belief, Gould Investors L.P. is the managing member of GLP Alternative Investments, LLC.  As such, Gould Investors L.P. may be deemed to be the beneficial owner of the shares of common stock that are held by GLP Alternative Investments, LLC.  Gould Investors L.P. disclaims beneficial ownership of the shares owned by GLP Alternative Investments, LLC.

(10) To our information and belief, Jeffrey Wasserman is the managing member of Brookwood Holdings, LLC. As such, Mr. Wasserman may be deemed to be the beneficial owner of the shares of common stock that are held by Brookwood Holdings, LLC. Mr. Wasserman disclaims beneficial ownership of the shares owned by Brookwood Holdings, LLC.

(11) To our information and belief, Ivan Wolpert is the managing member of Evans Street Two, LLC. As such, Mr. Wolpert may be deemed to be the beneficial owner of the shares of common stock that are held by Evans Street Two, LLC. Mr. Wolpert disclaims beneficial ownership of the shares owned by Evans Street Two, LLC.

(12) Includes 35,715 warrants to purchase common stock issued to Adam Hershey, 5,021,340 common shares and 4,853,338 warrants to purchase common shares issued to Shore Ventures III, LP in which Adam Hershey is the managing member, and 2,510,670 common shares and 2,426,669 warrants to purchase common shares issued to Hershey Strategic Capital, LP in which Adam Hershey is the managing member. Includes 26,786 warrants held by The Entrust Group, Inc. FBO Adam Hershey. Mr. Hershey is our Interim Chief executive Officer effective May 7, 2021.

(13) To our information and belief, Five JS LLC, JCrew Trust, Jordan Katz Trust, Jacob Katz Trust and Joel Katz Trust are the managing members of Roxann Capital Management, LLC. As such, these may be deemed to be the beneficial owners of the shares of common stock that are held by Roxann Capital Management, LLC. This LLC and four trusts disclaim beneficial ownership of the shares owned by Roxann Capital Management, LLC.

(14) To our information and belief, Justin Ederle and Michael Sobeck are the managing members of Harbor Gates Capital, LLC. As such, Mr. Ederle and Mr. Sobeck may be deemed to be the beneficial owners of the shares of common stock that are held by Harbor Gates Capital, LLC. Mr. Ederle and Mr. Sobeck disclaim beneficial ownership of the shares owned by Harbor Gates Capital, LLC.

(15) Includes 550,000 options to purchase common stock. Mr. Gutterman is our former CEO and member of our Board.

√ Represents a current member of our Board of Directors

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 32,917,010 Shares of our Common Stock which we may issue to them upon the exercise of certain warrants or options. The Selling Stockholders may sell all or a portion of their Shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the warrants or options described above were previously issued in private placement transactions completed prior to the date of this prospectus.

The Selling Stockholders may sell all or a portion of the Shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;’
●	privately negotiated transactions;
●	short sales;
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the selling security holders to sell a specified number of such Shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling Shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares of Common Stock short and deliver Shares of Common Stock covered by this prospectus to close out short positions and to return borrowed Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares of Common Stock to broker-dealers that in turn may sell such Shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the convertible notes or warrants or options or Shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares of Common Stock in other circumstances in which case the transferees, donee, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the Shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares of Common Stock may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares of Common Stock to engage in market-making activities with respect to the Shares of Common Stock. All of the foregoing may affect the marketability of the Shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Shares of Common Stock.

We have agreed to pay all expenses of the registration of the Shares of Common Stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the Shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus is a part, the Shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock currently trades on the OTC Bulletin Board under the symbol “CANN.” The following table states the range of the high and low bid-prices per share of our Common Stock for each of the calendar quarters in the last two years, as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up.

	High	Low
Quarter ended March 31, 2021	$2.08	$0.43
Fiscal year ended December 31, 2020	0.72	0.26
Quarter ended September 30, 2020	0.49	0.26
Quarter ended June 30, 2020	0.59	0.36
Quarter ended March 31, 2020	0.72	0.26
Fiscal year ended December 31, 2019	0.88	0.51
Quarter ended September 30, 2019	1.28	0.50
Quarter ended June 30, 2019	1.92	0.78
Quarter ended March 31, 2019	2.74	1.51

Holders

As of June 15, 2021, there were 68 stockholders of record of our Common Stock. Based upon a broker-inquiry conducted in conjunction with the proxy statement for the 2020 Annual Meeting of Stockholders, we believe that we have over approximately 37,749 additional beneficial stockholders as of the record date of October 13, 2020.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Colorado corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information, as of December 31, 2020, with respect to the Company’s stock option plans under which Common Stock is authorized for issuance, as well as other compensatory options granted outside of the Company’s stock option plan.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,266,420	$1.03	15,320,330
Equity compensation plans not approved by security holders	—	—	—
Total	7,266,420	$1.03	15,320,330

Stock Incentive Plans

In November 2020, the Board authorized the adoption of, and, on November 23, 2020, our stockholders ratified our 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan became effective immediately and will expire on November 23, 2030, unless terminated earlier by the Board of Directors. The 2020 Plan will permit the Board of Directors, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of the Company and its subsidiaries non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock to be authorized for issuance under the 2020 Plan is 10 million shares.

On October 29, 2014, the Board authorized the adoption of and, on June 26, 2015, our stockholders ratified, our 2014 Equity Incentive Plan for the issuance of 10 million shares of our common stock and, in April 2018, stockholders approved an increase of 5 million shares of common stock that may be granted (the “2014 Incentive Plan”). The Incentive Plan provides for the issuance of up to 15 million shares of our common stock and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants. There were 7,266,420 shares outstanding in the 2014 Incentive Plan as of December 31, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis (“MD&A”) should be read in conjunction with the consolidated financial statements and accompanying notes included in the Condensed Consolidated Unaudited Financial Statements included in the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K (annual report), which include additional information about our accounting policies, practices and the transactions underlying our financial results. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires us to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and the accompanying notes, including various claims and contingencies related to lawsuits, taxes, environmental and other matters arising during the normal course of business. We apply our best judgment, our knowledge of existing facts and circumstances and actions that we may undertake in the future in determining the estimates that affect our consolidated financial statements. We evaluate our estimates on an ongoing basis using our historical experience, as well as other factors we believe appropriate under the circumstances, such as current economic conditions, and adjust or revise our estimates as circumstances change. As future events and their effects cannot be determined with precision, actual results may differ from these estimates. Our MD&A contains forward-looking statements that discuss, among other things, future expectations and projections regarding future developments, operations and financial condition. All forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If any underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances after the date of this Report is filed. General Cannabis Corp and its subsidiaries are referred to collectively as “GCC” “the Company,” “we, “us” or “our” in the following discussion and analysis.

Results of Operations

The following tables set forth, for the periods indicated, statements of operations data. The tables and the discussion below should be read in conjunction with the accompanying consolidated financial statements and the notes thereto appearing in Part I in this Report.

Results of Operation for the three months ended March 31, 2021 versus March 31, 2020

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Revenues	$1,647,990	$1,664,188	$(16,198)	(1)%
Costs and expenses	(2,635,461)	(3,665,437)	1,029,976	(28)%
Other expense (income)	(1,371,597)	139,928	(1,511,525)	(1,080)%
Net loss from continuing operations	(2,359,068)	(1,861,321)	(497,747)	27%
Loss from discontinued operations	—	(152,858)	152,858	(100)%
Net loss	$(2,359,068)	$(2,014,179)	$(344,889)	17%

Revenues

Revenue decreased for our Operations Consulting Segment. The addition of our Cultivation Segment contributed to an increase in sales. See Segment discussions below for further details.

Costs and expenses

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Cost of revenues	$1,396,097	$1,423,980	$(27,883)	(2)%
Selling, general and administrative	750,577	1,039,934	(289,357)	(28)%
Stock-based compensation	103,932	572,574	(468,642)	(82)%
Professional fees	262,914	597,036	(334,122)	(56)%
Depreciation and amortization	121,941	31,913	90,028	282%
	$2,635,461	$3,665,437	$(1,029,976)	(28)%

Cost of sales fluctuates with the changes in revenue and product sales in our Operations Consulting Segment. Product sales has a smaller margin than our service revenues. Cost of sales also includes costs associated with cultivation sales, which fluctuates with the changes in cultivation revenues. See Segment discussions below for further details.

Selling, general and administrative expense decreased for the three months ended March 31, 2021 as compared to March 31, 2020 due to a reduction in employees throughout 2020, a reduction in legal fees in the first quarter of 2021 and a concerted effort by management to reduce expenses.

Stock-based compensation expense included the following:

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Employee awards	$103,932	$501,559	$(397,627)	(79)%
Consulting awards	—	71,015	(71,015)	(100)%
	$103,932	$572,574	$(468,642)	(82)%

Employee awards are issued under our 2020 Omnibus Incentive Plan, which was approved by shareholders on November 23, 2020 and our 2014 Equity Incentive Plan, which was approved by shareholders on June 26, 2015, and expense varies primarily due to the number of stock options granted and the share price on the date of grant. The decrease in expense for the three months ended March 31, 2021 as compared to March 31, 2020 is due to the reduction in workforce and the decrease in the amount of options we issue on a quarterly basis. We decreased our employee count by over 50% resulting in a sharp decrease in employee award expense.

Professional fees consist primarily of accounting and legal expenses and decreased for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 due to the hiring of internal counsel and switching outside counsel during the third quarter of 2020 to be more cost effective.

Other Expense

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Amortization of debt discount	$68,330	$66,321	$2,009	3%
Interest expense	103,056	171,048	(67,992)	(40)%
Loss on extinguishment of debt	—	1,137,428	(1,137,428)	(100)%
Loss (gain) on derivative liability	1,198,744	(1,375,620)	2,574,364	(187)%
Other expense (income), net	1,467	(139,105)	140,572	(100)%
	$1,371,597	$(139,928)	$1,511,525	(1,080)%

Amortization of debt discount stayed consistent in 2021 compared to 2020. Interest expense decreased in 2021 due to the new debt entered in the fourth quarter of 2020 and the payoff of the old debt. The new debt has an interest rate of

10% compared to the prior notes in which the interest rate was 15%. The gain on warrant derivative liability reflects the change in the fair value of the 2019 Warrants. The loss on extinguishment of debt is due to the conversion and extension of the SBI debt, and the exchange of the 12% Notes into the 15% Notes that occurred during the first quarter of 2020.  The other expense (income) in 2020 relates to the gain on the sale of the building we recognized as a result of the sale of our corporate office building in March 2020.

Operations Consulting and Products

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Revenues	$1,296,229	$1,647,459	$(351,230)	(21)%
Costs and expenses	(1,266,727)	(1,616,487)	349,760	(22)%
Segment operating income	$29,502	$30,972	$(1,470)	(5)%

The decrease in NBC revenues for the three months ended March 31, 2021 as compared to March 31, 2020 is due to a decrease in both service and product revenues. Ongoing management revenue remained consistent with prior year. The decrease in expenses is in direct relation to the decrease in revenues. The segment operating income remained consistent with prior year due to the decrease in product sales which has a lower margin.

Cultivation

	Three months ended March 31,			Percent
	2021	2020	Change	Change
Revenues	$649,333	$—	$649,333	100%
Costs and expenses	(797,708)	—	(797,708)	100%
Segment operating loss	$(148,375)	$—	$(148,375)	100%

This is a new segment as of the second quarter of 2020; therefore, all amounts are an increase from the prior quarter.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to common stockholders calculated in accordance with GAAP, adjusted for the impact of stock-based compensation expense, acquisition related expenses, non-recurring professional fees in relation to litigation and other non-recurring expenses, depreciation and amortization, amortization of debt discounts and equity issuance costs, loss on extinguishment of debt, interest expense, income taxes and certain other non-cash items. Below we have provided a reconciliation of Adjusted EBITDA per share to the most directly comparable GAAP measure, which is net income (loss) per share.

We believe that the disclosure of Adjusted EBITDA provides investors with a better comparison of our period-to-period operating results. We exclude the effects of certain items when we evaluate key measures of our performance internally and in assessing the impact of known trends and uncertainties on our business. We also believe that excluding the effects of these items provides a more comparable view of the underlying dynamics of our operations. We believe such information provides additional meaningful methods of evaluating certain aspects of our operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be considered in addition to, not in lieu of, our condensed consolidated financial statements.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is net loss.

	Three months ended March 31,
	2021	2020
Net loss attributable to common stockholders	$(2,359,068)	$(2,014,179)
Adjustment for loss from discontinued operations	—	152,858
Loss from continuing operations attributable to common stockholders	(2,359,068)	(1,861,321)
Adjustments:
Stock-based compensation	103,932	572,574
Depreciation and amortization	121,941	31,913
Amortization of debt discount and equity issuance costs	68,330	66,321
Loss on extinguishment of debt	—	1,137,428
Interest expense	103,056	171,048
Gain on sale of building	—	(139,105)
Loss (gain) on derivative liability	1,198,744	(1,375,620)
Acquisition related expenses	141,580	308,196
Total adjustments	1,737,583	772,755
Adjusted EBITDA	$(621,485)	$(1,088,566)

Results of Operation for the years ended December 31, 2020 and December 31, 2019

	Year ended December 31,			Percent
	2020	2019	Change	Change
Revenues	$7,120,040	$3,666,346	$3,453,694	94%
Costs and expenses	(13,185,819)	(12,528,035)	(657,784)	5%
Other expense	(1,553,043)	(4,946,569)	3,393,526	(69)%
Net loss from continuing operations	(7,618,822)	(13,808,258)	6,189,436	(45)%
Loss from discontinued operations	(60,870)	(1,675,539)	1,614,669	(96)%
Net loss	$(7,679,692)	$(15,483,797)	$7,804,105	(50)%

The following discussion of our results of operations relates to our continuing operations. See Note 3 to the consolidated financial statements for information concerning discontinued operations.

Revenues

Our acquisition of SevenFive Farm in May 2020 added approximately $2.3 million in revenues for the year ended December 31, 2020. Our Operations Segment increased revenues by $1.6 million to $5.2 million for the year ended December 31, 2020, from $3.6 million for the year ended December 31, 2019, primarily driven by an increase in product sales. See Segment discussions below for further details.

Costs and expenses

	Year ended December 31,			Percent
	2020	2019	Change	Change
Cost of revenues	$5,467,197	$2,467,100	$3,000,097	122%
Selling, general and administrative	3,699,079	4,379,800	(680,721)	(16)%
Stock-based compensation	1,504,389	3,966,621	(2,462,232)	(62)%
Professional fees	2,299,693	1,598,818	700,875	44%
Depreciation and amortization	215,461	115,696	99,765	86%
	$13,185,819	$12,528,035	$657,784	5%

The increase in cost of revenues is primarily driven by our acquisition of SevenFive Farm in May 2020 and an increase of cost of sales in our Operations Segment directly correlated to the increase in product sales in the year ended December 31, 2020. See Segment discussions below for further details.

Selling, general and administrative expense decreased by $0.7 million to $3.7 million for the year ended December 31, 2020 from $4.4 million for the year ended December 31, 2019 primarily due to management’s emphasis on cost controls and decreases in salary expense due to the discontinuation of certain business operations; decreased marketing costs; and decreased travel expenses due to COVID-19 pandemic.

Stock-based compensation included the following:

	Year ended December 31,			Percent
	2020	2019	Change	Change
Employee awards	$1,411,442	$3,880,938	$(2,469,496)	(64)%
Consulting awards	92,947	85,683	7,264	8%
	$1,504,389	$3,966,621	$(2,462,232)	(62)%

Employee awards are issued under our 2014 Equity Incentive Plan, which was approved by shareholders on June 26, 2015, and expense varies primarily due to the number of stock options granted and the share price on the date of grant. The decrease in expense for the year ended December 31, 2020 is due to the restructuring of the Company in the first quarter of 2020 and the reduction in workforce. We decreased our employee count by over 50% resulting in a sharp decrease in employee award expense. Consulting awards are granted to third parties in lieu of cash for services provided.

Professional fees consist primarily of accounting and legal expenses and have increased from 2019 due to increased activity related to acquisitions and fund raising activities.

Depreciation and amortization expense increased in 2020 due to the acquisition of SevenFive Farm.

Other Expense

	Year ended December 31,			Percent
	2020	2019	Change	Change
Amortization of debt discount	$295,256	$2,019,726	$(1,724,470)	(85)%
Interest expense	453,522	345,371	108,151	31%
Loss on extinguishment of debt	1,638,009	377,300	1,260,709	334%
(Gain) loss on derivative liability	(735,796)	2,204,172	(2,939,968)	(133)%
Gain on sale of building	(139,187)	—	(139,187)	(100)%
Loss on investment	41,239	—	41,239	100%
	$1,553,043	$4,946,569	$(3,393,526)	(69)%

Amortization of debt discount was lower in 2020 compared to 2019, due to the April 2018 debt paid off in the second quarter of 2019. This was offset slightly by new debt issued in the third and fourth quarters of 2019 and the first quarter of 2020. Interest expense increased in 2020 due to the new debt entered in the third and fourth quarters of 2019 and the first quarter of 2020. The increase in the loss on extinguishment of debt in 2020 is primarily due to the conversion and extension of the SBI debt, the exchange of the 12% Notes into the 15% Notes, and the extension of a portion of the 15% Notes. The (gain)/loss on warrant derivative liability reflects the change in the fair value of the 2019 Warrants. The gain on the sale of the building is from the sale of our building in March 2020.

Operations Consulting and Products

	Year ended December 31,			Percent
	2020	2019	Change	Change
Revenues	$5,195,000	$3,570,909	$1,624,091	45%
Costs and expenses	(5,312,427)	(3,372,174)	(1,940,253)	58%
Segment operating (loss) income	$(117,427)	$198,735	$(316,162)	(159)%

The increase in revenues primarily related to an increase in product sales throughout 2020 with COVID-related decreases in services and application fees completed in 2020. The increase in expenses is directly related to the increase in product sales.

Cultivation

	Year ended December 31,			Percent
	2020	2019	Change	Change
Revenues	$2,279,867	$—	$2,279,867	100%
Costs and expenses	(1,865,399)	—	(1,865,399)	100%
Segment operating income	$414,468	$—	$414,468	100%

This is a new segment in 2020, therefore all amounts are an increase from the prior year.

Investments

	Year ended December 31,			Percent
	2020	2019	Change	Change
Revenues	$103,837	$95,437	$8,400	9%
Costs and expenses	(125,000)	(71,723)	(53,277)	74%
Segment operating (loss) income	$(21,163)	$23,714	$(44,877)	(189)%

The increase in revenue in 2020 is due to a note that went into default during the second quarter of 2020, triggering a higher interest rate in 2020. All revenue is interest, and loan origination fees related to these new notes. The increase in costs and expenses in 2020 is due to an allowance on our notes receivables due to the notes going into default. In January 2021, we collected all the interest receivable on one of the notes in default.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to common stockholders calculated in accordance with GAAP, adjusted for the impact of stock-based compensation expense, acquisition related expenses, non-recurring professional fees in relation to litigation and other non-recurring expenses, depreciation and amortization, amortization of debt discounts and equity issuance costs, loss on extinguishment of debt, interest expense, income taxes and certain other non-cash items. Below we have provided a reconciliation of Adjusted EBITDA per share to the most directly comparable GAAP measure, which is net income (loss) per share.

We believe that the disclosure of Adjusted EBITDA provides investors with a better comparison of our period-to-period operating results. We exclude the effects of certain items when we evaluate key measures of our performance internally and in assessing the impact of known trends and uncertainties on our business. We also believe that excluding the effects of these items provides a more comparable view of the underlying dynamics of our operations. We believe such information provides additional meaningful methods of evaluating certain aspects of our operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be considered in addition to, not in lieu of, our consolidated financial statements.

	Year ended December 31,
	2020	2019
Net loss attributable to common stockholders	$(8,510,186)	$(17,824,797)
Adjustment for loss from discontinued operations	60,870	1,675,539
Loss from continuing operations attributable to common stockholders	(8,449,316)	(16,149,258)
Adjustments:
Deemed dividend	830,494	2,341,000
Stock-based compensation	1,504,389	3,966,621
Depreciation and amortization	215,461	115,696
Amortization of debt discount and equity issuance costs	295,256	2,019,726
Loss on extinguishment of debt	1,638,009	377,300
Interest expense	453,522	345,371
Gain on sale of building	(139,187)	—
Loss on investment	41,239	—
(Gain) loss on derivative liability	(735,796)	2,204,172
Severance	103,302	114,557
Acquisition related expenses	326,095	318,681
Nonrecurring professional services	1,348,598	562,323
Total adjustments	5,881,382	12,365,447
Adjusted EBITDA	$(2,567,934)	$(3,783,811)

Liquidity

Sources of liquidity

Our sources of liquidity include cash generated from operations, the cash exercise of common stock options and warrants, debt, and the issuance of common stock or other equity-based instruments. We anticipate our more significant uses of resources will include funding operations, developing infrastructure, and business acquisitions.

In  April 2021, we received $2,300,000 in cash in a private placement with certain accredited investors pursuant to the 10% Notes to be used for the acquisition of dispensaries.

In  February 2021, we received $1,660,000 in cash in a private placement with certain accredited investors pursuant to the 10% Notes.

In December 2020, we received $1,940,000 in cash in a private placement with certain accredited investors pursuant to which we issued and sold 10% senior convertible promissory notes.

In July 2020, we received $815,000 in cash by issuing 2,046,196 shares of our common stock and 1,534,647 warrants to purchase common stock.

In May and June 2020, we received $2,185,000 in cash by issuing 5,485,814 shares of our common stock and 4,114,360 warrants to purchase common stock.

In May 2020, we received $1,421,934 from the sale of our corporate office building.

During January through March of 2020, we received $525,000 in cash in a private placement with certain accredited investors pursuant to the 15% Notes.

Sources and uses of cash

We had cash of approximately $840,092, $750,218 and $122,390, respectively, at March 31, 2021, December 31, 2020 and 2019. Our cash flows from operating, investing and financing activities were as follows:

	Three months ended March 31,
	2021	2020
Net cash used in operating activities	$(1,449,925)	$(1,482,828)
Net cash (used in) provided by investing activities	(55,353)	1,418,123
Net cash provided by financing activities	1,595,002	615,000

Net cash used in operating activities decreased slightly in 2021 due to the acquisition of SevenFive Farm which provides positive operating cash flows.

Net cash (used in) provided by investing activities for the three months ended March 31, 2021 decreased from March 31, 2020 due to the sale of the building in the first quarter of 2020. Net cash used in investing activities for the three months ended March 31, 2021 consisted of purchase of property and equipment for SevenFive Farm, offset by the sale of our investment during the first quarter.

Net cash used in financing activities for the three months ended March 31, 2021 related to the payment on notes payable of $200,000, proceeds from notes payable of $1,660,000, and proceeds from the exercise of stock options of $135,002.

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(5,000,388)	$(5,328,661)
Net cash provided by (used in) investing activities	1,107,163	(753,639)
Net cash provided by (used in) financing activities	4,424,000	(1,649,875)

Net cash used in operating activities decreased slightly in 2020 due to an increase in revenue as well as the acquisition of SevenFive Farm which provides positive operating cash flows.

Net cash provided by investing activities for the year ended December 31, 2020 consisted of $1,421,934 from the sale of the office building in Denver, CO and purchase of equipment of $314,771.

Net cash provided by financing activities are primarily related to the sale of common stock and warrants and proceeds from notes payable. This is offset by paying off debt.

Capital Resources

We have no material commitments for capital expenditures as of March 31, 2021 or December 31, 2020. Part of our growth strategy, however, is to acquire businesses. We would anticipate funding such activity through cash on hand, the issuance of debt, common stock, warrants for our common stock or a combination thereof.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. Actual results may differ from these estimates.

We define critical accounting policies as those that are reflective of significant judgments and uncertainties and which may potentially result in materially different results under different assumptions and conditions. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. These estimates are subject to an inherent degree of uncertainty.

Business Combinations

Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management, including expected future cash flows. We allocate any excess purchase price over the fair value of the net assets and liabilities acquired to goodwill. Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs, including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Goodwill and Intangibles

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill and long-lived intangible assets are tested for impairment at least annually in accordance with the provisions of ASC No. 350, Intangibles-Goodwill and Other (“ASC No. 350”). ASC No. 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or on level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carry value. Application of the goodwill impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. We test goodwill annually in April, unless an event occurs that would cause the us to believe the value is impaired at an interim date.

Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Impairment of Long-lived Assets

We periodically evaluate whether the carrying value of property and equipment has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Our impairment analyses require management to apply judgment in estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable sales and undiscounted cash flow models. If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Accounting for Discontinued Operations

We regularly review underperforming assets to determine if a sale or disposal might be a better way to monetize the assets. When an asset group is considered for sale or disposal, we review the transaction to determine if or when the entity qualifies as a discontinued operation in accordance with the criteria of FASB ASC Topic 205-20, Discontinued Operations. The FASB has issued authoritative guidance that raises the threshold for disposals to qualify as discontinued operations. Under this guidance, a discontinued operation is (1) a component of an entity or group of components that have been disposed of or are classified as held for sale and represent a strategic shift that has or will have a major effect on an entity’s operations and financial results, or (2) an acquired business that is classified as held for sale on the acquisition date.

Debt with Equity-linked Features

We may issue debt that has separate warrants, conversion features, or no equity-linked attributes.

Debt with warrants – When we issue debt with warrants, we treat the warrants as a debt discount, record as a contra-liability against the debt, and amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations. The offset to the contra-liability is recorded as additional paid in capital in our consolidated balance sheets. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations. The debt is treated as conventional debt.

We determine the value of the non-complex warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk-free interest rate associated with the life of the debt, and the volatility of our stock. For warrants with complex terms, we use the binomial lattice model to estimate their fair value.

Modification of Debt - When we change the terms of existing notes payable, we evaluate the amendments under ASC 470-50, Debt Modification and Extinguishment to determine whether the change should be treated as a modification or as a debt extinguishment. This evaluation includes analyzing whether there are significant and consequential changes to the economic substance of the note. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment.

Convertible Debt - When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance, using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”). A BCF exists if the effective conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the effective conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the effective conversion price and the fair value of the common stock into which it is convertible.

Equity-based Payments

We estimate the fair value of equity-based instruments issued to employees or to third parties for services or goods using Black-Scholes or the Binomial Model, which requires us to estimate the volatility of our stock and forfeiture rate.

Revenue Recognition

On January 1, 2018, we adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer;
●	Step 2: Identify the performance obligations in the contract;
●	Step 3: Determine the transaction price;
●	Step 4: Allocate the transaction price to the performance obligations in the contract; and
●	Step 5: Recognize revenue when the company satisfies a performance obligation.

BUSINESS

Business Strategy

The cannabis industry is dynamic and becoming more mature. As markets like Colorado mature, we believe that an opportunity exists for operationally excellent companies to build scale by acquiring and operating licensed cannabis businesses. Accordingly, we are focused on: (1) identifying licensed cannabis assets that we can acquire, (2) focusing on execution, which will allow us to continue to generate cash and meet our financial commitments and, (3) moving with an urgency that reflects our conviction and confidence in our ability to create customer loyalty . To that end, we achieved these milestones:

●	On April 20, 2021, the Company completed an offering with accredited investors and issued and sold convertible notes with an aggregate principal amount of $2.3 million. The notes are part of an over-allotment approved by the existing noteholders in connection with the original convertible note offering (and previous over-allotment) of $4.6 million consummated on December 23, 2020 and February 8, 2021.
●	On April 18, 2021, the Company, entered into an Agreement and Plan of Reorganization and Liquidation among the Company, Trees Acquisition Corp., a newly-formed indirect wholly-owned subsidiary of the Company (“Trees Acquisition”), and TDM, LLC and Station 2, LLC (“Colorado Sellers”), as well as a separate Agreement and Plan of Reorganization and Liquidation among the Company, Trees Acquisition, and Trees Waterfront, LLC, Trees MLK Inc. and Trees Portland, LLC (“Oregon Sellers” and collectively with the Colorado Sellers, the “Sellers”) (collectively, the “Plans”). Pursuant to the Plans, the Company has agreed to purchase substantially all of the assets of each of the Colorado Sellers and Oregon Sellers (“Assets”). The Assets to be transferred to the Company by each of the Colorado Sellers and Oregon Sellers principally consist of the cannabis business licenses, inventory and intellectual property related to the Sellers’ cannabis dispensaries located in Englewood and Denver, Colorado and Portland, Oregon together with substantially all related assets. The Company is not assuming any liabilities of any of the Sellers. The Plan provides that the transaction qualifies as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code. Closing of the transaction is subject to standard closing conditions, including regulatory approval of the transfer of the cannabis licenses by the applicable Colorado and Oregon cannabis regulatory authorities.
●	On December 23, 2020 and February 8, 2021, the Company entered into a Securities Purchase Agreement with each of certain accredited investors, pursuant to which the Company issued and sold senior convertible promissory notes (the “Notes”) with an aggregate principal amount of $4,600,000 in exchange for payment to the Company by certain investors of an aggregate amount of $3,600,000 in cash, as well as cancellation of outstanding indebtedness in the aggregate amount of $1,000,000 represented by certain of the prior promissory notes issued by the Company in February 2020 to certain other Investors. In connection with the issuance of the Notes, the holders received warrants to purchase Shares of the Company’s Common Stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. The Notes bear interest at an annual rate of 10%. Notes with an aggregate principal amount of $2,940,000 will mature on December 23, 2023 and Notes with an aggregate principal amount of $1,660,000 will mature on February 8, 2024. The Investors have the option at any time to convert up to 50% of the outstanding unpaid principal and accrued interest of the Notes into the Company’s Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share.
●	In September 2020, we added to the strength of our Board of Directors by adding Carl Williams as Chairman and Independent Director, Richard Travia as Independent Director and Barker Dalton as Director.
●	On May 29, 2020, we entered into a subscription agreement, as amended with Hershey Strategic Capital, LP and Shore Ventures III, LP (collectively the “Hershey Investor”) with respect to the sale of Shares of Common Stock and warrants to purchase Common Stock. During the year ended December 31, 2020, we sold $3,000,000 of securities to the Hershey Investor, representing 7,532,010 Shares of Common Stock and warrants to purchase 5,649,007 Shares of Common Stock with an exercise price of $0.5565 per share. In accordance with the terms of the subscription agreement, we issued an additional 1,631,000 warrants in December 2020 to purchase Common Stock with an exercise price of $0.4917 to the Hershey Investor. As part of these transactions, Adam Hershey joined our Board of Directors in July 2020.
●	On May 13, 2020, we received approval of the transaction and transfer of the Dalton Adventures, LLC (“Seller”) license from the Colorado Marijuana Enforcement Division (“the MED”). On May 25, 2020, we finalized the acquisition, pursuant to which we acquired the assets of the Seller that constitute the business of SevenFive Farm, a cultivation facility located in Boulder, Colorado. The purchase price paid by the Company to the Seller was 8,859,117 Shares of Common Stock. Barker Dalton, the sole member and owner of Dalton Adventures, LLC, joined our Board of Directors in September 2020.
●	On May 13, 2020, we received a Suitability Approval from the Colorado Marijuana Enforcement Division (“MED”), becoming one of the first, and to date, one of the only public companies pre-approved to acquire licensed cannabis facilities.
●	On December 26, 2019, the Board of Directors and management made the strategic decision to investigate a possible buyer for our Security Segment and if no buyer could be found, cease operations of the Security Segment. We transferred all our Colorado security contracts and employees to a company on January 16, 2020. On February 6, 2020 we cancelled all our security contracts in California.
●	On December 26, 2019, the Board of Directors and management made the strategic decision to cease operations of Chiefton, our apparel line.
●	On December 26, 2019, the Board of Directors and management committed to a plan to cease operations of STOA Wellness, our retail CBD store. We transferred all assets of STOA Wellness to an individual on January 10, 2020, in exchange for the release on the outstanding lease.

We determined the sale and disposal of our security and consumer goods segments represented a strategic shift that had a significant effect on our results of operations and, as a result, we have presented the disposal as held for sale and discontinued operations in our financial statements. Unless noted otherwise, discussion in this prospectus pertains to our continuing operations.

On May 6, 2021, Steven Gutterman resigned as the Company’s Chief Executive Officer and from the Company’s Board of Directors. Mr. Gutterman indicated that he has no disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

Effective May 7, 2021, Adam Hershey, 48, was appointed as the Company’s Interim Chief Executive Officer. Mr. Hershey, a current Board member, will continue to serve on the Board. Mr. Hershey’s compensation pursuant to his Consulting Agreement dated June 3, 2020 remains unchanged. Mr. Hershey will not receive any additional compensation in connection with his new role as Interim Chief Executive Officer. The Board is currently undertaking a search for a permanent Chief Executive Officer.

Mr. Hershey has no family relationships with any other Board member or executive officer of the Company. Mr. Hershey is an investor in the Company. Reference is made to the Company’s Form 8-Ks filed on June 1, 2020 and June 9, 2020 for a more complete description of such investments.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (“CSA”) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession and/or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) describes Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in Colorado with respect to state-regulated cannabis activities in Colorado and other states, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

In light of the conflict between federal laws and state laws regarding cannabis, the administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA. In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “—FinCEN”). The policies of the Obama administration concerning federal law enforcement regarding cannabis, notwithstanding the rescission of the Cole Memo (see below), were continued during the Trump administration and we expect them to be continued during the Biden administration.

Congress previously enacted an omnibus spending bill that included a provision (the “Rohrabacher-Blumenauer Amendment”) prohibiting the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. This provision is renewed annually by Congress and is current through September 30, 2021. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond September 30, 2021, and (iii) the ruling in United States v. McIntosh is only applicable precedent in the Ninth Circuit, which does not include Colorado, the state where we currently primarily operate.

Furthermore, on January 4, 2018, the former U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

In response to the Sessions Memo, U.S. Attorney Bob Troy for the District of Colorado, the state in which our principal business operations are presently located, issued a statement on January 4, 2018, stating that the United States Attorney’s Office in Colorado is already guided by the well-established principles referenced in the Sessions Memo, “focusing in particular on identifying and prosecuting those who create the greatest safety threats to our communities around the state. We will, consistent with the Attorney General’s latest guidance, continue to take this approach in all of our work with our law enforcement partners throughout Colorado.”

It is unclear at this time whether the Sessions Memo will be rescinded by the Biden administration; nor is it clear whether the Biden administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. We currently cultivate, distribute and sell cannabis. We may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change. As of the date of this Report, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. Accordingly, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

Recent legislative proposals have been introduced:

●	SAFE Banking Act. This would protect financial institutions that offer services to state-legal cannabis-related businesses. Originally introduced in 2019, it was recently re-introduced in 2021 by over 100 members of the US House of Representatives.
●	Sensible Enforcement of Cannabis Act. This would protect cannabis businesses and consumers in states where cannabis has been legalized, while continuing the federal cannabis prohibition to remain in place in states where cannabis has not been legalized.
●	Marijuana Revenue and Regulation Act. This would create a nationwide regulatory structure for legalizing cannabis and removing it from the CSA.
●	Marijuana Opportunity, Reinvestment and Expungement Act (MORE Act). This would end the criminalization of cannabis at the federal level by removing it from the list of controlled substances in the CSA, as well as eliminating related criminal penalties.

None of the above proposals have been enacted; and while the Biden administration and Senator Chuck Shumer, the Senate Majority Leader appear to have a more friendly position toward legalization of cannabis generally than the Trump administration, it cannot presently be determined what position the current administration will take on any of these proposals.

The Cole Memo

Because of the discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities, DOJ Deputy Attorney General James M. Cole issued the Cole Memo concerning cannabis enforcement under the CSA.

At the time of its issuance, the Cole Memo reiterated Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo noted that the DOJ was committed to enforcement of the CSA consistent with those determinations. It also noted that the DOJ was committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provided guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the “Enforcement Priorities”) in preventing:

●	the distribution of cannabis to minors;
●	revenue from the sale of cannabis from going to criminal enterprises, gangs, and cartels;
●	the diversion of cannabis from states where it is legal under state law in some form to other states;
●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	violence and the use of firearms in the cultivation and distribution of cannabis;
●	drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;
●	the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and
●	cannabis possession or use on federal property.

Although the Sessions Memo has rescinded the Cole Memo and it is unclear at this time what the ultimate impact of that rescission will have on our business, if any, we intend to continue to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not interfere with any of the Enforcement Priorities set forth in the Cole Memo. It is currently unknown whether the Biden Administration will re-institute the Cole Memo or take additional related action.

FinCEN

FinCEN provided guidance regarding how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

●	bank (except bank credit card systems);
●	broker or dealer in securities;
●	money services business;
●	telegraph company;
●	card club; and
●	a person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo Enforcement Priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports. It is unclear at this time what impact the Sessions Memo will have on customer due diligence by a financial institution.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain and is expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance, and our stockholders may find it difficult to deposit their stock with brokerage firms.

Licensing and Local Regulations

Where applicable, we apply for state licenses or similar approvals that are necessary to conduct our business in compliance with local laws. Our subsidiary, GC Corp., has been registered with the MED as an approved vendor since September 8, 2014. GCS, another subsidiary, has been registered as a MED approved vendor since March 11, 2015.

On May 1, 2020, the MED granted regulatory approval to the Company as a qualified and suitable buyer of licensed cannabis operations in the State. This authorization, known as a Suitability Approval, establishes the Company as one of the first public companies authorized to acquire licensed cultivation, manufacturing and retail operations throughout Colorado.

Local laws at the county and municipal level add an additional layer of complexity to legalized cannabis. Despite a state’s adoption of legislation legalizing cannabis, counties and municipalities within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail, distribution, manufacturing or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments or local voter referendum, and may otherwise be restricted by state laws. For example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There may be similar restrictions imposed on cannabis operators, which will restrict where cannabis operations may be located and the manner and size to which they can grow and operate. Zoning can be subject to change or withdrawal, discretionary approvals may be required for certain uses, and properties can be re-zoned. The zoning of our properties will have a direct impact on our business operations.

Human Capital

We are managed and operated by the Board of Directors and executive officers of General Cannabis Corp. As of June 15, 2021, we had 40 full-time employees. Executing our strategic vision requires that we attract and retain the best talent. The Company must appropriately reward high-performers and offer competitive benefits. The Company offers comprehensive benefits, including medical, dental and vision insurance for employees, their spouses or domestic partners, and their dependents. We also provide retirement programs, life insurance, family assistance, short-term disability and paid vacation and sick time. As a people-first company rooted in values, our purpose of cultivating an inclusive environment means hiring world-class individuals dedicated to fostering a culture that champions diversity, ensures equity, and celebrates inclusion. We provide opportunities for our employees to drive our strategy by creating programs that raise awareness, allowing courageous conversations and a more inclusive culture.

Properties

The Company’s corporate headquarters are located in Denver, Colorado and our cultivation facility is located in Boulder Colorado. Both locations are leased by the Company.

Legal Proceedings

We are engaged in various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to breach of contracts and intellectual property matters resulting from our business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined.

There are no material proceedings known to us to be contemplated by any governmental authority.

There are no material proceedings known to us, pending or contemplated, in which any of our directors, officers or affiliates or any of our principal security holders, or any associate of any of the foregoing, is a party or has an interest adverse to us.

MANAGEMENT, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Below is certain information regarding our directors and executive officers.

The name, age and certain background information regarding our current officers and each member of our Board of Directors is set forth below as of June 15, 2021. There are no family relationships among our directors or executive officers. Directors are generally elected at an annual stockholders’ meeting and hold office until the next annual stockholders’ meeting, or until their successors are duly elected and qualified. Executive officers are appointed by directors and serve at the Board’s discretion.

Name	Age	Positions
Carl J. Williams	69	Chairman of the Board, Director (1, 2*)
Adam Hershey (4)	48	Interim Chief Executive Officer, Director (3*)
J. Barker Dalton	56	Director (3)
Richard Travia	39	Director (1*, 2)
Diane Jones	56	Chief Financial Officer, Principal Financial and Accounting Officer

*	Denotes chair of the applicable committee
(1)	Member of the Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating & Corporate Governance Committee
(4)	On May 7, 2021, Mr. Hershey was appointed Interim Chief Executive Officer

Carl J. Williams was appointed Chairman of the Board on September 11, 2020. Mr. Williams is the Chair of the Compensation Committee and a member of the Audit Committee. Mr. Williams’s career in financial services spans 30 years and includes several high profile industry positions. Mr. Williams served as a director of Planet Payment, Inc. [formerly Nasdaq: PLPM], a company which processes merchant payments internationally, beginning in August 2013 before being elevated in February 2014 to Chairman and CEO, which positions he held until it was sold in 2018 to the Fintrax Group, a leader in payment processing. Before that, from 2004 until 2009, Mr. Williams was President of World Wide Payment Processing for Global Payments [NYSE: GPN], and served as its Advisor to Global Payments on Business Development and International Operations from 2009 to 2013. He also served as Managing Director of Pay Anywhere, LLC from 2012 until 2013. He also served as President of the Merchant Services Division of National

Processing Company, one of the nation’s largest processors of credit card, debit and check transactions. He holds a BA from La Salle University.

Adam Hershey was appointed a director on July 13, 2020 and Interim Chief Executive Officer on May 7, 2021. Mr. Hershey is the Chair of the Corporate Governance and Nominating Committee. Mr. Hershey has over 25 years of investing experience in the public and private markets. He is currently the Founder, Managing Partner and Portfolio Manager of Hershey Strategic Capital, LP, an opportunistic, alternative asset manager focused on active investing in small cap public companies since inception in July 2009 to the present. He invests in both public and private companies, covering multiple industries with a typical investment time frame of three to five years focusing on fundamental, long term absolute returns across the capital structure. He is the Founder and Managing Member of several investment partnerships that focus on providing growth and expansion capital. Mr. Hershey was a Partner and Chief Investment Officer (CIO) at SIAR Capital, LLC, a single family office specializing in undervalued and emerging growth companies based in New York City from September 2007 through June 2016, and remained a consultant through December 2016. At SIAR Capital he invested in public and private companies, as well as third-party alternative asset managers and multiple co-investment transactions. The investment focus was based on a concentrated portfolio of undervalued and emerging companies working closely with management to foster economic value through the development of companies. SIAR Capital broadened its investment mandate to include opportunistic investments across asset classes. Mr. Hershey was also a director of United Energy Corp. from 2008 until his resignation in February 2018. Mr. Hershey graduated from Tulane University A.B. Freeman School of Business with a BSM in 1994.

John Barker Dalton was appointed a Director on September 11, 2020. Mr. Dalton is a member of the Nominating and Corporate Governance Committee. Mr. Dalton is the Founder and has served as Managing Director of Dalton Adventures, LLC (“Dalton Adventures”) since 2010. The assets of Dalton Adventures that constitute the business of SevenFive Farm, a purpose-built cannabis greenhouse facility in Boulder County, Colorado, were acquired by the Company in May 2020 (as described below). Mr. Dalton has over a decade of experience in the cannabis industry. Mr. Dalton created SevenFive Farm after living five years in Costa Rica working in sustainable development. His focus was on site study, master design and material sourcing. Prior to working in Costa Rica, Mr. Dalton co-owned and operated Robb’s Music, an iconic music instrument store in Boulder, Colorado.

Richard Travia was appointed a Director on September 11, 2020. Mr. Travia is the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Travia is an experienced cannabis investor and company builder who founded Wildcat Advisory Group in 2017 and Wildcat Investment Management in 2018. Wildcat Advisory Group is a diversified business and investment consultant that advises small and medium size public and private companies, institutional investors such as family offices, private equity funds and hedge funds, and institutional-quality service providers. Wildcat Investment Management provides investment management services. Prior to launching Wildcat, Mr. Travia co-founded Tradex Global Advisors in 2004 and Tradex Global Advisory Services in 2014. While at Tradex, Mr. Travia served as the COO and Compliance Officer of the firm, Director of Research for the fund of hedge funds business and Head of Risk Management for the single hedge fund business. He holds a BA from Villanova University.

Diane Jones was appointed our Chief Financial Officer and Principal Financial Officer and Principal Accounting Officer on September 13, 2020. Prior to her appointment, since 2015 Ms. Jones owned her own consulting firm, where she provided accounting and finance consulting services to numerous public and private companies. While consulting, Ms. Jones was responsible for her clients’ accounting and valuation for business mergers, acquisitions and divestitures, Securities and Exchange Commission filings, technical accounting and process improvements. Ms. Jones served as Senior Director of Shared Financial Services of Arrow Electronics, Inc. from 2010 to 2013 and as Worldwide Controller of Arrow Electronics Computing Solutions, a division of Arrow Electronics, Inc., from 2008 to 2009, where she was responsible for back office accounting operations, acquisition integration, and oversight of accounting functions. Prior to that, Ms. Jones served as Assistant Corporate Controller of Ball Corporation, a public packaging company, where she was responsible for SEC filings, Sarbanes-Oxley compliance, management reporting and oversight of all accounting functions. Ms. Jones also has eight years of experience as an auditor with big four audit firms as a senior manager, serving both public and private companies. She is a licensed certified public accountant in the state of Colorado and holds a BBA degree in marketing from Texas A&M University and an MBA with an emphasis in accounting from the University of Houston.

Summary Compensation Table for 2020 and 2019

The following table provides certain information regarding compensation awarded to, earned by or paid to each of our named executive officers in the fiscal years ended December 31, 2020 and 2019.

						All
				Stock	Option	Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name & Principal Position	Year	($)	($)	($)	($)(1)	($)	($)
Steve Gutterman (2)	2020	283,969	—	—	269,034	—	553,003
Chief Executive Officer	2019	17,708	—	—	129,053	—	146,762
(Joined December 13, 2019)
Diane Jones	2020	57,692	—	—	9,515	—	67,4207
Chief Financial Officer
(Joined September 13, 2020)
Jessica Bast	2020	164,035	—	—	42,927	—	206,962
Principal Financial and Accounting Officer(3)	2019	134,222	—	—	66,039	—	200,261

(1)	Represents equity-based compensation expense calculated in accordance with the provisions of Accounting Standards Codification Section 718 — Compensation — Stock Compensation, using the Black-Scholes option pricing model as set forth in Notes to our consolidated financial statements in Item 8.
(2)	On May 6, 2021, Mr. Gutterman resigned as Chief executive Officer and as a member of the Board.
(3)	On September 13, 2020, Ms. Bast was appointed Controller of the Company and Diane Jones was appointed as Chief Financial Officer and Principal Financial and Accounting Officer.

Employment Agreements

Steve Gutterman – In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Gutterman dated December 13, 2019. The term of the employment agreement will continue until December 13, 2023 unless terminated earlier as provided in the employment agreement. The employment agreement provides for an annual base salary of $425,000 and Mr. Gutterman is eligible to receive an annual bonus of up to 250% of Mr. Gutterman’s base salary, with the bonus amount dependent on the level of achievement by the Company of certain performance metrics. In light of the uncertainty and adverse economic conditions caused by the COVID-19 pandemic and its potential impact on the business of the Company, Mr. Gutterman agreed to a 50% reduction in his base salary, effective April 29, 2020. Mr. Gutterman entered into an amendment dated April 29, 2020, to his prior employment agreement with the Company dated December 13, 2019, in order to reflect the salary reduction. On September 13, 2020, Mr. Gutterman has agreed not to enter into discussions to adjust his base salary back to its original level until the Company becomes cash flow positive.

In connection with his appointment as Chief Executive Officer, Mr. Gutterman was also granted an option to purchase 1,250,000 shares of Common Stock, with 250,000 of the shares underlying the initial stock options being vested on the date of grant, and with the remaining 1,000,000 of the shares underlying the initial stock options vesting as to one-quarter of the shares on each yearly anniversary of the date of grant. Mr. Gutterman is also entitled to receive an additional option to purchase 50,000 shares of the Common Stock each fiscal quarter beginning on the first fiscal quarter of 2020. The employment agreement provides that if we terminate Mr. Gutterman’s employment at any time without cause (as defined in the employment agreement), Mr. Gutterman will be entitled to receive, subject to his execution of a general release of claims in favor of the Company, an amount equal to 12 months of his then current annual base salary.

Diane Jones – On September 14, 2020, we entered into an employment agreement with Ms. Jones in connection with her appointment as Chief Financial Officer. Pursuant to the employment agreement, Ms. Jones’s employment with the Company will be for a term of four years, provided that her employment may be terminated at any time with or without “Cause”. The agreement provides Ms. Jones with an annual base salary of $200,000, subject to evaluation and adjustment by the Board. Ms. Jones is also eligible to receive an annual bonus payment of up to 50% of her annual base salary, on terms and conditions to be set by the Company. The Company granted Ms. Jones an option to purchase

300,000 shares of the Company’s common stock, with one-quarter of the options vesting on each yearly anniversary of the date of grant, which award is subject to the terms and conditions of the Company’s then effective equity incentive plan. In addition to customary employment benefits that are broadly provided to the Company’s employees, such as participation in any retirement plan, life insurance, group medical and dental, and short-term and long-term disability policies, after three months of employment, Ms. Jones will be entitled to six months of severance in the form of salary continuation payments in the event her employment is terminated without “Cause.”

Stock Incentive Plans

In November 2020, the Board authorized the adoption of and, on November 23, 2020, our stockholders ratified our 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan became effective immediately and will expire on November 23, 2030, unless terminated earlier by the Board of Directors. The 2020 Plan will permit the Board of Directors, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of the Company and its subsidiaries non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of Shares of our Common Stock to be authorized for issuance under the 2020 Plan is 10 million Shares. As of the date of this prospectus, a registration statement on Form S-8 has not been filed. As of June 15, 2021, there were 9,104,500 Shares available to issue under the Incentive Plan.

On October 29, 2014, the Board authorized the adoption of and, on June 26, 2015, our stockholders ratified, our 2014 Equity Incentive Plan for the issuance of 10 million Shares of our Common Stock and, in April 2018, stockholders approved an increase of 5 million Shares of Common Stock that may be granted (the “Incentive Plan”). The Incentive Plan provides for the issuance of up to 15 million Shares of our Common Stock and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants. A registration statement on Form S-8 for the initial 10 million Shares automatically became effective in May 2016, and a registration statement on Form S-8 for the additional 5 million Shares and 900,000 Shares under the Feinsod Agreement automatically became effective in June 2018 (collectively, the “Registration Statements”). The Registration Statements relate to 15,000,000 Shares of our Common Stock, which are issuable pursuant to or, upon exercise of, options that have been granted or may be granted under our Incentive Plan. As of June 15, 2021, there were 5,351,330 Shares available to issue under the Incentive Plan.

Outstanding Equity Awards at 2020 Fiscal Year End

The table below reflects all outstanding equity awards made to any named executive officer that were outstanding at December 31, 2020.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date
Steve Gutterman	April 21, 2020	50,000	—	$0.39	April 21, 2025
	January 21, 2020	50,000	—	0.67	January 21, 2025
	December 13, 2019	500,000	750,000	0.63	December 13, 2024
Diane Jones	September 14, 2020	—	300,000	0.31	September 14, 2027
Jessica Bast	April 21, 2020	—	34,880	0.39	October 2, 2025
	January 21, 2020	—	22,400	0.67	January 21, 2025
	October 2, 2019	23,080	—	0.67	October 2, 2024
	July 29, 2019	25,000	—	0.55	July 29, 2024
	June 4, 2019	30,000	—	0.97	June 4, 2024
	April 24, 2019	18,070	—	1.66	April 24, 2024
	January 21, 2019	16,580	—	2.37	January 21, 2024
	December 23, 2018	2,695	—	1.71	December 23, 2023
	October 12, 2018	5,120	—	3.37	October 12, 2023
	June 27, 2018	6,000	—	3.71	June 27, 2023
	March 30, 2018	7,500	—	2.21	March 30, 2023
	December 21, 2017	5,000	—	4.23	December 21, 2022
	September 11, 2017	25,000	—	1.45	September 11, 2022

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2020 by our Board of Directors for service on the board of directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards	Awards	Total
John Barker Dalton(1)	$—	$—	$—	$—
Adam Hershey(2)	—	—	—	—
Steve Gutterman(3)	—	—	—	—
Carl Williams(1)	—	—	1,921	1,921
Richard Travia(1)	—	—	1,441	1,441
Michael Feinsod(4)	63,583	—	—	63,583
Peter Boockvar(5)	—	—	132,047	132,047
Mark Green(6)	—	—	132,047	132,047
Seth Oster(7)	—	—	115,681	115,681

(1)	Appointed to the Board of Directors on September 11, 2020.
(2)	Appointed to the Board of Directors on July 13, 2020.
(3)	On May 6, 2021, Mr. Gutterman provided his resignation to the Board of Directors.
(4)	On January 7, 2019, Mr. Feinsod was appointed Interim Chief Executive Officer of the Company. On August 5, 2019, Mr. Feinsod was appointed Chief Executive Officer of the Company. On December 16, 2019, Mr. Feinsod resigned as Chief Executive Officer, but remained the Executive Chairman of the Board of Directors. On June 24,

2020, Mr. Feinsod resigned as Executive Chairman. On July 9, 2020, Mr. Feinsod resigned from the Board of Directors.
(5)	On September 11, 2020, Mr. Boockvar provided his resignation to the Board of Directors.
(6)	On September 11, 2020, Mr. Green provided his resignation to the Board of Directors.
(7)	On September 11, 2020, Mr. Oster provided his resignation to the Board of Directors.

Outstanding Director Option Awards

The following options granted as director compensation were outstanding as of December 31, 2020:

Carl Williams —50,000

Richard Travia — 37,500

Peter Boockvar — 2,125,000

Mark Green — 925,000

Seth Oster — 325,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many Shares of our Common Stock were beneficially owned as of June 15, 2021, by (1) each person known by us to be the owner of more than 5% of our outstanding Shares of Common Stock, (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those Shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire Common Stock through the exercise of stock options and warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them. We based our calculation of the percentage owned of 62,266,275 Shares outstanding on June 15, 2021 and added Shares that may be acquired within 60 days to the number of other Shares that the person owns as well as to the number of Shares outstanding. The address of each of the directors and executive officers listed below is c/o General Cannabis Corp, 6565 E. Evans Avenue, Denver, Colorado 80224.

	Common Stock Beneficially Owned
Named Executive Officers and Directors:	Number of Shares	Percentage of Shares
Diane Jones	—	*
Adam Hershey(1)	14,847,732	21%
John Barker Dalton(2)	8,866,260	14%
Carl Williams(3)	35,715	*
Richard Travia(4)	35,715	*
All current directors and executive officers as a group (five persons)	23,785,422	34%

*	Indicates less than 1%.
(1)	Includes warrants to purchase 7,315,722 Shares of Common Stock.
(2)	Includes warrants to purchase 7,143 Shares of Common Stock.
(3)	Includes warrants to purchase 35,715 Shares of Common Stock.
(4)	Includes warrants to purchase 35,715 Shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and holders of more than 5% of capital stock of the Company. All of the transactions set forth below were approved by our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our Audit Committee is responsible for reviewing all related party transactions.

We describe below the transactions and series of similar transactions, since December 31, 2019, to which we were a participant or will be a participant, in which:

●	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and
●	any of the directors, executive officers, holders of more than 5% of capital stock of the Company or any member of their immediate family had or will have a direct or indirect material interest.

Steve Gutterman, our former Chief Executive Officer and one of our directors, agreed to a 50% reduction in his base salary given the uncertainty of the business environment surrounding the COVID-19 pandemic. On September 13, 2020, Mr. Gutterman agreed not to enter into discussions to adjust his base salary or his total compensation back to its original level until the Company becomes cash flow positive.

John Barker Dalton, one of our directors, owns 100% percent of Dalton Adventures, LLC. Dalton Adventures owns 8,859,117 Shares of the Company’s Common Stock, which it acquired in connection with the sale of its assets that constitute the business of SevenFive Farm to the Company, which transaction was finalized on May 25, 2020.

In addition, in conjunction with such acquisition, the Company entered into a lease agreement with Dalton Adventures in which the Company rents greenhouse space in Boulder, Colorado for $33,680 a month, which includes base rent and real estate taxes. The terms of such arrangements with Dalton Adventures were previously disclosed in the Company’s Current Reports on Form 8-K filed on February 24, 2020 and May 29, 2020, and a copy of the Asset Purchase Agreement and Commercial Lease between the Company and Dalton Adventures were attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

On May 29, 2020, we entered into a subscription agreement, as amended, with Hershey Strategic Capital, LP and Shore Ventures III, LP (collectively the “Hershey Investor”) with respect to the sale of Shares of Common Stock and warrants to purchase Common Stock. Adam Hershey is the managing partner of each such entity. During the year ended December 31, 2020, we sold $3,000,000 of securities to the Hershey Investor, representing 7,532,010 Shares of Common Stock and warrants to purchase 5,649,007 Shares of Common Stock with an exercise price of $0.5565 per share. In accordance with the terms of the subscription agreement, we issued an additional 1,631,000 warrants in December 2020 to purchase Common Stock with an exercise price of $0.4917 to the Hershey Investor.

In addition, on June 3, 2020, the Company entered into a consulting agreement with Mr. Hershey pursuant to which he would act as a strategic consultant for the Company, including providing assistance with the sourcing and evaluation of M&A deals, strategic capital and strategic partnerships or joint ventures. Mr. Hershey is paid an initial monthly rate of $8,333 for the services, subject to certain adjustments described therein.

On December 23, 2020, all five board members of the Company purchased 10% senior convertible promissory notes (“10% Notes”) from the Company for an aggregate amount of $340,000. In connection with the issuance of the 10% Notes, the noteholders received warrants (the “10% Warrants”) to purchase Shares of our Common Stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 121,431 Shares of our Common Stock. The 10% Notes will bear interest at an annual rate of 10% and will mature on December 23, 2023. The noteholders have the option at any time to convert up to 50% of the outstanding unpaid principal and accrued interest.

Director Independence

Our Board of Directors has determined that Messrs. Williams and Travia are independent under the OTCQB listing standards and the applicable rules promulgated by the SEC. Applying these same rules, our Board has determined that all members of the Audit Committee and the Compensation Committee are independent.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital consists of 200 million Shares of Common Stock, par value $0.001 per share, and 5 million Shares of preferred stock, no par value. As of June 15, 2021, we had outstanding 62,266,275 Shares of Common Stock and no Shares of preferred stock.

Common Stock

Holders of Shares of Common Stock have the right to cast one vote for each share of Common Stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of Common Stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding Shares of our Common Stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding Shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Colorado Business Corporations Act does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of Shares of our Common Stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our Common Stock. All outstanding Shares of Common Stock sold in the offering are, or when issued pursuant to the terms of any convertible securities or warrants will be, fully paid and non-assessable.

Preferred Stock

There are no Shares of preferred stock outstanding.

Warrants Outstanding

April 2021 10% Offering

On April 20, 2021, the Company completed an offering with accredited investors, pursuant to which the Company entered into a Securities Purchase Agreement and issued and sold convertible notes (the “April 10% Notes”) with an aggregate principal amount of $2.3 million to such Investors (“April 10% Offering”). The April 10% Notes are part of an over-allotment approved by the existing noteholders in connection with the original convertible note offering (and previous over-allotment) of $4.6 million consummated on December 23, 2020 and February 8, 2021 (“Original Offering”), as reported on Current Reports on Form 8-K filed on December 30, 2020 (“December Form 8-K”) and February 10, 2021. Total proceeds and outstanding as of June 15, 2021 from the April 10% Offering together with the Original Offering is an aggregate of $6.9 million.

In connection with the April 10% Offering, each holder received warrants (the “April 10% Warrants”) to purchase shares of the Company’s Common Stock equal to 20% coverage of the aggregate principal amount at $0.56 per share, except that the warrant coverage to one investor acting as lead investor in the April 10% Offering received approximately 35.5% of the aggregate principal amount invested. In the aggregate, this equals 1,275,660 Shares of our Common Stock.

The April 10% Notes bear interest at an annual rate of 10% and will mature on April 20, 2024. The investors have the option to convert up to 50% of the outstanding unpaid principal and accrued interest of the April 10% Notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The April 10% Warrants are exercisable at an exercise price of $0.56 per Warrant, subject to adjustment as provided in the April 10% Warrant agreement, at any time prior to the earlier of the Maturity Date and an Acquisition (as defined in the April 10% Warrant agreement).

December 2020 10% Offering

In December 2020, we entered into a Securities Purchase Agreement with certain accredited investors (the “10% Investors”), pursuant to which we issued and sold senior convertible promissory notes (the “10% Notes”) with an aggregate principal amount of $2,940,000 in exchange for payment to us by certain 10% Investors of an aggregate amount of $1,940,000 in cash, as well as cancellation of outstanding indebtedness of the 15% Notes (defined below) in the aggregate amount of $1,000,000. In connection with the issuance of the 10% Notes, the holders of the 10% notes received warrants (the “10% Warrants”) to purchase Shares of our Common Stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 1,050,011 Shares of our Common Stock. The 10% Notes will bear interest at an annual rate of 10% and will mature on December 23, 2023. The 10% Investors have the option at any time to convert up to 50% of the outstanding unpaid principal and accrued interest of the Notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The 10% Warrants are exercisable at an exercise price of $0.56 per 10% Warrant.

On February 8, 2021, the Company, entered into a Securities Purchase Agreement with an accredited investor, pursuant to which the Company issued and sold convertible notes with an aggregate principal amount of $1,660,000 to such investor. The notes are part of an over-allotment option exercised by the Company in connection with the convertible note offering consummated on December 23, 2020 and reported on a Current Report on Form 8-K filed on December 30, 2020. In connection with the issuance of the notes, the holder received warrants to purchase Shares of the Company’s Common Stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 592,858 Shares of the Company’s Common Stock with a par value $0.001 per share. The notes will bear interest at an annual rate of 10% and will mature on February 8, 2024. The investor has the option to convert up to 50% of the outstanding unpaid principal and accrued interest of the notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The warrants are exercisable at an exercise price of $0.56 per warrant, subject to adjustment as provided in the warrants, at any time prior to the earlier of the maturity date and an acquisition (as defined in the warrants).

May 2020 Capital Raise

On May 29, 2020, we entered into a subscription agreement, as amended with Hershey Strategic Capital, LP and Shore Ventures III, LP with respect to the sale of shares of common stock and warrants to purchase common stock (collectively, the “securities”). The sales of the securities to the Hershey Investor consists of a minimum of $2,185,000 of securities and a maximum of $3,000,000 of securities, as described further below. The purchase price of the securities at each closing is as follows: (i) the purchase price of each share of common stock is $0.3983 per share, and (ii) for each one dollar invested by the Hershey Investor, the Hershey Investor receives a warrant to purchase a number of shares of common stock equal to 75% of the number of shares of common stock purchased by the Hershey Investor at an exercise price per share equal to $0.5565. The warrants have a term of five years. During the year ended December 31, 2020, we sold $3,000,000 of securities to the Hershey Investor, representing 7,532,010 shares of common stock and warrants to purchase 5,649,007 shares of common stock at an exercise price of $0.5565 per share. The warrants were recorded as equity and equity issuance costs in the amount of $2,173,074. Notwithstanding the foregoing, the Hershey Subscription Agreement provides that the Hershey Investor’s investment shall not exceed 20% or more of the common stock (or securities convertible into or exercisable for common stock) or the voting power of the Company on a post-transaction basis.

The Hershey Subscription Agreement also provides the Hershey Investor with certain participation rights in future financings of the Company until the one-year anniversary of the second closing. The Hershey Subscription Agreement further provides that the Company shall, during a negotiation period ending October 4, 2020, endeavor to cause the existing holders of the promissory notes of the Company having an outstanding balance in the amount of approximately $2,331,000 as of June 1, 2020 that are due on or about January 31, 2021, to extend the maturity date of such notes to a date that is not earlier than January 31, 2022. As of October 4, 2020, $600,000 of the $2,331,000 outstanding notes have extended the maturity date. If, at the end of the negotiation period per the contract, all of the existing notes have not been amended to extend the maturity dates thereof, then the Company shall issue to the Hershey Investor additional warrants to purchase shares of common stock. Any such additional warrants will be for a number of shares of common stock based on the dollar amount of the outstanding balance of the existing notes that were not extended, with each one dollar of existing notes that were not extended representing one share subject to such additional warrant. The exercise price of any such additional warrants will be equal to 100% of the 30-day volume weighted average price of the Company’s common stock on the last day of the negotiation period, provided that such exercise price shall not be lower than $0.45 per share nor higher than $0.56 per share. The Hershey Investor extended the negotiation period to December 11, 2020. As of December 11, 2020, no existing holders had extended their promissory notes, therefore, we issued the Hershey Investor additional warrants in accordance with the agreement. On December 14, 2020 we issued an additional 1,631,000 warrants to purchase common stock at an exercise price of $0.4917 to the Hershey Investor. These warrants expire on December 11, 2025. The shares of our common stock issuable under the 2020 Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

December 2019 15% Notes

In December 2019, we completed a private placement with certain accredited investors pursuant to an unsecured promissory note (the “15% Notes”) with an aggregate principal amount of $300,000. In February and March 2020, we completed private placements with certain accredited investors, including some holders of our 2019 12% Notes (as defined below), of 15% Notes with an aggregate principal amount of $2,031,000 in exchange for $525,000 of new funding and the cancellation of $1,506,000 aggregate principal amount of the 2019 12% Notes. The 15% Notes have an annual interest rate of 15% and mature on January 31, 2021. $1.0 million of the 15% Notes were exchanged for the 10% Notes (see above), $2.1 million was paid in full in December 2020 and the remaining $200,000 was paid in full in the first quarter 2021. The 15% Notes provide that they shall be repaid in full out of the proceeds of any new debt or equity capital raise with net proceeds of more than $5,000,000. In connection with the issuance of the 15% Notes, each holder of 15% Notes received three warrants (i.e., a 2020 A Warrant, a 2020 B Warrant and a 2020 C Warrant) to acquire shares of common stock at an exercise price equal to $0.45 per share, with the number of shares subject to each warrant equal to one share for each $1.00 of principal amount of 15% Notes issued to the noteholder. The 2020 A Warrants have an expiration date of December 31, 2020, the 2020 B Warrants have an expiration date of December 31, 2021, and the 2020 C Warrants have an expiration date of December 31, 2022 (collectively, the “15% Warrants”). By way of example, if an investor was issued a 15% Note with a principal amount of $250,000, such noteholder would receive a 2020 A Warrant to purchase 250,000 shares of common stock, a 2020 B Warrant to purchase 250,000 shares of common stock and a 2020 C Warrant to purchase 250,000 shares of common stock. Accordingly, as of March 31, 2020, the Company has issued 15% Warrants to purchase a total of 6,993,000 shares of common stock to the holders of 15% Notes. In December 2020, the warrant holders exercised 1,131,000 of the 2020 A Warrants into 282,213 shares of our common stock through cashless exercise. As of the date of this prospectus, 5,862,000 warrants remained outstanding. The shares of our common stock issuable under the 15% Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

May 2019 Capital Raise

On May 31, 2019 we received gross proceeds of $3 million by issuing three million shares of our common stock and three million warrants to purchase shares of our common stock in a registered direct offering for $1.00 per 2019 Unit. The 2019 Warrants had an exercise price of $1.30 per share at issuance and are exercisable for five years from the date of issuance. The number of shares issuable pursuant to the warrants granted under the 2019 Warrants, as well as the exercise price of those warrants, is subject to adjustment as a result of certain future equity issuances of securities by the Company at a price below the then-effective exercise price of the 2019 Warrants. As a result of such subsequent issuances of securities by the Company during the fourth quarter of 2019, the exercise price of the 2019 Warrants had decreased to $0.45 per share and the number of shares subject to the 2019 Warrants had increased to 8,666,666 shares of common stock as of December 31, 2019. In May 2020, we issued securities at a price lower than the $0.45 per share above. As a result, the exercise price of the 2019 Warrants decreased to $0.40 per share and the number of shares subject to the 2019 Warrants increased to 9,591,614 shares of common stock. As of the date of this prospectus, there are 322,807 warrants remaining. The shares of our common stock issuable under the 2019 Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

Non-Employee Options

On February 17, 2020, in connection with the extension of the SBI Note, we granted 25,000 fully-vested options with an exercise price of $0.68 per share. On November 1, 2019, for consulting services we granted fully-vested options to a company to purchase up to 50,000 shares of our common stock at an exercise price of $0.68 per share, with a term of two years.

Trading Information

Our shares of Common Stock are currently quoted in the over-the-counter market on the OTCQB under the symbol “CANN”.

Transfer Agent

The transfer agent and registrar for our Common Stock and preferred stock is Equiniti Trust Company, 3200 Cherry Creek S Dr. #430 Denver, CO 80209.

SHARES AVAILABLE FOR FUTURE SALE

As of June 15 2021, we had 62,266,275 shares of Common Stock outstanding, not including shares issuable upon the exercise of outstanding warrants, stock options and other convertible securities. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our Common Stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 16,391,127 shares are beneficially owned by executive officers, directors and affiliates of the Company. The remaining 45,875,148 shares constitute our public float which, based on the last sale price of our Common Stock reported on the OTC Bulletin Board on June 15, 2021, equaled approximately $31,424,476.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our Common Stock for at least six (6) months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding, which equaled 622,663 shares as of June 15, 2021, or $426,524.

●	the average weekly trading volume of our Common Stock, assuming our shares are then traded on a national securities exchange, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Fox Rothschild LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended included in this prospectus and in the registration statement for which this prospectus forms a part, have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC to register resale of shares of our Common Stock being offered by this prospectus. For further information with respect to us and our Common Stock, please see the registration statement on Form S-1 and the exhibits thereto. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

GENERAL CANNABIS CORP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Financial Statements for the Three Months Ended March 31, 2021

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021
	(Unaudited)	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$840,092	$750,218
Accounts receivable, net of allowance of $54,000 and $27,000 as of March 31, 2021 and December 31, 2020, respectively	299,884	327,790
Notes receivable, net of allowance of $41,608 and $125,000 as of March 31, 2021 and December 31, 2020, respectively	260,000	350,000
Inventories, net	419,825	371,799
Prepaid expenses and other current assets	376,910	744,396
Assets of discontinued operations	5,401	5,551
Total current assets	2,202,112	2,549,754

Right-of-use operating lease asset	1,826,523	1,836,455
Property and equipment, net	666,306	455,222
Investment, held for sale	—	208,761
Intangible assets, net	912,500	984,375
Goodwill	2,484,200	2,484,200
Total assets	$8,091,641	$8,518,767

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$733,065	$1,513,761
Interest payable	106,141	16,790
Customer deposits	75,906	517,931
Operating lease liability, current	373,581	370,800
Accrued stock payable	60,900	94,861
Warrant derivative liability	236,995	561,368
Liabilities of discontinued operations	53,128	54,641
Total current liabilities	1,639,716	3,130,152

Operating lease liability, non-current	1,497,316	1,499,280
Long-term notes payable	3,276,285	2,598,965
Related party long-term notes payable (net of discount)	293,750	289,579
Total liabilities	6,707,067	7,517,976
Commitments and contingencies (Note 9)	—	—

Stockholders’ equity
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 shares authorized; 62,146,515 shares and 60,813,673 shares issued and outstanding on March 31, 2021 and December 31, 2020, respectively	62,144	60,813
Additional paid-in capital	78,632,934	75,891,414
Accumulated deficit	(77,310,504)	(74,951,436)
Total stockholders’ equity	1,384,574	1,000,791
Total liabilities & stockholders’ equity	$8,091,641	$8,518,767

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2021	2020
Revenue
Service	$423,749	$308,386
Cultivation sales	649,333	—
Product sales	560,436	1,339,073
Interest	14,472	16,729
Total revenue	1,647,990	1,664,188

Costs and expenses
Cost of sales	1,396,097	1,423,980
Selling, general and administrative	750,577	1,039,934
Stock-based compensation expense	103,932	572,574
Professional fees	262,914	597,036
Depreciation and amortization	121,941	31,913
Total costs and expenses	2,635,461	3,665,437

Operating loss	(987,471)	(2,001,249)

Other expenses (income)
Amortization of debt discount and equity issuance costs	68,330	66,321
Interest expense	103,056	171,048
Loss on extinguishment of debt	—	1,137,428
Loss (gain) on derivative liability	1,198,744	(1,375,620)
Other expense (income), net	1,467	(139,105)
Total other expenses, net	1,371,597	(139,928)

Net loss from continuing operations before income taxes	(2,359,068)	(1,861,321)

Loss from discontinued operations	—	(152,858)
Loss from operations before income taxes	(2,359,068)	(2,014,179)

Provision for income taxes	—	—
Net loss	$(2,359,068)	$(2,014,179)

Per share data - basic and diluted
Net loss from continuing operations per share	$(0.04)	$(0.05)
Net loss from discontinued operations per share	$—	$—
Net loss attributable to common stockholders per share	$(0.04)	$(0.05)
Weighted average number of common shares outstanding	61,563,379	39,694,890

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(2,359,068)	$(2,014,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and equity issuance costs	68,330	66,321
Depreciation and amortization	121,941	34,087
Amortization of loan origination fees	—	(2,487)
Loss on extinguishment of debt	—	1,137,428
Non-cash lease expense	103,450	—
Bad debt expense	(39,463)	51,572
Loss on disposal of property and equipment	2,964	—
Loss (gain) on warrant derivative liability	1,198,744	(1,375,620)
Stock-based compensation	103,932	572,574
Loss on discontinued operations	—	5,183
Gain on sale of building	—	(139,105)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	157,369	204,502
Prepaid expenses and other assets	367,486	(261,778)
Inventories	(48,026)	—
Accounts payable and accrued liabilities	(1,034,883)	238,674
Operating lease liabilities	(92,701)	—
Net cash used in operating activities:	(1,449,925)	(1,482,828)

Cash flows from investing activities
Purchases of property and equipment	(264,114)	(3,011)
Proceeds from sale of investment	208,761	—
Proceeds from sale of building	—	1,421,134
Net cash (used in) provided by investing activities	(55,353)	1,418,123

Cash flows from financing activities
Proceeds from sale of common stock and warrants	—	90,000
Proceeds from exercise of stock options	135,002	—
Proceeds from notes payable	1,660,000	1,500,000
Payments on notes payable	(200,000)	(975,000)
Net cash provided by financing activities	1,595,002	615,000

Net increase in cash and cash equivalents	89,724	550,295
Cash and cash equivalents, beginning of period	755,769	224,994
Cash and cash equivalents, end of period	$845,493	$775,289

Supplemental schedule of cash flow information
Cash paid for interest	$13,705	$173,067

Non-cash investing and financing activities
Cashless warrant exercises	$1,557,078	$—
Beneficial conversion feature	417,539	233,500
10% Warrants recorded as a debt discount and additional paid-in capital	429,300	—
Issuance of common stock to a consultant	100,000	—
15% Warrants recorded as a loss on extinguishment of debt and additional paid-in capital	—	668,336
Debt converted to equity	—	250,000
15% Warrants recorded as a debt discount and additional paid-in capital	—	167,163
Issuance of common stock to an employee	—	100,000

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES

IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
January 1, 2021	60,813,673	$60,813	$75,891,414	$(74,951,436)	$1,000,791
Common stock issued to a consultant	112,359	112	99,888	—	100,000
Common stock issued upon exercise of stock options	213,860	214	134,788	—	135,002
Warrants issued with 10% Notes	—	—	429,300	—	429,300
Beneficial conversion feature	—	—	417,539	—	417,539
Cashless exercise of warrants	1,006,623	1,005	1,556,073	—	1,557,078
Stock options granted to employees and consultants	—	—	103,932	—	103,932
Net loss	—	—	—	(2,359,068)	(2,359,068)
March 31, 2021	62,146,515	$62,144	$78,632,934	$(77,310,504)	$1,384,574

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
January 1, 2020	39,497,480	$39,498	$61,468,034	$(67,271,744)	$(5,764,212)
Warrants issued with the 15% Notes	—	—	835,499	—	835,499
Common stock issued upon exercise of warrants	200,000	200	172,041	—	172,241
Common stock issued to an employee for services	42,735	43	99,957	—	100,000
Common stock issued upon conversion of debt	541,666	541	249,459	—	250,000
Expense in relation to beneficial conversion feature	—	—	233,500	—	233,500
Stock options granted to employees and consultants	—	—	492,331	—	492,331
Net loss	—	—	—	(2,014,179)	(2,014,179)
March 31, 2020	40,281,881	$40,282	$63,550,821	$(69,285,923)	$(5,694,820)

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.  NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corp, a Colorado Corporation (the “Company,” “we,” “us,” or “our,”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides services and products to the regulated cannabis industry. We currently trade on the OTCQB® Market under the trading symbol CANN. As of March 31, 2021, our operations are segregated into the following two segments:

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. During the three months ended March 31, 2021 and 2020, 69% and 73% of NBC’s revenue was with three customers, respectively.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include building materials, equipment, consumables and compliance packaging. There are generally multiple suppliers for the products we sell; however, there are a limited number of manufacturers of certain high-tech cultivation equipment. NBC also provides operational support for our internal cultivation.

Cultivation (“Cultivation Segment”)

Through our acquisition of SevenFive Farm ("SevenFive") in May 2020, we operate a 17,000 square foot licensed light deprivation greenhouse cultivation facility.

During the three months ended March 31, 2021, 18% of SevenFive’s revenue was with one customer.

Basis of Presentation

The accompanying condensed consolidated financial statements include all accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements have been prepared following the requirements of the Securities and Exchange Commission for interim reporting. As permitted under those rules, certain footnotes and other financial information that are normally required by accounting principles generally accepted in the United States of America ("U.S. GAAP") can be condensed or omitted. The condensed consolidated balance sheet for the year ended December 31, 2020 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. The information included in this quarterly report on Form 10-Q should be read in conjunction with the consolidated financial statements and notes thereto of the Company for the year ended December 31, 2020 which were included in the annual report on Form 10-K filed by the Company on April 1, 2021.

In the opinion of management, these condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and notes thereto of the Company and include all adjustments, consisting only of normal recurring adjustments, considered necessary for the fair presentation of the Company's financial position and operating results. The results for the three months ended March 31, 2021 are not necessarily indicative of the operating results for the year ending December 31, 2021, or any other interim or future periods. Since the date of the Annual Report, there have been no material changes to the Company’s significant accounting policies.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result. In particular, the COVID-19 pandemic has adversely impacted and is likely to further adversely impact the Company's business and markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company's business, results of operations and financial condition, including revenues, expenses, reserves and allowances, fair value measurements and asset impairment charges, will depend on future developments that are highly uncertain and difficult to predict. These developments include, but are not limited to, the duration and spread of the pandemic, its severity in our markets and elsewhere, governmental actions to contain the spread of the pandemic and respond to the reduction in global economic activity, and how quickly and to what extent normal economic and operating conditions can resume.

Discontinued Operations

On December 26, 2019, the board of directors and management made the strategic decision to discontinue the operations for both the Security Segment and the Consumer Goods Segment. The assets and liabilities classified as discontinued operations for the Security Segment and Consumer Goods Segment are presented separately in the balance sheet and the operating results. The cash flows related to discontinued operations have not been segregated and are included in the consolidated statements of cash flows. As of March 31, 2021, and December 31, 2020, there are $5,401 and $5,551 of cash and cash equivalents included in asset of discontinued operations on the balance sheet.

On January 1, 2021 we discontinued our investments segment. As this is not a materially significant segment, we have not shown the effects of the discontinued segment in the financial statements.

Going Concern

The Company incurred net losses of $2.4 million and $2.0 million in three months ended March 31, 2021 and 2020, respectively, and had an accumulated deficit of $77.3 million as of March 31, 2021. The Company had cash, cash equivalents, and short-term and long-term investments of $0.8 million and $1.0 million as of March 31, 2021 and December 31, 2020, respectively.

The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities and commitments in the ordinary course of business. The Company has incurred recurring losses and negative cash flows from operations since inception and has primarily funded its operations with proceeds from the issuance of convertible debt. The Company expects its operating losses to continue into the foreseeable future as it continues to execute its acquisition and growth strategy.

The Company believes that its cash, cash equivalents, and short-term investments as of March 31, 2021 will be sufficient to fund its operating expenses and capital expenditure requirements for at least twelve months from the date of filing this Quarterly Report on Form 10-Q due to the receipt of an additional $2.3 million of cash in April 2021 from the issuance of a convertible note offering and the pending acquisition of three dispensaries (See Note 13 for further information). The Company may need additional funding to support its planned investing activities. If the Company is unable to obtain additional funding, it would be forced to delay, reduce or eliminate some or all of its acquisition efforts, which could adversely affect its business prospects.

Summary of Significant Accounting Policies

See our Annual Report on Form 10-K for the year ended December 31, 2020, for discussion of the Company's significant accounting policies.

Recently Issued Accounting Standards

FASB ASU 2020-06 – “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”- In June 2020, the Financial Accounting Standards Board (“FASB”) issued guidance which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Accounting Standards Updates (“ASU”) also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2021, although early adoption is permitted. We are in the process of evaluating the impact of this new guidance on our consolidated financial statements.

FASB ASU 2019-12 – “Income Taxes (Topic 740)” – In December 2019, the FASB issued guidance which simplifies certain aspects of accounting for income taxes. The guidance is effective for interim and annual reporting periods beginning after December 15, 2020, and early adoption is permitted. We adopted this ASU in the first quarter of 2021. This ASU did not have a material effect on our condensed consolidated financial statements.

NOTE 2. BUSINESS ACQUISITION

On May 13, 2020, we received approval of the transaction and transfer of the Dalton Adventures, LLC (“Seller”) license from the Colorado Marijuana Enforcement Division. On May 25, 2020, we finalized the acquisition, pursuant to which we acquired the assets of the Seller that constitute the business of SevenFive Farm, a cultivation facility in Boulder, Colorado, whereby we acquired fixed assets, inventory, a cultivation license and the tradename. The purchase price paid by the Company to the Seller was 8,859,117 shares of common stock. The shares issued have not been registered and are restricted shares under applicable U.S. federal and state securities laws and their resale may be made only pursuant to registration under the Securities Act or an available exemption from registration. The closing price of General Cannabis Corp’s common stock on May 13, 2020, the date of license transfer, was $0.38 per share, as such, fair value of consideration is $3,808,951. The purchase agreement had a provision whereby the Seller may require us to repurchase in cash 25% of the shares issued to the owner of Dalton Adventures, LLC at a repurchase price equal to the same volume weighted average price used to determine the number of shares issued to the owner of Dalton Adventures, LLC at closing. As a result, we recorded a liability using Black-Scholes in the amount of $442,487 and reduced additional paid-in capital. In December 2020, the Seller waived his right to this provision in the purchase agreement and no longer has the possibility of the buyback of the shares. Therefore, no stock put liability is recorded as of December 31, 2020 and the liability was reversed into equity. As March 31, 2021, we have completed the allocation of the purchase price. As of March 31, 2021, the condensed consolidated balance sheet includes an allocation of fixed assets, inventory, intangible assets and goodwill.

The purchase price allocation is as follows:

Inventories	$185,261
Fixed assets	89,490
Customer relationships	50,000
Tradename	1,000,000
Goodwill	2,484,200
$3,808,951

The accompanying condensed consolidated financial statements include the results of SevenFive from the date of acquisition for financial reporting purposes, May 13, 2020. The pro forma effects of the acquisition on the results of operations as if the transaction had been completed on January 1, 2020, are as follows:

	Three months ended
	March 31,
	2021	2020
Total revenues	$1,647,990	$2,312,231
Net loss attributable to common stockholders	$(2,359,068)	$(1,814,318)
Net loss per common share:	$(0.04)	$(0.04)
Weighted average number of basic and diluted common shares outstanding	61,563,379	48,554,007

The unaudited proforma results of operations are presented for information purposes only. The unaudited pro-forma results are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2020, or to project potential operating results as of any future date or for any future periods.

NOTE 3. CUSTOMER DEPOSITS

Our deferred revenue and customer deposit liability had the following activity:

Amount
Balance as of December 31, 2020	$517,931
Additional deposits received	321,772
Less: Deposits recognized as revenue	(763,797)
Balance as of March 31, 2021	$75,906

NOTE 4. INVENTORIES, NET

Our inventories consisted of the following:

	March 31,	December 31,
	2021	2020
Work-in-progress and finished goods	419,825	371,799
Less: Inventory reserves	—	—
Total inventories	$419,825	$371,799

NOTE 5. LEASES

On May 13, 2020, we entered into a commercial real estate lease with a related party (see Note 11) for 17,000 square feet of greenhouse space in Boulder, CO, with an initial term of five years and, at our option, two additional terms of five years each. Rent is $30,900 per month with 1.5% annual escalations. We also pay our portion of real estate taxes. In December 2020, we amended the lease to include a 3% rent escalation in 2021 and 2022. No other changes to the lease were made. We accounted for the amendment as a lease modification and remeasured the lease with an incremental borrowing rate of 20% which resulted in an increase of $246,250 to the right-of-use operating lease asset and lease liability from the initial lease valued on May 13, 2020 using an incremental borrowing rate of 22.8%. We determined the present value of the future lease payments using a discount rate of 20% over a 15 year term, our incremental borrowing rate based on outstanding debt, resulting in a right-of-use asset and lease liability of $1,877,423 which are being applied ratably over the term of the lease. As of March 31, 2021, the balance of the right-of-use asset and lease liability was $1,826,523 and $1,870,897, respectively. Future remaining minimum lease payments were as follows:

Year ending December 31,	Amount
2021 (remaining nine months)	$278,100
2022	381,924
2023	387,653
2024	393,468
2025	399,370
Thereafter	4,048,779
Total	5,889,294
Less: Present value adjustment	(4,018,397)
Operating lease liability	$1,870,897

NOTE 6. ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable:

		Number of
	Amount	Shares
Balance as of December 31, 2020	$94,861	359,415
Stock issued	(33,961)	(259,415)
Balance as of March 31, 2021	$60,900	100,000

In December 2020, several warrant holders exercised their 2020 A warrants through cashless exercises and we issued 282,213 shares of common stock. 259,415 of those shares issued had not been transferred to the warrant holders as of December 31, 2020 and were included in accrued stock. During January 2021 all shares were issued. See Note 7 for further details of the cashless exercises.

NOTE 7.   NOTES PAYABLE

Our notes payable consisted of the following:

	March 31,	December 31,
	2021	2020
2020 10% Notes	$4,260,000	$2,600,000
2019 15% Notes	—	200,000
Related party note payable	340,000	340,000
Unamortized debt discount	(1,029,965)	(251,456)
	3,570,035	2,888,544
Less: Current portion	—	—
Long-term portion	$3,570,035	$2,888,544

10% Notes

In December 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement’) with certain accredited investors (the “10% Investors”), pursuant to which we issued and sold senior convertible promissory notes (the “10% Notes”) with an aggregate principal amount of $2,940,000 in exchange for payment to us by certain 10% Investors of an aggregate amount of $1,940,000 in cash, as well as cancellation of outstanding indebtedness of the 15% Notes (defined below) in the aggregate amount of $1,000,000. In connection with the issuance of the 10% Notes, the holders of the 10% Notes received warrants (the “10% Warrants”) to purchase shares of our common stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 1,050,011 shares of our common stock. The 10% Notes bear interest at an annual rate of 10% and will mature on December 23, 2023. The 10%

Investors have the option at any time to convert up to 50% of the outstanding unpaid principal and accrued interest of the 10% Notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The 10% Warrants are exercisable at an exercise price of $0.56 per warrant.

The relative fair value of the new funding on the 10% Warrants was recorded as a debt discount and additional paid-in capital of $254,400.  The relative fair value of the cancellation of the outstanding indebtedness was recorded as an extinguishment of debt and additional paid-in capital of $131,000.  For the three months ended March 31, 2021 and 2020, amortization of debt discount expense was $21,393 and $0, respectively, from the 10% Notes issued in December 2020.  We determined there was no beneficial conversion feature on the 10% Notes issued in December 2020. The 10% Notes are treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 10% Warrants as of December 23, 2020, were:

Current stock price	$0.53
Exercise price	$0.56
Risk-free interest rate	0.38%
Expected dividend yield	—
Expected term (in years)	5.0
Expected volatility	115%

On February 8, 2021, we entered into a Securities Purchase Agreement with an accredited a 10% Investor, pursuant to which we issued and sold 10% Notes with an aggregate principal amount of $1,660,000 to such 10 % Investor.  The 10% Notes are part of an over-allotment option exercised by us in connection with the convertible note offering consummated on December 23, 2020, as discussed above. In connection with the issuance of the 10% Notes, the holder received warrants to purchase shares of our common stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 592,858 shares of our common stock with a par value $0.001 per share. The 10% Notes bear interest at an annual rate of 10% and will mature on February 8, 2024.  The 10% Investor has the option to convert up to 50% of the outstanding unpaid principal and accrued interest of the 10% Notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The 10% Warrants are exercisable at an exercise price of $0.56 per warrant.

The relative fair value of the new funding on the 10% Warrants was recorded as a debt discount and additional paid-in capital of $429,300. We determined that this 10% Note had a beneficial conversion feature and is calculated at its intrinsic value (that is, the difference between the effective conversion price of $0.66 at the date of the note issuance and the fair value of the common stock into which the debt is convertible at the commitment date, per share being $0.90, multiplied by the number of shares into which the debt is convertible).  The valuation of the beneficial conversion feature recorded cannot be greater than the face value of the note issued.  We recorded $417,539 as additional paid in capital and a debt discount and included in our consolidated statement of operations. For the three months ended March 31, 2021 and 2020, amortization of debt discount expense was $28,531 and $0, respectively, from the 10% Notes issued in February 2021. The 10% Notes are treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 10% Warrants as of February 8, 2021, were:

Current stock price	$1.12
Exercise price	$0.56
Risk-free interest rate	0.48%
Expected dividend yield	—
Expected term (in years)	5.0
Expected volatility	118%

15% Notes

In December 2019, we completed a private placement with certain accredited investors pursuant to an unsecured promissory note (the “15% Notes”) with an aggregate principal amount of $300,000.  In February and March 2020, we completed private placements with certain accredited investors, including some holders of our 2019 12% Notes (as defined below), of 15% Notes with an aggregate principal amount of $2,031,000 in exchange for $525,000 of new funding and the cancellation of $1,506,000 aggregate principal amount of the 2019 12% Notes.  The 15% Notes have an annual interest rate of 15% and matured on January 31, 2021. $1.0 million of the 15% Notes were exchanged for the 10% Notes (see above), $2.1 million was paid in full in December 2020 and the remaining $200,000 was paid in full in the three months ended March 31, 2021. The 15% Notes provide that they shall be repaid in full out of the proceeds of any new debt or equity capital raise with net proceeds of more than $5,000,000.  In connection with the issuance of the 15% Notes, each holder of 15% Notes received three warrants (i.e., a 2020 A Warrant, a 2020 B Warrant and a 2020 C Warrant) to acquire shares of common stock at an exercise price equal to $0.45 per share, with the number of shares subject to each warrant equal to one share for each $1.00 of principal amount of 15% Notes issued to the noteholder.  The 2020 A Warrants had an expiration date of December 31, 2020, the 2020 B Warrants have an expiration date of December 31, 2021, and the 2020 C Warrants have an expiration date of December 31, 2022 (collectively, the “15% Warrants”).  By way of example, if an investor was issued a 15% Note with a principal amount of $250,000, such noteholder would receive a 2020 A Warrant to purchase 250,000 shares of common stock, a 2020 B Warrant to purchase 250,000 shares of common stock and a 2020 C Warrant to purchase 250,000 shares of common stock.  Accordingly, as of March 31, 2020, the Company has issued 15% Warrants to purchase a total of 6,993,000 shares of common stock to the holders of 15% Notes. The exercise price of these warrants is subject to adjustment as a result of certain future equity issuances of securities by the Company at a price below the then-effective exercise price of the 15% Warrants. As a result of such subsequent issuances of securities by the Company during the second quarter of 2020, the exercise price of the 15% Warrants had decreased to $0.3983 per share. In December 2020, the warrant holders exercised 1,131,000 of the 2020 A Warrants into 282,813 shares of our common stock through cashless exercise.

We received $300,000 of cash in December 2019 and an additional $525,000 of cash January 2020 through March 2020 for issuing the 15% Notes.  The relative fair value of the new funding on the 15% Warrants was recorded as a debt discount and additional paid-in capital of $333,056.  The relative fair value of the cancellation of the outstanding indebtedness was recorded as an extinguishment of debt and additional paid-in capital of $668,335.  For the three months ended March 31, 2021 and 2020, amortization of debt discount expense was $0 and $69,159, respectively, from the 15% Notes. The 15% Notes are otherwise treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 15% Warrants as of March 2020, were:

Current stock price	$0.45 - 0.67
Exercise price	$0.45
Risk-free interest rate	0.68 - 1.62%
Expected dividend yield	—
Expected term (in years)	0.83 - 3.06
Expected volatility	112 - 119%

NOTE 8. WARRANT DERIVATIVE LIABILITY

On May 31, 2019 we received gross proceeds of $3 million by issuing three million shares of our common stock and three million warrants (“2019 Warrants”) to purchase shares of our common stock (“2019 Units”) in a registered direct offering for $1.00 per 2019 Unit (collectively defined as the “2019 Capital Raise”). The 2019 Warrants, issued with the 2019 Capital Raise, are accounted for as a derivative liability. The 2019 Warrant agreements contain a cash settlement provision whereby the holders could settle the warrants for cash based on the Black-Scholes value, upon certain fundamental transactions, as defined in the 2019 Warrant agreement, that are considered outside of the control of management, such as a change of control. The original exercise price of the 2019 Warrants was $1.30 per share. The

2019 Warrants contain certain anti-dilution adjustment provisions with respect to subsequent issuances of securities by the Company at a price below the exercise price of such warrants. As a result of such subsequent issuances of securities by the Company during the fourth quarter 2019, the exercise price of the 2019 Warrants decreased to $0.45 per share and the number of shares subject to the 2019 Warrants increased to 8,666,666 shares of common stock as of December 31, 2019. In May 2020, we issued securities at a price lower than the $0.45 per share above. As a result, the exercise price of the 2019 Warrants decreased to $0.40 per share and the number of shares subject to the 2019 Warrants increased to 9,591,614 shares of common stock.

During the three months ended March 31, 2021 the warrant holders exercised 1,323,000 warrants into 747,208 shares of our common stock through cashless exercise. We booked an adjustment to the derivative liability of $1,523,117 as a result. During the three months ended March 31, 2021 and 2020, we recognized a $1,198,744 loss on the fair value of derivative liability and $1,375,620 gain on the fair value of derivative liability, respectively, in the condensed consolidated statements of operations. As of March 31, 2021, there were 322,807 of the 2019 Warrants outstanding.

The following are the key assumptions that were used to determine the fair value of the 2019 Warrants

	May 31,	December 31,	March 31,
	2019	2020	2021
Number of shares underlying the warrants	3,000,000	1,645,807	322,807
Fair market value of stock	$0.95	$0.48	$0.92
Exercise price	$1.30	$0.40	$0.40
Volatility	133%	108%	110%
Risk-free interest rate	1.93%	0.36%	0.92%
Warrant life (years)	5.00	3.41	3.16

The following table sets forth a summary of the changes in the fair value of the warrant derivative liability, our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Three months ended March 31,
	2021	2020
Beginning balance	$561,368	$4,620,593
Warrant exercise	(1,539,981)	(82,241)
Change in fair value of warrants derivative liability	1,198,744	(1,375,619)
Ending balance	$220,131	$3,162,733

NOTE 9.  COMMITMENTS AND CONTINGENCIES

In June 2020, Michael Feinsod resigned as our Executive Chairman, claiming that his resignation was for "Good Reason" under the terms of his employment agreement. If it is ultimately determined that his resignation was, in fact, for "Good Reason", rather than a voluntary act absent "Good Reason", it could enable certain potential claims for benefits under his employment agreement, including potential claims for severance, for the vesting of his unvested options and/or for the extension of the term within which he can exercise his options in the future. Having reviewed the matter, however, we do not believe that Mr. Feinsod's resignation was for "Good Reason". Accordingly, we believe that Mr. Feinsod's resignation was voluntary, and that any such potential claims, if asserted, would be without foundation. Although the outcome of legal proceedings is subject to uncertainty, the Company will vigorously defend any future claims made by Mr. Feinsod alleging a "Good Reason" resignation.

From time to time, the Company is a party to various litigation matters incidental to the conduct of its business. The Company is not presently a party to any legal proceedings that would have a material adverse effect on its business, operating results, financial condition or cash flows.

NOTE 10.  STOCKHOLDERS’ EQUITY

2020 Capital Raise

On May 29, 2020, we entered into a subscription agreement, as amended with Hershey Strategic Capital, LP and Shore Ventures III, LP with respect to the sale of shares of common stock and warrants to purchase common stock (collectively, the “securities”). The sales of the securities to the Hershey Investor consists of a minimum of $2,185,000 of securities and a maximum of $3,000,000 of securities, as described further below. The purchase price of the securities at each closing is as follows: (i) the purchase price of each share of common stock is $0.3983 per share, and (ii) for each one dollar invested by the Hershey Investor, the Hershey Investor receives a warrant to purchase a number of shares of common stock equal to 75% of the number of shares of common stock purchased by the Hershey Investor at an exercise price per share equal to $0.5565. The warrants have a term of five years. During the year ended December 31, 2020, we sold $3,000,000 of securities to the Hershey Investor, representing 7,532,010 shares of common stock and warrants to purchase 5,649,007 shares of common stock at an exercise price of $0.5565 per share. The warrants were recorded as equity and equity issuance costs in the amount of $2,173,074. Notwithstanding the foregoing, none of the Hershey warrants are exercisable if after giving effect to such exercise the Hershey Investor (together with affiliates) would own in excess of 9.99% (“Beneficial Ownership Limitation”) of the shares of issued and outstanding Common Stock of the Company. The Beneficial Ownership Limitation may be increased by the Hershey Investor upon not less than 61 days’ prior notice.

The Hershey Subscription Agreement also provides the Hershey Investor with certain participation rights in future financings of the Company until the one-year anniversary of the second closing. The Hershey Subscription Agreement further provides that the Company shall, during a negotiation period ending October 4, 2020, endeavor to cause the existing holders of the promissory notes of the Company having an outstanding balance in the amount of approximately $2,331,000 as of June 1, 2020 that are due on or about January 31, 2021, to extend the maturity date of such notes to a date that is not earlier than January 31, 2022. As of October 4, 2020, $600,000 of the $2,331,000 outstanding notes had extended the maturity date. If, at the end of the negotiation period per the contract, all of the existing notes have not been amended to extend the maturity dates thereof, then the Company shall issue to the Hershey Investor additional warrants to purchase shares of common stock. Any such additional warrants will be for a number of shares of common stock based on the dollar amount of the outstanding balance of the existing notes that were not extended, with each one dollar of existing notes that were not extended representing one share subject to such additional warrant. The exercise price of any such additional warrants will be equal to 100% of the 30-day volume weighted average price of the Company’s common stock on the last day of the negotiation period, provided that such exercise price shall not be lower than $0.45 per share nor higher than $0.56 per share. The Hershey Investor extended the negotiation period to December 11, 2020. As of December 11, 2020, no existing holders had extended their promissory notes, therefore, we issued the Hershey Investor additional warrants in accordance with the agreement. On December 14, 2020 we issued an additional 1,631,000 warrants to purchase common stock at an exercise price of $0.4917 to the Hershey Investor. These warrants expire on December 11, 2025. The warrants were recorded as a deemed dividend in the amount of $732,494.

Stock-based compensation

We use the fair value method to account for stock-based compensation. We recorded $103,932 and $572,574 in compensation expense for the three months ended March 31, 2021 and 2020, respectively. This includes expense related to options issued in prior years for which the requisite service period for those options includes the current period as well as options issued in the current period. The fair value of these instruments was calculated using the Black-Scholes option pricing method.

During the quarter ended March 31, 2021 we granted options to purchase 895,500 common shares to employees and directors. The options expire five years from the date of grant and vest over a period of one year. Fair value of the awards at the date of grants totaled $561,237.

The following summarizes Employee Awards activity:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Shares	per Share	Term (in years)	Intrinsic Value
Outstanding as of December 31, 2020	7,266,420	$1.03	5.5	$167,000
Granted	895,500	0.94
Exercised	(213,860)	0.63
Forfeited or expired	(31,000)	3.95
Outstanding as of March 31, 2021	7,917,060	$1.02	5.3	$1,614,000

Exercisable as of March 31, 2021	5,340,940	$1.20	5.6	$868,000

As of March 31, 2021, there was approximately $803,599 of total unrecognized compensation expense related to unvested employee awards, which is expected to be recognized over a weighted-average period of thirteen months.

NOTE 11. RELATED PARTY TRANSACTIONS

On June 3, 2020, the Company entered into a consulting agreement with Adam Hershey, Interim Chief Executive Officer, board member and investor, pursuant to which he would act as a strategic consultant for the Company, including providing assistance with the sourcing and evaluation of merger and acquisition deals, strategic capital and strategic partnerships or joint ventures. Mr. Hershey is paid an initial monthly rate of $8,333 for the services, subject to certain adjustments. We paid $24,999 and nil for the three months ended March 31, 2021 and 2020, respectively.

We currently have a lease agreement with Dalton Adventures, LLC in which we rent 17,000 square feet of greenhouse space in Boulder, Colorado for $34,636 a month, of which $30,900 is base rent and $3,736 is property taxes. The owner of Dalton Adventures, LLC is a principal shareholder and board member of the Company. We incurred approximately $115,000 and nil for the three months ended March 31, 2021 and 2020, respectively.

On December 23, 2020, all five board members of the Company purchased senior convertible promissory notes from the Company for an aggregate amount of $340,000. These notes are included in the 10% Notes discussed in Note 7. Accrued interest earned and owed to the board members was $9,500 as of March 31, 2021.

NOTE 12.  SEGMENT INFORMATION

Our operations are organized into two segments: Operations Consulting and Products and Cultivation. All revenue originates, and all assets are located in the United States. Segment information is presented in accordance with ASC 280, "Segments Reporting." This standard is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue and certain expenses based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with GAAP. The following information is presented net of discontinued operations.

Three months ended March 31

2021	Operations	Cultivation	Eliminations	Total
Revenues	$1,296,229	$649,333	$(312,044)	$1,633,518
Costs and expenses	(1,266,727)	(797,708)	279,866	(1,784,569)
Segment operating income (loss)	$29,502	$(148,375)	$(32,178)	(151,051)
Corporate expenses				(2,208,017)
Net loss from continuing operations				$(2,359,068)

2020	Operations	Cultivation	Total
Revenues	$1,647,459	$—	$1,647,459
Costs and expenses	(1,616,487)	—	(1,616,487)
Segment operating income	$30,972	$—	30,972
Corporate expenses			(1,892,293)
Net loss from continuing operations			$(1,861,321)

	March 31,	December 31,
Total assets	2021	2020
Operations	$462,526	$750,156
Cultivation	6,452,010	6,208,223
Corporate	1,209,283	1,567,021
Total assets - segments	8,123,819	8,525,400
Intercompany eliminations	(32,178)	(12,183)
Total assets - consolidated	$8,091,641	$8,513,217

NOTE 13.  SUBSEQUENT EVENTS

On April 20, 2021, the Company completed an offering with accredited investors and issued and sold convertible notes with an aggregate principal amount of $2.3 million.  The notes are part of an over-allotment approved by the existing noteholders in connection with the original convertible note offering (and previous over-allotment) of $4.6 million consummated on December 23, 2020 and February 8, 2021.

On April 18, 2021, the Company, entered into an Agreement and Plan of Reorganization and Liquidation among the Company, Trees Acquisition Corp., a newly-formed indirect wholly-owned subsidiary of the Company (“Trees Acquisition”), and TDM, LLC and Station 2, LLC (“Colorado Sellers”), as well as a separate Agreement and Plan of Reorganization and Liquidation among the Company, Trees Acquisition, and Trees Waterfront, LLC, Trees MLK Inc. and Trees Portland, LLC (“Oregon Sellers” and collectively with the Colorado Sellers, the “Sellers”) (collectively, the “Plans”). The transaction will provide the Company with a foundational retail platform from which to expand growth. Pursuant to the Plans, the Company has agreed to purchase substantially all of the assets of each of the Colorado Sellers and Oregon Sellers (“Assets”). The Assets to be transferred to the Company by each of the Colorado Sellers and Oregon Sellers principally consist of the cannabis business licenses, inventory and intellectual property related to the Sellers’ cannabis dispensaries located in Englewood and Denver, Colorado and Portland, Oregon together with substantially all related assets. The Company is not assuming any liabilities of any of the Sellers. The Plan provides that the transaction qualifies as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code. The purchase price for the transaction consists of a cash payment of $2 million at closing and an additional $3 million in cash payable in equal monthly amounts of $125,000 for a period of 24 months from the closing. In addition, at the closing, the Company will issue to the Sellers 38,745,193 shares of the Company’s common stock. Closing of the transaction is subject to standard closing conditions, including regulatory approval of the transfer of the cannabis licenses by the applicable Colorado and Oregon cannabis regulatory authorities.

On May 6, 2021, Steven Gutterman resigned as the Company’s Chief Executive Officer. Mr. Gutterman also resigned from the Company’s Board of Directors on the same date. Mr. Gutterman has indicated that he has no disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

Effective May 7, 2021, Adam Hershey was appointed the Company’s Interim Chief Executive Officer. Mr. Hershey, a current Board member, will continue to serve on the Board. Mr. Hershey’s compensation pursuant to his Consulting Agreement dated June 3, 2020 remains unchanged. Mr. Hershey will not receive any additional compensation in connection with his new role as Interim Chief Executive Officer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

General Cannabis Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of General Cannabis Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Incremental Borrowing Rate (Leases)

Description of the Matter

As discussed in Note 10 to the consolidated financial statements, the Company’s reported right-of-use assets, current lease liabilities and long-term lease liabilities, utilize discount rates to calculate the estimated present value of future lease payments for all leases under ASC Topic 842 at the lease commencement date, and the lessee is required to remeasure its lease liability and adjust the related right-of-use asset upon any lease modifications not accounted for as a separate contract. Since the Company’s lease does not provide an implicit rate, management utilized a third-party valuation specialist to assist in estimating the incremental borrowing rates used in its present value calculation, which required subjectivity. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.  The Company’s current operating lease had a lease commencement date in May 2020, and a lease modification in December 2020. As of the lease commencement date on May 2020, the incremental borrowing rate used to determine the operating lease liability was 22.8%.  As of the lease modification date in December 2020, the incremental borrowing rate was 20.0%.

Auditing management’s assessment of its incremental borrowing rate is highly subjective and judgmental as the Company has no collateralized outstanding debt nor committed credit facilities, secured or otherwise, that would have comparable collateral or similar terms as their underlying lease. Based on the level of management judgment, we have determined the incremental borrowing rate to be a critical audit matter.  This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our valuation specialists, when performing audit procedures to evaluate the reasonableness of management’s estimation of the incremental borrowing rate.

How we Addressed the Matter in Our Audit

With the assistance of our valuation specialists, our audit procedures included, amongst others:

●	We obtained an understanding of management’s process in regards to the methodology used and the factors considered around the inputs, sources of data used and assumptions and estimates made in determining the Company’s incremental borrowing rates, including those over management’s review of its third-party specialist valuation report.
●	We reviewed the contractual terms of the original lease agreement and the modified lease agreement to ensure the commencement date and modification date, any lease term extensions and/or early termination clauses were properly considered in determining the appropriate lease term for calculating the incremental borrowing rates.
●	We evaluated the reasonableness of the valuation methods and assumptions used by management and the Company’s valuation specialist to estimate the incremental borrowing rates for borrowing amounts and terms comparable to their outstanding leases.
●	We performed a sensitivity analysis on incremental borrowing rates used to determine the impact rate changes could have on the present value calculation of the Company’s operating lease right-of-use asset and operating lease liability.

Acquisition Date Fair Value of Trade Name Intangible Asset

Description of the Matter

As discussed in Note 2 to the consolidated financial statements, on May 13, 2020, the Company acquired Dalton Adventures, LLC in a business combination. As part of the transaction, the Company acquired fixed assets, inventory, a cultivation license and the trade name of the business, SevenFive Farm. Due to the complexity in determining fair value, management utilized a third-party valuation specialist to assist in calculating the acquisition date fair value of the trade name intangible asset. The acquisition date fair value of $1.0 million, which was determined using the relief from royalty method, was allocated to the acquired trade name intangible asset.

Auditing management’s assessment of the acquisition date fair value of the trade name intangible asset is highly subjective and judgmental.  Based on the level of management judgment, we have determined the evaluation of the acquisition date fair value of the trade name intangible asset to be a critical audit matter. Testing the assumptions regarding future revenue growth rates and discount rate, which were used to determine the fair value, involved a high degree of subjectivity, auditor judgment and an increased extent of effort, including the need to involve our valuation specialist, when performing audit procedures to evaluate the reasonableness of management’s estimation of the acquisition date fair value of the trade name intangible asset.

How we Addressed the Matter in Our Audit

With the assistance of our valuation specialists, our audit procedures included, amongst others:

●	We obtained an understanding of management’s process with regards to the methodology used, and the factors considered around the inputs, sources of data used, assumptions and estimates used in the relief from royalty method to determine the acquisition date fair value of the trade name intangible asset, including those over management’s review of its third-party specialist valuation report.

●	We tested the mathematical accuracy of the underlying schedules used in the valuation report to ensure the completeness and accuracy of the reports.
●	We evaluated the Company’s future revenue growth rates by comparing them to historical results to ensure the reasonableness of these forecasts.
●	We assessed the appropriateness of the overall approach and use of the relief from royalty method as the overall approach to determining the fair value of the trade name.
●	We evaluated the reasonableness of the methodology and assumptions used by the specialist to determine the discount and royalty rates utilized to value the trade name intangible asset.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

Melville, NY

April 1, 2021

GENERAL CANNABIS CORP

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$750,218	$122,390
Accounts receivable, net of allowance of $27,000 and $111,000 as of December 31, 2020 and 2019, respectively	327,790	85,204
Current portion of notes receivable, net of allowance of $125,000 and $0 as of December 31, 2020 and 2019, respectively	350,000	375,000
Inventories, net	371,799	—
Prepaid expenses and other current assets	744,396	546,970
Assets of discontinued operations	5,551	422,671
Total current assets	2,549,754	1,552,235

Note receivable, net	—	93,333
Right-of-use operating lease asset	1,836,455	—
Property and equipment, net	455,222	1,507,327
Investment, held for sale	208,761	250,000
Intangible assets, net	984,375	—
Goodwill	2,484,200	—
Assets of discontinued operations	—	99,109
Total assets	$8,518,767	$3,502,004

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$1,513,761	$1,221,195
Interest payable	16,790	93,375
Customer deposits	517,931	562,803
Operating lease liability, current	370,800	—
Accrued stock payable	94,861	80,657
Current portion of notes payable (net of discount)	—	2,269,977
Related party note payable (net of discount)	—	60,374
Warrant derivative liability	561,368	4,620,593
Liabilities of discontinued operations	54,641	357,242
Total current liabilities	3,130,152	9,266,216

Operating lease liability, non-current	1,499,280	—
Long-term notes payable	2,598,965	—
Related party long-term notes payable (net of discount)	289,579	—
Total liabilities	7,517,976	9,266,216
Commitments and contingencies (Note 15)	—	—

Stockholders’ equity (deficit)
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 shares authorized; 60,813,673 shares and 39,497,480 shares issued and outstanding on December 31, 2020 and 2019, respectively	60,813	39,498
Additional paid-in capital	75,891,414	61,468,034
Accumulated deficit	(74,951,436)	(67,271,744)
Total stockholders’ equity (deficit)	1,000,791	(5,764,212)
Total liabilities & stockholders’ equity (deficit)	$8,518,767	$3,502,004

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2020	2019
Revenue
Service	$1,081,291	$1,787,863
Cultivation sales	2,279,867	—
Product sales	3,655,045	1,783,046
Interest	103,837	95,437
Total revenue	7,120,040	3,666,346

Costs and expenses
Cost of sales	5,467,197	2,467,100
Selling, general and administrative	3,699,079	4,379,800
Stock-based compensation expense	1,504,389	3,966,621
Professional fees	2,299,693	1,598,818
Depreciation and amortization	215,461	115,696
Total costs and expenses	13,185,819	12,528,035

Operating loss	(6,065,779)	(8,861,689)

Other expenses (income)
Amortization of debt discount and equity issuance costs	295,256	2,019,726
Interest expense	453,522	345,371
Loss on extinguishment of debt	1,638,009	377,300
(Gain) loss on derivative liability	(735,796)	2,204,172
Other income, net	(97,948)	—
Total other expenses, net	1,553,043	4,946,569

Net loss from continuing operations before income taxes	(7,618,822)	(13,808,258)

Loss from discontinued operations	(60,870)	(1,675,539)
Loss from operations before income taxes	(7,679,692)	(15,483,797)

Provision for income taxes	—	—
Net loss	(7,679,692)	(15,483,797)

Deemed dividend	(830,494)	(2,341,000)

Net loss attributable to common stockholders	$(8,510,186)	$(17,824,797)

Per share data - Basic and diluted
Net loss from continuing operations per share	$(0.15)	$(0.36)
Net loss from discontinued operations per share	$—	$(0.04)
Net loss attributable to common stockholders per share	$(0.17)	$(0.47)
Weighted average number of common shares outstanding	50,895,301	38,106,781

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(7,679,692)	$(15,483,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and equity issuance costs	295,256	2,019,726
Depreciation and amortization	217,635	196,247
Amortization of loan origination fees	(6,667)	(13,333)
Loss on extinguishment of debt	1,638,009	377,300
Non-cash lease expense	286,228	—
Bad debt expense	134,059	174,249
Impairment of assets	—	147,035
Loss on disposal of property and equipment	37,193	104,803
(Gain) loss on warrant derivative liability	(735,796)	2,204,172
Stock-based compensation	1,504,389	3,966,621
Loss on investment	41,239	—
Gain on sale of building	(139,187)	—
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	36,249	(101,766)
Prepaid expenses and other assets	(165,252)	(138,254)
Inventories	(186,538)	(23,772)
Accounts payable and accrued liabilities	(24,910)	1,242,108
Operating lease liabilities	(252,603)	—
Net cash used in operating activities:	(5,000,388)	(5,328,661)

Cash flows from investing activities
Purchase of property and equipment	(314,771)	(318,639)
Lending on notes receivable	—	(705,000)
Proceeds on notes receivable	—	270,000
Proceeds from sale of building	1,421,934	—
Net cash provided by (used in) investing activities	1,107,163	(753,639)

Cash flows from financing activities
Proceeds from sale of common stock and warrants	3,000,000	2,604,355
Proceeds from the exercise of warrants	90,000	—
Proceeds from exercise of stock options	—	188,770
Proceeds from notes payable	3,440,000	1,455,000
Payments on notes payable	(2,106,000)	(5,898,000)
Net cash provided by (used in) financing activities	4,424,000	(1,649,875)

Net increase (decrease) in cash and cash equivalents	530,775	(7,732,175)
Cash and cash equivalents, beginning of period	224,994	7,957,169
Cash and cash equivalents, end of period	$755,769	$224,994

Supplemental schedule of cash flow information
Cash paid for interest	$530,107	$305,195

Non-cash investing & financing activities
Deemed dividend from warrant repricing	$830,494	$2,341,000
Operating lease right-of-use asset/Operating lease liability	2,721,069	154,200
12% Warrants recorded as a debt discount and loss on extinguishment of debt	—	392,000
SBI Warrants recorded as a debt discount and loss on extinguishment of debt	—	28,800
15% Warrants recorded as a debt discount and additional paid-in capital	167,163	158,100
15% Warrants recorded as a loss on extinguishment of debt and additional paid-in capital	668,336	—
10% Warrants recorded as a debt discount and additional paid-in capital	221,601	—
10% Warrants recorded as a loss on extinguishment of debt and additional paid-in capital	163,800	—
Modification of warrants associated with debt	320,673
Debt converted to equity	957,056	—
Beneficial conversion feature	233,500	—
Cashless warrant and option exercises	3,357,412	—
Issuance of common stock to an employee	100,000	—
Stock issued in connection with SevenFive Farm acquisition	3,366,464	—

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
January 1, 2019	36,222,752	$36,223	$56,303,061	$(51,787,947)	$4,551,337
Sale of common stock, net of issuance costs	3,000,000	3,000	503,614	—	506,614
Warrants issued with the 12% Notes	—	—	392,000	—	392,000
Warrants issued with the 15% Notes	—	—	158,100	—	158,100
Warrants issued with the SBI Note	—	—	28,800	—	28,800
Common stock issued for property and equipment	5,000	5	7,995	—	8,000
Common stock issued upon exercise of stock options	269,728	270	188,500	—	188,770
Stock options granted to employees and consultants	—	—	3,885,964	—	3,885,964
Net loss	—	—	—	(15,483,797)	(15,483,797)
December 31, 2019	39,497,480	39,498	61,468,034	(67,271,744)	(5,764,212)
Sale of common stock, net of issuance costs	7,532,010	7,532	2,992,468	—	3,000,000
Common stock issued to employees	42,735	43	99,957	—	100,000
Common stock issued upon conversion of debt	2,215,892	2,215	954,841	—	957,056
Common stock issued for acquisition of SevenFive Farm	8,859,117	8,859	3,800,092	—	3,808,951
Stock options granted to employees and consultants	—	—	1,424,146	—	1,424,146
Beneficial conversion feature	—	—	233,500	—	233,500
Warrants exercised	200,000	200	172,041	—	172,241
Warrants issued with the 15% Notes	—	—	835,499	—	835,499
Warrants issued with the 10% Notes	—	—	385,400	—	385,400
Modification of warrants	—	—	320,673	—	320,673
Cashless exercise of warrants	2,466,439	2,466	3,204,763	—	3,207,229
Net loss	—	—	—	(7,679,692)	(7,679,692)
December 31, 2020	60,813,673	$60,813	$75,891,414	$(74,951,436)	$1,000,791

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corp, a Colorado Corporation (the “Company,” “we,” “us,” “our,” or “GCC”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides services and products to the regulated cannabis industry. As of December 31, 2020, our operations are segregated into the following three segments:

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. During 2020 and 2019, 62% and 59% of NBC’s revenue was from four customers and three customers, respectively.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include building materials, equipment, consumables and compliance packaging. There are generally multiple suppliers for the products we sell; however, there are a limited number of manufacturers of certain high-tech cultivation equipment. NBC also provides operational support for our internal cultivation.

Cultivation (“Cultivation Segment”)

Through our acquisition of SevenFive Farm LLC ("SevenFive Farm") in May 2020, we operate a licensed 17,000 square foot light deprivation greenhouse cultivation facility. During 2020, 28% of SevenFive Farm’s revenue was from two customers.

Capital Investments and Real Estate (“Investments Segment”)

As a publicly traded company, we believe that we have access to capital that may not be available to businesses operating in the cannabis industry. Accordingly, we may provide debt or equity capital through investing in businesses using cash or shares of our common stock.

Basis of Presentation

The accompanying consolidated financial statements include the results of GCC and its eight wholly-owned subsidiary companies: (a) 6565 E. Evans Owner LLC, a Colorado limited liability company formed in 2014; (b) General Cannabis Capital Corporation, a Colorado corporation formed in 2015; (c) GC Security LLC (“GCS”), a Colorado limited liability company formed in 2015; (d) GC-NY Health, LLC, a New York limited liability company formed in 2019; (e) Standard Cann, Inc., a Colorado corporation formed in 2019; (f) SevenFive Farm LLC, a Colorado limited liability company formed in 2020; (g) SevenFive Farm Cultivation LLC, a Colorado limited liability company formed in 2020; (h) GC Corp., a Colorado corporation, originally formed in 2013 under the name ACS Corp. In 2015, the name was changed to GC Corp. Intercompany accounts and transactions have been eliminated.

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.

Liquidity

The Company incurred net losses of $7.7 million and $15.5 million in the years ended December 31, 2020 and 2019, respectively, and had an accumulated deficit of $75.0 million as of December 31, 2020. The Company had cash, cash equivalents, and short-term and long-term investments of $1.0 million and $0.4 million as of December 31, 2020 and 2019, respectively.

The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities and commitments in the ordinary course of business. The Company has incurred recurring losses and negative cash flows from operations since inception and has primarily funded its operations with proceeds from the issuance of convertible debt. The Company expects its operating losses and negative operating cash flows to continue into the foreseeable future as it continues to execute its acquisition and growth strategy.

The Company believes that its cash, cash equivalents, and short-term and long-term investments as of December 31, 2020 will be sufficient to fund its operating expenses and capital expenditure requirements for at least twelve months from the date of filing this Annual Report on Form 10-K due to the receipt of an additional $1.7 million of cash in February 2021 from the issuance of a convertible note offering (See Note 21 for further information). The Company will need additional funding to support its planned investing activities. If the Company is unable to obtain additional funding, it would be forced to delay, reduce or eliminate some or all of its acquisition efforts, which could adversely affect its business prospects.

Reclassifications

Certain prior year amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and investments that are highly liquid and have maturities of three months or less at the date of purchase. As of December 31, 2020, and 2019 there are $5,551 and $102,604 of cash and cash equivalents included in asset of discontinued operations on the balance sheet.

Inventories

Inventories consist of raw materials, supplies, growing and harvested plants (work-in-process), and finished goods, and are stated at the lower of cost or net realizable value. All direct and indirect costs of growing plants are accumulated until the time of harvest and allocated to the plants during the growing process. All direct and indirect costs of finished goods are accumulated and allocated to the products between the harvest and completion stages. The Company uses an average costing method to allocate costs.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and estimated costs necessary to make the sale. The Company periodically reviews physical inventory for excess, obsolete, and potentially impaired items. Write-downs and write-offs are charged to cost of sales.

Accounts Receivable, net

Accounts receivable are recorded at the original invoiced amount due from our customers less an allowance for any potential uncollectible amounts. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring processes. In making the determination of the appropriate allowance for doubtful accounts, management considers prior experience with customers, analysis of accounts receivable aging reports, changes in customer payment patterns, and historical write-offs.

Notes Receivable

Notes receivable consist primarily of amounts due to us related to the financing of different business ventures. Direct loan origination costs we incur are netted with loan origination fees we receive and the net amount, loan origination fees or costs, is included in notes receivable on the consolidated balance sheets. The loan origination fees or costs are amortized over the term of the underlying note receivable and included in interest income in the consolidated statements of operations. We report notes receivable at the principal balance outstanding less an allowance for losses. We monitor the financial condition of the notes receivable and record provisions for estimated losses when we believe it is probable that the holders of the notes receivable will be unable to make their required payments. We charge interest at a fixed rate and interest income is calculated by applying the effective rate to the outstanding principal balance.

Right-of-use Asset / Lease Liability

We adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-02 Leases (Topic 842) on January 1, 2019, which requires all assets and liabilities arising from leases to be recognized in our consolidated balance sheets.

Right of use (“ROU”) assets represent our right to use an underlying asset in which we obtain substantially all of the economic benefits and the right to direct the use of the asset during the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We recognize ROU assets and lease liabilities on the balance sheet for leases with a lease term of greater than one year. Payments that are not fixed at the commencement of the lease are considered variable and are excluded from the ROU asset and lease liability calculations. In the measurement of our ROU assets and lease liabilities, the fixed lease payments in the agreement are discounted using a secured incremental borrowing rate for a term similar to the duration of the lease, as our leases do not provide implicit rates. Operating lease expense is recognized on a straight-line basis over the lease term.

Property and Equipment, net

Property and equipment are recorded at historical cost, less accumulated depreciation. Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets: thirty years for buildings, the lesser of ten years or the life of the lease for leasehold improvements, and one to fifteen years for furniture, fixtures and equipment, software, vehicles, and biological assets. Land is not depreciated. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations.

Business Combinations

Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management, including expected future cash flows. We allocate any excess purchase price over the fair value of the net assets and liabilities acquired to goodwill. Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs, including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Goodwill and Intangibles

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill and long-lived intangible assets are tested for impairment at least annually in accordance with the provisions of ASC No. 350, Intangibles-Goodwill and Other (“ASC No. 350”). ASC No. 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or on level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carry value. Application of the goodwill impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. We test goodwill and long-lived intangible assets annually in April, unless an event occurs that would cause us to believe the value is impaired at an interim date.

Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Impairment of Long-lived Assets

We periodically evaluate whether the carrying value of property and equipment has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Our impairment analyses require management to apply judgment in estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable sales and undiscounted cash flow models. If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Debt

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes.

Debt with warrants – When we issue debt with warrants, we treat the warrants as a debt discount, record as a contra-liability against the debt, and amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations. The offset to the contra-liability is recorded as additional paid in capital in our consolidated balance sheets. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations. The debt is treated as conventional debt.

We determine the value of the non-complex warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk-free interest rate associated with the life of the debt, and the volatility of our stock. For warrants with complex terms, we use the binomial lattice model to estimate their fair value.

Modification of Debt - When we change the terms of existing notes payable, we evaluate the amendments under ASC 470-50, Debt Modification and Extinguishment to determine whether the change should be treated as a modification or as a debt extinguishment. This evaluation includes analyzing whether there are significant and consequential changes to the economic substance of the note. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment.

Convertible Debt - When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance, using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”). A BCF exists if the effective conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the effective conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the effective conversion price and the fair value of the common stock into which it is convertible.

Fair Value of Financial Instruments

U.S. generally accepted accounting principles (“GAAP”) requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the consolidated balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including accounts receivable and accounts payable, the Company estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs consist of items that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities. There are no fair valued assets or liabilities classified under Level 1 as of December 31, 2020 and 2019.

Level 2 – Observable prices that are based on inputs not quoted on active markets but corroborated by market data. There are no fair valued assets or liabilities classified under Level 2 as of December 31, 2020 and 2019.

Level 3 – Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs (see Note 14).

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, which reports to the Chief Financial Officer, determines its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. In accordance with GAAP the fair value of these warrants is classified as a liability on the Company’s consolidated balance sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s consolidated statements of operations in each subsequent period.

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs.

Warrant Instruments

Warrants with derivative features – When we raise capital by issuing warrants that do not have complex terms, they are recorded as additional paid in capital in our consolidated balance sheet. When we issue warrants that have complex terms, such as a clause in which the warrant agreements contain a cash settlement provision whereby the holders could settle the warrants for cash upon a fundamental transaction that is considered outside of the control of management, such as a change of control, the warrants are considered to be a derivative that are recorded as a liability at fair value. The warrant derivative liability is adjusted to its fair value at the end of each reporting period, with the change being recorded as other expense or gain.

Revenue Recognition

We have three main revenue streams: (i) product sales; (ii) licensing and consulting services; and (iii) cultivation sales.

Product sales are recorded at the time that control of the product is transferred to customers. In evaluating the timing of the transfer of control of products to customers, we consider several indicators, including significant risks and rewards of products, our right to payment, and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are delivered to customers.

Revenue from licensing and consulting services is recognized when our obligations to our client are fulfilled which is determined when performance obligations in the contract are achieved.

Revenue from cultivation sales is recognized when the products are delivered to the customer.

ASU 2014-09, Revenue from Contracts with Customers (“ASC Topic 606”) is a comprehensive revenue recognition model that requires revenue to be recognized when control of the promised goods or services are transferred to our customers at an amount that reflects the consideration that we expect to receive. Application of ASC Topic 606 requires us to use more judgment and make more estimates than under former guidance. Application of ASC Topic 606 requires a five-step model applicable to all product offerings revenue streams as follows:

Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit or financial information pertaining to the customer.

Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

When a contract includes multiple promised goods or services, we apply judgment to determine whether the promised goods or services are capable of being distinct and are distinct within the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods or services to our customer. We estimate any variable consideration included in the transaction price using the expected value method that requires the use of significant estimates for discounts, cancellation periods, refunds and returns. Variable consideration is described in detail below.

Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative Stand-Alone Selling Price (“SSP,”) basis. We determine SSP based on the price at which the performance obligation would be sold separately. If the SSP is not observable, we estimate the SSP based on available information, including market conditions and any applicable internally approved pricing guidelines.

Recognition of revenue when, or as, we satisfy a performance obligation

We recognize revenue at the point in time that the related performance obligation is satisfied by transferring the promised goods or services to our customer.

Principal versus Agent Considerations

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent. Our evaluation to determine if we control the goods or services within ASC Topic 606 includes the following indicators:

We are primarily responsible for fulfilling the promise to provide the specified good or service.

When we are primarily responsible for providing the goods and services, such as when the other party is acting on our behalf, we have indication that we are the principal to the transaction. We consider if we may terminate our relationship with the other party at any time without penalty or without permission from our customer.

We have risk before the specified good or service have been transferred to a customer or after transfer of control to the customer.

We may commit to obtaining the services of another party with or without an existing contract with our customer. In these situations, we have risk of loss as principal for any amount due to the other party regardless of the amount(s) we earn as revenue from our customer.

The entity has discretion in establishing the price for the specified good or service.

We have discretion in establishing the price our customer pays for the specified goods or services.

Contract Liabilities

Contract liabilities consist of customer advance payments and billings in excess of revenue recognized. We may receive payments from our customers in advance of completing our performance obligations. We record contract liabilities equal to the amount of payments received in excess of revenue recognized, including payments that are refundable if the customer cancels the contract according to the contract terms. Contract liabilities have been historically recorded as current liabilities on our consolidated financial statements when the time to fulfill the performance obligations under terms of our contracts is less than one year. We have no Long-term contract liabilities which would represent the amount of payments received in excess of revenue earned, including those that are refundable, when the time to fulfill the performance obligation is greater than one year.

Stock-based Payments

Employee and non-employee awards – We account for stock-based compensation in accordance with the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, and ASC 505, Equity, which require all stock-based compensation to employees and non-employees, including grants of employee stock options, to be recognized as an expense in the consolidated financial statements based on their fair values. The fair value of stock options is estimated using the Black-Scholes option pricing formula that requires assumptions for expected volatility, expected dividends, the risk-free interest rate and the expected term of the option. The Company accounts for forfeitures of stock-based grants as they occur. If any of the assumptions used in the Black-Scholes model or the anticipated number of shares to be awarded change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

Market price-based awards – We may issue stock-based payments that vest when certain market conditions are met, such as our common stock trading above a certain value for a specific number of days. We recognize expense for market price-based options at the estimated fair value of the options using the binomial lattice model over the estimated life of the options used in the model, or immediately upon the market conditions being met. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option.

Shipping and Handling

Payments by customers to us for shipping and handling costs are included in revenue on the consolidated statements of operations, while our expense is included in cost of sales. Shipping and handling for inventory are included as a component of inventory on the consolidated balance sheets, and in cost of sales in the consolidated statements of operations when the product is sold.

Income Taxes

We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities and would be recorded in income tax expense. Our assessment of tax positions as of December 31, 2020 and 2019, determined that there were no material uncertain tax positions.

In general, the tax returns for the years ending December 31, 2017 through 2019 are open to examination by federal and state authorities.

Reportable Segments

Our reporting segments consist of: a) Operations Consulting and Products; b) Cultivation; and c) Investments. Our Chief Executive Officer has been identified as the chief decision maker. Our operations are conducted within the United States of America.

Recently Issued Accounting Standards

FASB ASU 2018-013 – “Fair Value Measurement (Topic 820)”- In August 2018, the FASB issued new disclosure guidance on fair value measurement. This new guidance modifies the disclosure requirements on fair value measurements, including removal and modifications of various current disclosures as well as some additional disclosure requirements for Level 3 fair value measurements. Some of these disclosure changes must be applied prospectively while others retrospectively depending on requirement. We adopted ASU 2018-13 as of January 1, 2020. There was no material impact to our consolidated financial statements or disclosures.

FASB ASU 2020-06 – “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”- In June 2020, the Financial Accounting Standards Board (“FASB”) issued guidance which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2021, although early adoption is permitted. We are in the process of evaluating the impact of this new guidance on our consolidated financial statements.

FASB ASU 2019-12 – “Income Taxes (Topic 740)” – In December 2019, the FASB issued guidance which simplifies certain aspects of accounting for income taxes. The guidance is effective for interim and annual reporting periods beginning after December 15, 2020, and early adoption is permitted. We do not expect adoption of this ASU to have a material effect on our consolidated financial statements.

NOTE 2.  INVESTMENTS AND ACQUISITIONS

SevenFive Farm

On May 13, 2020, we received approval of the transaction and transfer of the Dalton Adventures, LLC (“Seller”) license from the Colorado Marijuana Enforcement Division. On May 25, 2020, we finalized the acquisition, pursuant to which we acquired the assets of the Seller that constitute the business of SevenFive Farm, a cultivation facility in Boulder, Colorado, whereby we acquired fixed assets, inventory, a cultivation license and the tradename. The purchase price paid by the Company to the Seller was 8,859,117 shares of common stock. The shares issued have not been registered and are restricted shares under applicable U.S. federal and state securities laws and their resale may be made only pursuant to registration under the Securities Act or an available exemption from registration. The closing price of General Cannabis Corp’s common stock on May 13, 2020, the date of license transfer, was $0.38 per share, as such, fair value of consideration is $3,808,951. The purchase agreement had a provision whereby the Seller may require us to repurchase in cash 25% of the shares issued to the owner of Dalton Adventures, LLC at a repurchase price equal to the same volume weighted average price used to determine the number of shares issued to the owner of Dalton Adventures, LLC at closing. As a result, we recorded a liability using Black-Scholes in the amount of $442,487 and reduced additional paid-in capital. In December 2020, the Seller waived his right to this provision in the purchase agreement and no longer has the possibility of the buyback of the shares. Therefore, no stock put liability is recorded as of December 31, 2020 and the liability was reversed into equity.

We have not completed the allocation of the purchase price. As of December 31, 2020, the consolidated balance sheet includes a preliminary allocation of fixed assets, inventory, intangible assets and goodwill. Management anticipates completing the purchase price allocation as soon as possible, but no later than one year from the acquisition date.

The purchase price allocation is as follows:

Inventories	$185,261
Fixed assets	89,490
Tradename	1,050,000
Goodwill	2,484,200
$3,808,951

The accompanying consolidated financial statements include the results of SevenFive Farm from the date of acquisition for financial reporting purposes, May 13, 2020. The pro forma effects of the acquisition on the results of operations as if the transaction had been completed on January 1, 2019, are as follows:

	Year ended
	December 31,
	2020	2019
Total revenues	$8,074,268	$6,462,580
Net loss attributable to common stockholders	$(8,332,387)	$(17,204,805)
Net loss per common share:	$(0.16)	$(0.37)
Weighted average number of basic and diluted common shares outstanding	50,895,301	46,965,898

NOTE 3. DISCONTINUED OPERATIONS

Security Segment

On December 26, 2019, the board of directors and management made the strategic decision to investigate a possible buyer for the Security Segment and if no buyer could be found, cease operations of the Security Segment. We transferred all our Colorado security contracts and employees to a company on January 16, 2020. On February 6, 2020 we cancelled all our security contracts in California. The assets and liabilities classified as discontinued operations for the Security Segment are presented separately in the balance sheet and the operating results for the years ended December 31, 2020 and 2019 are presented as discontinued operations.

Assets and liabilities of discontinued operations for the Security Segment included the following:

	December 31,
	2020	2019
Cash and cash equivalents	$5,551	$77,380
Accounts receivable, net	—	280,058
Prepaid expenses and other current assets	—	17,780
Current assets discontinued operations	5,551	375,218

Property and equipment, net	—	15,584
Noncurrent assets discontinued operations	—	15,584

Accounts payable and accrued expenses	1,513	88,309
Customer deposits	—	60,940
Current liabilities discontinued operations	$1,513	$149,249

A breakdown of the discontinued operations for the Security Segment is presented as follows:

	Year ended December 31,
	2020	2019
Service revenues	$120,207	$2,118,732

Cost of sales	88,541	1,650,823
Selling, general and administrative	83,829	877,795
Professional fees	—	4,219
Depreciation and amortization	2,174	51,654
Total costs and expenses	174,544	2,584,491

Operating loss	(54,337)	(465,759)

Interest expense, net	984	3,422

Net loss from discontinued operations	$(55,321)	$(469,181)

The cash flows related to discontinued operations have not been segregated, and are included in the consolidated statements of cash flows. The following table provides selected information on cash flows related to discontinued operations for the Security Segment for the years ended December 31, 2020 and 2019.

	Year ended December 31,
	2020	2019
Receivables	$280,058	$(2,201)
Prepaids and other	17,780	10,951
Depreciation and amortization	2,174	51,654
Capital expenditures	—	(2,556)
Accounts payable and accrued expenses	(86,796)	10,244
Customer deposits	(60,940)	(20,939)

Consumer Goods Segment

On December 26, 2019, the board of directors and management made the strategic move to cease operations of Chiefton. On December 26, 2019, the board of directors committed to a plan to cease operations of STOA Wellness. We transferred all assets of STOA Wellness to an individual on January 10, 2020, in exchange for the release on the outstanding lease. The assets and liabilities classified as discontinued operations for the Consumer Goods Segment are presented separately in the balance sheet and the operating results for the years ended December 31, 2020 and 2019 are presented as discontinued operations.

Assets and liabilities of discontinued operations for the Consumer Goods Segment included the following:

	December 31,
	2020	2019
Cash and cash equivalents	$—	$25,223
Accounts receivable, net	—	7,836
Prepaid expenses and other current assets	—	14,394
Current assets discontinued operations	—	47,453

Right to use asset	—	83,525
Noncurrent assets discontinued operations	—	83,525

Accounts payable and accrued expenses	53,128	124,468
Operating lease liability - current portion	—	83,525
Current liabilities discontinued operations	$53,128	$207,993

A breakdown of the discontinued operations for the Consumer Goods Segment is presented as follows:

	Year ended December 31,
	2020	2019
Product	$33	$222,220
Total Revenues	33	222,220

Cost of sales	—	223,354
Selling, general and administrative	5,582	833,742
Professional fees	—	110,064
Depreciation and amortization	—	28,897
Impairment of assets	—	232,521
Total costs and expenses	5,582	1,428,578

Operating loss	(5,549)	(1,206,358)

Net loss from discontinued operations	$(5,549)	$(1,206,358)

The cash flows related to discontinued operations have not been segregated, and are included in the consolidated statements of cash flows. The following table provides selected information on cash flows related to discontinued operations for 2020 and 2019.

	Year ended December 31,
	2020	2019
Receivables	$7,836	$13,266
Prepaids and other	14,394	(14,394)
Depreciation and amortization	—	28,897
Capital expenditures	—	(114,384)
Accounts payable and accrued expenses	(71,340)	119,548
Customer deposits	—	(1,300)
Loss on disposal of segment	—	232,521

NOTE 4. ACCOUNTS RECEIVABLE AND CUSTOMER DEPOSITS

Our accounts receivable consisted of the following:

	December 31,
	2020	2019
Accounts receivable	$354,790	$196,204
Less: Allowance for doubtful accounts	(27,000)	(111,000)
Total	$327,790	$85,204

We record bad debt expense when we conclude the credit risk of a customer indicates the amount due under the contract is not collectible. We recorded bad debt expense of $140,465, of which $15,465 was related to accounts receivable and the remaining amount is in relation to our notes receivable, and $103,182 respectively, during the years ended December 31, 2020 and 2019.

Our customer deposit liability had the following activity:

Amount
Balance as of December 31, 2018	$308,111
Additional deposits received	2,252,416
Less: Deposits recognized as revenue	(1,997,724)
Balance as of December 31, 2019	562,803
Additional deposits received	4,316,761
Less: Deposits recognized as revenue	(4,206,433)
Less: Refunds to customers	(155,200)
Balance as of December 31, 2020	$517,931

NOTE 5. NOTES RECEIVABLE

Our notes receivable consisted of the following:

	December 31,
	2020	2019
CCR Note	$375,000	$375,000
BB Note	100,000	100,000
Total Principal	475,000	475,000
Allowance for doubtful accounts	(125,000)	—
Unamortized loan origination fee	—	(6,667)
	350,000	468,333
Less: Current portion	(350,000)	(375,000)
Long-term portion	$—	$93,333

In March 2019, we agreed to loan an aggregate of up to $375,000 to Consolidated C.R., LLC (“CCR”) pursuant to the terms of a convertible promissory note (“CCR Note”), bearing interest at 12% per annum, collateralized by substantially all of the assets of CCR and subject to a maturity date of September 2020. As of May 30, 2019, we had loaned the entire available amount of $375,000 to CCR pursuant to the CCR Note. CCR is a vertically integrated medical cannabis company located in San Juan, Puerto Rico. As of December 31, 2020, the outstanding amount of the loan was $375,000. The CCR Note included a loan origination fee of $15,000, which is being recognized as interest income over the term of the agreement and has been fully amortized as of December 31, 2020. As of December 31, 2020, this loan is in default. Subsequent to year-end, we received a payment of $200,000 applied to interest and principal. A notice of default was sent to the borrower in April 2020, which increased the interest rate to 18% per annum.

On January 3, 2019, the Company authorized an unsecured loan of $100,000 to Beacher Brewing, LLC (“BB”) pursuant to the terms of a promissory note (“BB Note”), bearing interest at 11% per annum and a maturity date of January 3, 2020. Interest is due in advance at the beginning of each quarter. On December 13, 2019, the Company agreed to extend the maturity date to January 3, 2021. As of December 31, 2020, this loan is in default due to unpaid interest. A notice of default was sent to the borrower in November 2020. We are currently in negotiations with BB for repayment of the note.

On December 13, 2018, we loaned $50,000 to BRB Realty, LLC (“BRB”) pursuant to the terms of a promissory note (“BRB Note”), bearing interest at 13% per annum and a maturity date of June 12, 2019. On January 19, 2019, the BRB Note was amended with an additional loan amount of $250,000 bearing an interest rate of 13% and a new maturity date of July 15, 2019. On July 15, 2019, BRB Realty extended the maturity date, in accordance with the terms of the BRB Note, an additional six months with an increased interest rate to 15%. Interest is due at the beginning of each month. In December 2019, we agreed to forgive $30,000 of the note receivable in exchange for early payment. The note was paid off on December 3, 2019 and the $30,000 was recorded as bad debt expense and is included in sales, general and administrative on the consolidated statement of operations. The BRB Note included a loan origination fee of $5,000, which is being recognized as interest income over the term of the agreement.

NOTE 6. INVENTORIES, NET

Our inventories consistent of the following:

	December 31,	December 31,
	2020	2019
Raw materials	$8,137	$—
Work-in-progress and finished goods	363,662	—
Less: Inventory reserves	—	—
Total inventories	$371,799	$—

NOTE 7. PREPAIDS AND OTHER CURRENT ASSETS

Our prepaids and other current assets consist of the following:

	December 31,
	2020	2019
Prepaid insurance	$73,827	$74,026
Prepaid product for resale	320,849	292,306
Contract asset	182,247	—
Other	167,473	180,638
	$744,396	$546,970

NOTE 8. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	December 31,
	2020	2019
Furniture, fixtures and equipment	$564,334	$331,467
Software	120,111	120,111
Biological assets	13,000	—
Land	—	800,000
Buildings	—	508,104
Total	697,445	1,759,682
Less: Accumulated depreciation	(242,223)	(252,355)
	$455,222	$1,507,327

Depreciation expense was $149,836 and $115,696, respectively, for the years ended December 31, 2020 and 2019.

NOTE 9. INTANGIBLE ASSETS AND GOODWILL

Intangible assets

Intangible assets consisted of the following:

				Estimated
		Accumulated		Life
	Gross	Amortization	Net	(in years)
Tradename	$1,050,000	$65,625	$984,375	10

Estimated amortization expense for the next five years is as follows:

Year ending December 31,	Amount
2021	$105,000
2022	105,000
2023	105,000
2024	105,000
2025	105,000
Thereafter	459,375
Total	$984,375

Amortization expense was $65,625 and $0 for the years ended December 31, 2020 and 2019, respectively.

Goodwill

In connection with our acquisition of SevenFive Farm in May 2020, we recorded goodwill of $2,484,200 that is included in our Cultivation Reporting Unit. We have not recognized any impairment as of December 31, 2020.

NOTE 10. LEASES

On May 13, 2020, we entered into a commercial real estate lease with a related party (see Note 19) for 17,000 square feet of greenhouse space in Boulder, CO, with an initial term of five years and, at our option, two additional terms of five years each. Rent is $30,000 per month with 1.5% annual escalations. We also pay our portion of real estate taxes. In December 2020, we amended the lease to include a 3% rent escalation in 2021 and 2022. No other changes to the lease were made. We accounted for the amendment as a lease modification and remeasured the lease with an incremental borrowing rate of 20% which resulted in an increase of $246,250 to the right-of-use operating lease asset and lease liability from the initial lease valued on May 13, 2020 using an incremental borrowing rate of 22.8%. We determined the present value of the future lease payments using a discount rate of 20% over a 15 year term, our incremental borrowing rate based on outstanding debt, resulting in a right-of-use asset and lease liability of $1,877,423 which are being applied ratably over the term of the lease. As of December 31, 2020, the balance of the right-of-use asset and lease liability was $1,836,455 and $1,870,080, respectively. We did not have any leases with terms greater than twelve months as of December 31, 2019. Future remaining minimum lease payments were as follows:

Year ending December 31,	Amount
2021	$370,800
2022	381,924
2023	387,653
2024	393,468
2025	399,370
Thereafter	4,048,779
Total	5,981,994
Less: Present value adjustment	(4,111,914)
Operating lease liability	$1,870,080

NOTE 11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Our accounts payable and accrued expenses consist of the following:

	December 31,
	2020	2019
Accounts payable	$1,194,659	$879,347
Accrued payroll, taxes and vacation	202,339	305,259
Other	116,763	36,589
	$1,513,761	$1,221,195

NOTE 12. ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable:

		Number of
	Amount	Shares
Balance as of December 31, 2019	$80,657	34,469
Employee stock award accrual	19,343	8,267
Consultant stock award	60,900	100,000
Investor stock award accrual	2,185,000	5,485,814
Warrant cashless exercises	33,961	259,415
Stock issued	(2,285,000)	(5,528,550)
Balance as of December 31, 2020	$94,861	359,415

On February 18, 2020 we granted a consultant 100,000 fully vested shares for consulting services.  Based on a stock price of $0.61 on the date of grant, the consultant will receive $60,900 worth of our common stock.   As of December 31, 2020, none of the stock had been issued.

On May 29, 2020, we entered into a subscription agreement with Hershey Strategic Capital, LP and Shore Ventures III, LP with respect to the sale of shares of common stock. We sold 5,485,814 shares of common stock during the second quarter 2020. As of December 31, 2020, all of the stock was issued. See Note 17 for further details of the stock transaction.

In December 2020, several warrant holders exercised their 2020 A warrants through cashless exercises and we issued 282,213 shares of common stock. 259,415 of those shares issued had not been transferred to the warrant holders as of December 31, 2020 and are included in accrued stock payable. See Note 13 for further details of the cashless exercises.

As of December 31, 2019, employee stock awards made up the full balance of accrued stock payable.

NOTE 13.   NOTES PAYABLE

Our notes payable consisted of the following:

	December 31,	December 31,
	2020	2019
2020 10% Notes	$2,600,000	$—
2019 12% Notes	—	1,506,000
SBI Note	—	750,000
2019 15% Notes	200,000	200,000
Related party note payable	340,000	100,000
Unamortized debt discount	(251,456)	(225,649)
	2,888,544	2,330,351
Less: Current portion	—	(2,330,351)
Long-term portion	$2,888,544	$—

Aggregate Maturities

As of December 31, 2020, aggregate future contractual maturities of long-term debt (excluding issue discounts) are as follows:

Year ending December 31,	Amount
2021	$—
2022	200,000
2023	2,940,000
$3,140,000

10% Notes

In December 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement’) with certain accredited investors (the “10% Investors”), pursuant to which we issued and sold senior convertible promissory notes (the “10% Notes”) with an aggregate principal amount of $2,940,000 in exchange for payment to us by certain 10% Investors of an aggregate amount of $1,940,000 in cash, as well as cancellation of outstanding indebtedness of the 15% Notes (defined below) in the aggregate amount of $1,000,000. In connection with the issuance of the 10% Notes, the holders of the 10% notes received warrants (the “10% Warrants”) to purchase shares of our common stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 1,050,011 shares of our common stock. The 10% Notes will bear interest at an annual rate of 10% and will mature on December 23, 2023. The 10% Investors have the option at any time to convert up to 50% of the outstanding unpaid principal and accrued interest of the Notes into Common Stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The 10% Warrants are exercisable at an exercise price of $0.56 per 10% Warrant.

The relative fair value of the new funding on the 10% Warrants was recorded as a debt discount and additional paid-in capital of $254,400.  The relative fair value of the cancellation of the outstanding indebtedness was recorded as an extinguishment of debt and additional paid-in capital of $131,000.  For the years ended December 31, 2020 and 2019, amortization of debt discount expense was $2,944 and $0, respectively, from the 10% Notes.  We determined there was no beneficial conversion feature on the 10% Notes. The 10% Notes are treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 10% Warrants as of December 31, 2020, were:

Current stock price	$0.53
Exercise price	$0.56
Risk-free interest rate	0.38%
Expected dividend yield	—
Expected term (in years)	5.0
Expected volatility	115%

SBI Debt

In July 2019, we completed a $855,000 private placement pursuant to a promissory note (“SBI Note”) with SBI Investments LLC, 2014-1 (“SBI”), bearing interest at 10% with principal due on October 18, 2019.  On October 18, 2019, SBI agreed to an extension of the maturity date of the SBI Note to November 1, 2019. On November 1, 2019, SBI agreed to another extension of the maturity date to November 15, 2019.  On November 15, 2019, SBI agreed to another extension of the maturity date to November 29, 2019 with an increase in principal amount of the note from $855,000 to $905,000.  On November 27, 2019, SBI agreed to an extension of the maturity date to December 13, 2019.  On December 13, 2019, SBI agreed to extend the maturity date to December 20, 2019.  On December 30, 2019, SBI agreed to extend the maturity date of the note to January 31, 2020, upon the payment of $195,911, of which $40,911 was for accrued interest and $155,000 towards the outstanding principal of the SBI Note.

On February 18, 2020, we entered into a promissory note exchange agreement with SBI pursuant to which the original SBI Note was exchanged for a new convertible promissory note (the “Convertible Note”).  The Convertible Note has a principal amount of $934,000, an interest rate of 10% per annum and a maturity date of February 18, 2021.  The Convertible Note may be converted at the option of SBI into shares of common stock at a conversion price equal to 80% of the Market Price; provided that the conversion price shall in no event be less than $0.45 per share. If at any time, the borrower issues or sells any shares of common stock for a consideration per share less than the conversion price in effect on the date of such issuance, the holder shall have the right to utilize the price per share of the dilutive issuance as the conversion price for such conversion. On May 29, 2020, we issued shares at $0.40 per share, and as such, the conversion price was decreased to a floor of $0.40 per share.  The exchange of the SBI Note for the Convertible Note is treated as a debt extinguishment.  The additional $184,000 of principal was treated as a debt extinguishment and included in our consolidated statement of operations.  We determined that the Convertible Note should be accounted for in accordance with FASB ASC 470-20 which addresses “Accounting for Convertible Securities with Beneficial Conversion Features”.  The beneficial conversion feature is calculated at its intrinsic value (that is, the difference between the effective conversion price of $0.49 at the date of the note issuance and the fair value of the common stock into which the debt is convertible at the commitment date, per share being $0.61, multiplied by the number of shares into which the debt is convertible).  The valuation of the beneficial conversion feature recorded cannot be greater than the face value of the note issued.  We recorded $233,500 as additional paid in capital and as a debt extinguishment and included in our consolidated statement of operations. As of December 31, 2020, SBI converted all of the $934,000 aggregate principal amount of the Convertible Note and approximately $23,000 of accrued interest into 2,215,892 shares of our common stock.

15% Notes

In December 2019, we completed a private placement with certain accredited investors pursuant to an unsecured promissory note (the “15% Notes”) with an aggregate principal amount of $300,000.  In February and March 2020, we completed private placements with certain accredited investors, including some holders of our 2019 12% Notes (as defined below), of 15% Notes with an aggregate principal amount of $2,031,000 in exchange for $525,000 of new funding and the cancellation of $1,506,000 aggregate principal amount of the 2019 12% Notes.  The 15% Notes have an annual interest rate of 15% and mature on January 31, 2021. $1.0 million of the 15% Notes were exchanged for the 10% Notes (see above), $2.1 million was paid in full in December 2020 and the remaining $200,000 was paid in full in the first quarter 2021. The 15% Notes provide that they shall be repaid in full out of the proceeds of any new debt or equity capital raise with net proceeds of more than $5,000,000.  In connection with the issuance of the 15% Notes, each holder of 15% Notes received three warrants (i.e., a 2020 A Warrant, a 2020 B Warrant and a 2020 C Warrant) to acquire shares of common stock at an exercise price equal to $0.45 per share, with the number of shares subject to each warrant equal to one share for each $1.00 of principal amount of 15% Notes issued to the noteholder.  The 2020 A Warrants have an expiration date of December 31, 2020, the 2020 B Warrants have an expiration date of December 31, 2021, and the 2020 C Warrants have an expiration date of December 31, 2022 (collectively, the “15% Warrants”).  By way of example, if an investor was issued a 15% Note with a principal amount of $250,000, such noteholder would receive a 2020 A Warrant to purchase 250,000 shares of common stock, a 2020 B Warrant to purchase 250,000 shares of common stock and a 2020 C Warrant to purchase 250,000 shares of common stock.  Accordingly, as of March 31, 2020, the Company has issued 15% Warrants to purchase a total of 6,993,000 shares of common stock to the holders of 15% Notes. In December 2020, the warrant holders exercised 1,131,000 of the 2020 A Warrants into 282,813 shares of our common stock through cashless exercise. We recorded $3,653 to additional paid in capital and $33,961 to accrued stock, as 259,415 shares need to be issued as of December 31, 2020.

We received $300,000 of cash in December 2019 and an additional $525,000 of cash January 2020 through March 2020 for issuing the 15% Notes.  The relative fair value of the new funding on the 15% Warrants was recorded as a debt discount and additional paid-in capital of $333,056.  The relative fair value of the cancellation of the outstanding indebtedness was recorded as an extinguishment of debt and additional paid-in capital of $668,335.  For the year ended December 31, 2020 and 2019, amortization of debt discount expense was $279,676 and $2,883, respectively, from the 15% Notes. The 15% Notes are otherwise treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 15% Warrants as of March 2020, were:

Current stock price	$0.45 - 0.67
Exercise price	$0.45
Risk-free interest rate	0.68 - 1.62%
Expected dividend yield	—
Expected term (in years)	0.83 - 3.06
Expected volatility	112 - 119%

Loan on Building

On January 8, 2020 we entered into a $975,000 deed of trust (the “Mortgage Loan”) secured by a first mortgage lien on the property located in Denver, Colorado.  The Mortgage Loan matures on December 31, 2020 and accrues interest at a rate of equal to the greater of 5.25% in excess of the Prime Rate or 10% per annum, payable on a monthly basis.  This loan was paid in full on March 20, 2020 with the sale of our building.

2019 12% Notes

In September 2019, we completed a private placement with certain accredited investors pursuant to (a) a senior unsecured promissory note, bearing interest at 12% payable quarterly, with principal due October 31, 2020, with an option for us to extend the due date to October 31, 2021 (“2019 12% Notes”) and (b) warrants with an exercise price of $1.30 per share and a life of 1.1 years; however, if we prepay at any time the life extends to October 31, 2022 (“2019 12% Warrants”) (combined the “2019 12% Agreements”). We may prepay the 2019 12% Notes at any time, but in any event must pay at least one year of interest.

We issued an aggregate of $1,506,000 under the 2019 12% Notes and warrants to purchase an aggregate of 1,506,000 shares of common stock. We received $400,000 in cash and $1,106,000 from modifying the outstanding principal under the 8.5% Notes; see 8.5% Notes below. The change in terms of the 8.5% Notes is treated as a debt extinguishment and the fair value of the warrants of $298,500 is included in our consolidated statement of operations and as additional paid-in capital.

The relative fair value of the 2019 12% Warrants was recorded as a debt discount and additional paid-in capital of $93,500. For the years ended December 31, 2020 and 2019, amortization of debt discount includes $12,635 and $23,432. The 2019 12% Notes are otherwise treated as conventional debt.

In February 2020, we issued $1,506,000 aggregate principal amount of 15% Notes to the holders of the outstanding 12% Notes in exchange for the cancellation of the outstanding 12% Notes. The exchange was treated as an extinguishment of debt.

For purposes of determining the loss on extinguishment of debt and the debt discount, the underlying assumptions used in the Black-Scholes model to determine the fair value of the 2019 12% Warrants were:

Current stock price	$0.82 - 0.92
Exercise price	$1.30
Risk-free interest rate	1.63 - 1.68%
Expected dividend yield	—
Expected term (in years)	1.10
Expected volatility	124%

8.5% Notes

In April 2018, we completed a $7,500,000 private placement pursuant to a promissory note (“8.5% Notes”) and warrant purchase agreement (the “8.5% Agreement”) with certain accredited investors, bearing interest at 8.5%, with principal due May 1, 2019, and interest payable quarterly. During the second quarter this note was extended to be due June 1, 2019. On June 6, 2019, we made payments of approximately $5.7 million, leaving approximately $1.1 million outstanding. In the event of default, the interest rate increases to 18%. The 8.5% Notes are collateralized by a security interest in substantially all of our assets. We may prepay the 8.5% Notes at any time, but in any event must pay at least one year of interest. In September 2019, we modified the debt agreement into the 2019 12% Notes. The debt modification was treated as an extinguishment of debt.

Subject to the terms and conditions of the 8.5% Agreement, each investor was granted fully-vested warrants equal to their note principal times 80%, or six million warrants, with an exercise price of $2.35 per share and a life of two years (the “8.5% Warrants”). Should we issue any equity-based instruments at a price lower than the exercise price(s) of the 8.5% Warrants, other than under our Incentive Plan (as defined below), the exercise price(s) of the 8.5% Warrants will be adjusted to the lower price. If the shares underlying the 8.5% Warrants were not registered for resale on a registration statement within six months, we would have issued an additional warrant to each purchaser at the same exercise price for one-half of the shares covered by the initial 8.5% Warrants. A registration statement related to the 8.5% Warrants was declared effective on June 5, 2018. We may call the 8.5% Warrants at $0.01 per share if our stock trades above $8.00 per share for 15 consecutive days. The 8.5% Warrants may be exercised at the option of the holder by paying cash or by applying the amount due under the 8.5% Notes as consideration.

We received $7,500,000 of cash for issuing the 8.5% Notes. The relative fair value of the 8.5% Warrants was recorded as a debt discount and additional paid-in capital of $5,366,000. For the years ended December 31, 2020 and 2019, amortization of debt discount expense was $0 and $1,575,094, respectively, from the 8.5% Notes. The 8.5% Notes are otherwise treated as conventional debt.

For purposes of determining the debt discount, the underlying assumptions used in the binomial lattice model to determine the fair value of the 8.5% Warrants as of April 2018, were:

Current stock price	$4.18
Exercise price	$2.35
Risk-free interest rate	2.46%
Expected dividend yield	—
Expected term (in years)	2.0
Expected volatility	134%
Number of iterations	5

NOTE 14. WARRANT DERIVATIVE LIABILITY

On May 31, 2019 we received gross proceeds of $3 million by issuing three million shares of our common stock and three million warrants (“2019 Warrants”) to purchase shares of our common stock (“2019 Units”) in a registered direct offering for $1.00 per 2019 Unit (collectively defined as the “2019 Capital Raise”). The 2019 Warrants, issued with the 2019 Capital Raise, are accounted for as a derivative liability. The 2019 Warrant agreements contain a cash settlement provision whereby the holders could settle the warrants for cash based on the Black-Scholes value, upon certain fundamental transactions, as defined in the 2019 Warrant agreement, that are considered outside of the control of management, such as a change of control. The original exercise price of the 2019 Warrants was $1.30 per share. The 2019 Warrants contain certain anti-dilution adjustment provisions with respect to subsequent issuances of securities by the Company at a price below the exercise price of such warrants. As a result of such subsequent issuances of securities by the Company during the fourth quarter 2019, the exercise price of the 2019 Warrants decreased to $0.45 per share and the number of shares subject to the 2019 Warrants increased to 8,666,666 shares of common stock as of December 31, 2019. In May 2020, we issued securities at a price lower than the $0.45 per share above. As a result, the exercise price of the 2019 Warrants decreased to $0.40 per share and the number of shares subject to the 2019 Warrants increased to 9,591,614 shares of common stock.

In February 2020, one of the warrant holders exercised 200,000 warrants. We received $90,000 in cash for the exercise and booked an adjustment to the derivative liability of $82,241 as a result of the transaction. During the year ended December 31, 2020 the warrant holders exercised 7,945,807 warrants into 2,443,641 shares of our common stock through cashless exercise. We booked an adjustment to the derivative liability of $3,241,188 as a result. During the year ended December 31, 2020 and 2019, we recognized a $735,796 gain on the fair value of derivative liability and a $2,204,172 loss on the fair value of derivative liability, respectively, in the consolidated statements of operations. As of December 31, 2020, there were 1,645,807 of the 2019 Warrants outstanding.

The following are the key assumptions that were used to determine the fair value of the 2019 Warrants:

	May 31,	December 31,	December 31,
	2019	2019	2020
Number of shares underlying the warrants	3,000,000	8,666,667	1,645,807
Fair market value of stock	$0.95	$0.63	$0.48
Exercise price	$1.30	$0.45	$0.40
Volatility	133%	124%	108%
Risk-free interest rate	1.93%	1.69%	0.36%
Warrant life (years)	5.00	4.41	3.41

The following table sets forth a summary of the changes in the fair value of the warrant derivative liability, our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	December 31,
	2020	2019
Beginning balance	$4,620,593	$—
Recognition of warrant derivative liability on May 31, 2019	—	2,416,421
Warrant exercise	(3,323,429)	—
Change in fair value of warrants derivative liability	(735,796)	2,204,172
Ending balance	$561,368	$4,620,593

NOTE 15.  COMMITMENTS AND CONTINGENCIES

Legal

In June 2020, Michael Feinsod resigned as our Executive Chairman, claiming that his resignation was for "Good Reason" under the terms of his employment agreement. If it is ultimately determined that his resignation was, in fact, for "Good Reason", rather than a voluntary act absent "Good Reason", it could enable certain potential claims for benefits under his employment agreement, including potential claims for severance, for the vesting of his unvested options and/or for the extension of the term within which he can exercise his options in the future. We do not believe that Mr. Feinsod's resignation was for "Good Reason." Accordingly, we believe that Mr. Feinsod's resignation was voluntary, and that any such potential claims, if asserted, would be without substantial merit. Although the outcome of legal proceedings is subject to uncertainty, the Company will vigorously defend any future claims made by Mr. Feinsod alleging a "Good Reason" resignation.

From time to time, the Company is a party to various litigation matters incidental to the conduct of its business. The Company is not presently a party to any legal proceedings that would have a material adverse effect on its business, operating results, financial condition or cash flows.

NOTE 16. DEFERRED TAXES

The income tax was $0 as of December 31, 2020 and 2019.

Significant components of the Company’s deferred tax assets at December 31, 2020 and 2019 are shown below. A valuation allowance has been established as realization of such deferred tax assets has not met the more likely-than-not threshold requirement. The increase in the valuation allowance in 2020 represents the increase in deferred tax assets that the Company has determined is not more likely than not of being recovered. If the Company’s judgment changes and it is determined that the Company will be able to realize these deferred tax assets, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets will be accounted for as a reduction to income tax expense.

As of December 31, 2020 and 2019, the Company had federal and state net operating loss carryforwards of approximately $34 million and $29 million, respectively. Of the current net operating loss carryforwards, $14 million expire starting in 2033 through 2037 and $20 million do not expire. The Company is currently evaluating whether there have been one or more ownership changes pursuant to IRC Sections 382 and 383.  If the Company determines there were one or more ownership changes under these rules, the use of its U.S. federal and state net operating loss carryforwards may be limited and/or otherwise expire unused.

The components of net deferred tax assets are as follows:

	December 31,
	2020	2019
Net operating loss carryforwards	$8,438,428	$7,116,767
Equity-based instruments	2,883,318	2,645,225
Long-lived assets and other	203,274	491,730
Capital loss carryforward	119,915	120,318
Deferred tax asset valuation allowance	(11,644,935)	(10,374,040)
	$—	$—

A reconciliation of our income tax provision and the amounts computed by applying statutory rates to income before income taxes is as follows:

	Year ended December 31,
	2020	2019
Income tax benefit at statutory rate	$(1,607,608)	$(3,251,597)
State income tax benefit, net of Federal benefit	(178,226)	(566,351)
Equity-based instruments	103,372	146,446
Fair market value adjustment/loss on extinguishment – derivative liabilities	(154,517)	636,532
Amortization of debt discount	412,823	498,018
Other	142,124	(59,749)
Valuation allowance	1,282,032	2,596,701
	$—	$—

NOTE 17.  STOCKHOLDERS’ EQUITY

2020 Capital Raise

On May 29, 2020, we entered into a subscription agreement, as amended with Hershey Strategic Capital, LP and Shore Ventures III, LP with respect to the sale of shares of common stock and warrants to purchase common stock (collectively, the “securities”). The sales of the securities to the Hershey Investor consists of a minimum of $2,185,000 of securities and a maximum of $3,000,000 of securities, as described further below. The purchase price of the securities at each closing is as follows: (i) the purchase price of each share of common stock is $0.3983 per share, and (ii) for each one dollar invested by the Hershey Investor, the Hershey Investor receives a warrant to purchase a number of shares of common stock equal to 75% of the number of shares of common stock purchased by the Hershey Investor at an exercise price per share equal to $0.5565. The warrants have a term of five years. During the year ended December 31, 2020, we sold $3,000,000 of securities to the Hershey Investor, representing 7,532,010 shares of common stock and warrants to purchase 5,649,007 shares of common stock at an exercise price of $0.5565 per share. The warrants were recorded as equity and equity issuance costs in the amount of $2,173,074. Notwithstanding the foregoing, the Hershey Subscription Agreement provides that the Hershey Investor’s investment shall not exceed 20% or more of the common stock (or securities convertible into or exercisable for common stock) or the voting power of the Company on a post-transaction basis.

The Hershey Subscription Agreement also provides the Hershey Investor with certain participation rights in future financings of the Company until the one-year anniversary of the second closing. The Hershey Subscription Agreement further provides that the Company shall, during a negotiation period ending October 4, 2020, endeavor to cause the existing holders of the promissory notes of the Company having an outstanding balance in the amount of approximately $2,331,000 as of June 1, 2020 that are due on or about January 31, 2021, to extend the maturity date of such notes to a date that is not earlier than January 31, 2022. As of October 4, 2020, $600,000 of the $2,331,000 outstanding notes have extended the maturity date. If, at the end of the negotiation period per the contract, all of the existing notes have not been amended to extend the maturity dates thereof, then the Company shall issue to the Hershey Investor additional warrants to purchase shares of common stock. Any such additional warrants will be for a number of shares of common stock based on the dollar amount of the outstanding balance of the existing notes that were not extended, with each one dollar of existing notes that were not extended representing one share subject to such additional warrant. The exercise price of any such additional warrants will be equal to 100% of the 30-day volume weighted average price of the Company’s common stock on the last day of the negotiation period, provided that such exercise price shall not be lower than $0.45 per share nor higher than $0.56 per share. The Hershey Investor extended the negotiation period to December 11, 2020. As of December 11, 2020, no existing holders had extended their promissory notes, therefore, we issued the Hershey Investor additional warrants in accordance with the agreement. On December 14, 2020 we issued an additional 1,631,000 warrants to purchase common stock at an exercise price of $0.4917 to the Hershey Investor. These warrants expire on December 11, 2025. The warrants were recorded as a deemed dividend in the amount of $732,494.

2019 Capital Raise

On May 31, 2019 we received gross proceeds of $3 million by issuing three million shares of our common stock and three million warrants to purchase shares of our common stock in a registered direct offering for $1.00 per 2019 Unit. The 2019 Warrants had an exercise price of $1.30 per share at issuance and are exercisable for five years from the date of issuance. The number of shares issuable pursuant to the warrants granted under the 2019 Warrants, as well as the exercise price of those warrants, is subject to adjustment as a result of certain future equity issuances of securities by the Company at a price below the then-effective exercise price of the 2019 Warrants. As a result of such subsequent issuances of securities by the Company during the fourth quarter of 2019, the exercise price of the 2019 Warrants had decreased to $0.45 per share and the number of shares subject to the 2019 Warrants had increased to 8,666,666 shares of common stock as of December 31, 2019. In May 2020, we issued securities at a price lower than the $0.45 per share above. As a result, the exercise price of the 2019 Warrants decreased to $0.40 per share and the number of shares subject to the 2019 Warrants increased to 9,591,614 shares of common stock. This down round adjustment is recorded through the mark to market adjustment made on a quarterly basis and is recorded as a gain/loss on warrant derivative liability on the consolidated statement of operations. As of December 31, 2020, there were 1,645,807 of these warrants outstanding.

We received cash of $2,604,355, which is net of $395,645 of issuance costs. Of the gross proceeds, we recorded $2,416,422 as a warrant derivative liability, as discussed in Note 14.

Stock-based compensation

Stock-based compensation expense consisted of the following:

	Year ended December 31,
	2020	2019
Employee Awards	$1,411,442	$3,880,938
Consulting Awards	92,947	85,683
	$1,504,389	$3,966,621

Employee Stock Options

In November 2020, the Board authorized the adoption of and, on November 23, 2020, our stockholders ratified our 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan became effective immediately and will expire on November 23, 2030, unless terminated earlier by the Board of Directors. The 2020 Plan will permit the Board of Directors, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of the Company and its subsidiaries non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock to be authorized for issuance under the 2020 Plan is 10 million shares. As of the date of this filing, a registration statement on Form S-8 has not been filed. As of December 31, 2020, there have been no awards granted in the plan.

On October 29, 2014, the Board authorized the adoption of and, on June 26, 2015, our stockholders ratified, our 2014 Equity Incentive Plan for the issuance of 10 million shares of our common stock and, in April 2018, stockholders approved an increase of 5 million shares of common stock that may be granted (the “Incentive Plan”). The Incentive

Plan provides for the issuance of up to 15 million shares of our common stock and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants. A registration statement on Form S-8 for the initial 10 million shares automatically became effective in May 2016, and a registration statement on Form S-8 for the additional 5 million shares and 900,000 shares under the Feinsod Agreement automatically became effective in June 2018 (collectively, the “Registration Statements”). The Registration Statements relate to 15,000,000 shares of our common stock, which are issuable pursuant to or, upon exercise of, options that have been granted or may be granted under our Incentive Plan. As of December 31, 2020, there were 5,320,330 shares available to issue under the Incentive Plan.

Stock-based compensation costs for award grants to employees and directors (“Employee Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested. The following summarizes the Black-Scholes assumptions used to value the Employee Awards granted:

Year ended December 31,
	2020	2019
Exercise price	$0.31 - 0.67	$0.55 - 2.37
Stock price on date of grant	$0.27 - 0.67	$0.55 - 2.37
Volatility	111 - 114%	119 - 130%
Risk-free interest rate	0.16 - 1.53%	1.43 - 2.60%
Expected life (years)	3.0	3.0
Dividend yield	—	—

The following summarizes Employee Awards activity:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Shares	per Share	Term (in years)	Intrinsic Value
Outstanding as of December 31, 2019	10,883,780	$1.28	5.4	$61,000
Granted	2,084,520	0.45
Exercised	—	—
Forfeited or expired	(5,701,880)	1.29
Outstanding as of December 31, 2020	7,266,420	$1.03	5.9	$176,000

Exercisable as of December 31, 2020	5,390,600	$1.28	5.8	$57,000

As of December 31, 2020, there was approximately $21,417 of total unrecognized compensation expense related to unvested Employee Awards, which is expected to be recognized over a weighted-average period of fifteen months.

Consulting Services

As needed, we may issue warrants and options to third parties in exchange for consulting services. Stock-based compensation costs for award grants to third parties for consulting services (“Consulting Awards”) are recognized on a straight-line basis over the contractual term.

The fair value of each warrant grant is estimated using Black-Scholes. We use historical data to estimate the expected price volatility. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of valuation for the estimated life of the option. The following summarizes the Black-Scholes assumptions to value the Consulting Awards granted:

	Year ended December 31,
	2020	2019
Exercise price	$0.61	$0.71 - 2.37
Stock price, date of valuation	$0.61	$0.71 - 2.37
Volatility	101%	125 - 141%
Risk-free interest rate	1.47%	1.64 - 2.62%
Expected life (years)	1.0	2.0 - 5.0
Dividend yield	—	—

The following summarizes Consulting Awards activity:

			Weighted-
		Weighted-	average
		average	Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Shares	per Share	Term (in years)	Intrinsic Value
Outstanding as of December 31, 2019	125,000	$1.79
Granted	10,000	0.61
Exercised	—
Forfeited or expired	(35,000)	3.08
Outstanding and exercisable as of December 31, 2020	100,000	$1.22	2.2	$—

During 2020 we granted 10,000 options to a consultant with a fair value of $2,390.

Feinsod Employment Agreement

On August 6, 2019, we entered into an agreement (the “Feinsod Agreement”) with Michael Feinsod for his permanent service as our Chief Executive Officer. Pursuant to the agreement, Mr. Feinsod received 1,000,000 stock options that vest when our stock price has a trading price of equal to or above $4.51 per share for five consecutive days. The options have an exercise price of $0.83 per share and a ten-year life. These options were issued under the Incentive Plan. The options were valued using the Monte Carlo method. For the year ended December 31, 2020 and 2019, we recognized approximately $57,342 and $116,000, respectively, of stock-based compensation expense related to these options. These options were forfeited in July 2020, with Mr. Feinsod’s resignation.

The underlying assumptions used in the Monte Carlo simulations to determine the fair value of options were:

August 6, 2020
Current stock price	$0.83
Exercise price	$0.83
Vesting goal	$4.51
Risk-free interest rate	1.73%
Expected term (in years)	10
Expected volatility	123%

Warrants with Debt

The following summarizes warrants issued with debt activity:

			Weighted-
		Weighted-	average
		average	Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Shares	per Share	Term (in years)	Intrinsic Value
Outstanding as of December 31, 2018	5,992,214	$2.26
Granted	2,481,000	0.98
Exercised	—	—
Expired	—	—
Outstanding as of December 31, 2019	8,473,214	0.64	0.5	$1,169,583
Granted	7,143,011	0.42
Exercised	(1,131,000)	0.40
Expired	(7,064,214)	0.63
Outstanding and exercisable as of December 31, 2020	7,421,011	$0.46	2.0	$478,925

On May 31, 2019, we issued the 2019 Units at $1.00, which triggered the “down round” feature specified in the 8.5% Warrants. We calculated the difference between the 8.5% Warrants’ fair value on the date the down round feature was triggered using the original exercise price and the new exercise price. On October 18, 2019, November 1, 2019 and again on December 11, 2019, we issued additional warrants at $1.00, $0.68 and $0.45, respectively. These triggered the “down round” feature on both the 8.5% warrants and the 2019 Warrants. In May 2020, we issued common stock at a price $0.3983. These triggered the “downround” feature on the 2019 Units and the 15% Notes. The 8.5% Warrants had expired at the time of issuance, so did not effect these warrants. The difference in fair value of the effect of the down round feature for the 8.5% Warrants and the 15% Warrants is reflected in our consolidated financial statements as a deemed dividend and as a reduction to income available to common stockholders in the basic earnings per share calculation. The difference in the fair value of the effect of the down round feature for the 2019 Warrants are reflected in the gain/loss on derivative instrument in our consolidated statement of operations.

The underlying assumptions used in the binomial lattice model to determine the fair value of the 8.5% Warrants were:

	Pre-Trigger	Post-Trigger
Current stock price	$0.95	$0.95
Exercise price	$2.35	$1.00
Risk-free interest rate	2.21%	2.21%
Expected dividend yield	—	—
Expected term (in years)	0.89	0.89
Expected volatility	123%	123%

	Pre-Trigger	Post-Trigger
Current stock price	$0.70	$0.70
Exercise price	$1.00	$0.68
Risk-free interest rate	1.55%	1.55%
Expected dividend yield	—	—
Expected term (in years)	0.47	0.47
Expected volatility	114%	114%

	Pre-Trigger	Post-Trigger
Current stock price	$0.67	$0.67
Exercise price	$0.68	$0.45
Risk-free interest rate	1.61%	1.61%
Expected dividend yield	—	—
Expected term (in years)	0.36	0.36
Expected volatility	113%	113%

The underlying assumptions used in the binomial lattice model to determine the fair value of the 15% Warrants were:

	Pre-Trigger	Post-Trigger
Current stock price	$0.55	$0.55
Exercise price	$0.45	$0.40
Risk-free interest rate	0.18 - 0.22%	0.18 - 0.22%
Expected dividend yield	—	—
Expected term (in years)	0.60 - 2.60	0.60 - 2.60
Expected volatility	88 - 116%	88 - 116%

	Pre-Trigger	Post-Trigger
Current stock price	$0.70	$0.70
Exercise price	$1.00	$0.68
Risk-free interest rate	1.55%	1.55%
Expected dividend yield	—	—
Expected term (in years)	4.58	4.58
Expected volatility	114%	114%

	Pre-Trigger	Post-Trigger
Current stock price	$0.67	$0.67
Exercise price	$0.68	$0.45
Risk-free interest rate	1.61%	1.61%
Expected dividend yield	—	—
Expected term (in years)	4.47	4.47
Expected volatility	113%	113%

NOTE 18. NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position. Accordingly, the number of weighted average shares outstanding for basic and fully diluted net loss per share are the same.

The following summarizes equity instruments that may, in the future, have a dilutive effect on earnings per share:

	December 31,
	2020	2019
Stock options	7,366,420	12,833,780
Warrants	16,531,825	17,439,881
Accrued stock payable	359,415	42,736
Convertible notes	2,261,538	—
	26,519,198	30,316,397

NOTE 19. RELATED PARTY TRANSACTIONS

On June 3, 2020, the Company entered into a consulting agreement with Adam Hershey, a board member and investor, pursuant to which he would act as a strategic consultant for the Company, including providing assistance with the sourcing and evaluation of merger and acquisition deals, strategic capital and strategic partnerships or joint ventures. Mr. Hershey is paid an initial monthly rate of $8,333 for the services, subject to certain adjustments. We paid $58,333 during the year ended December 31, 2020. In addition, the Hershey Subscription Agreement between the Company and Hershey Strategic Capital, LP and Shore Ventures III, LP provides that the Company will during a negotiation period endeavor to cause the existing holders of the promissory notes of the Company having an outstanding balance in the amount of approximately $2,331,000 as of June 1, 2020 that are due on or about January 31, 2021, to extend the maturity date of such notes to a date that is not earlier than January 31, 2022. All of the existing notes were not amended to extend the maturity dates thereof, resulting in the Company issuing to the Hershey Investor 1,631,000 additional warrants to purchase shares of common stock. See Note 17, “2020 Capital Raise”.

We currently have a lease agreement with Dalton Adventures, LLC in which we rent 17,000 square foot of greenhouse space in Boulder, Colorado for $33,680 a month, of which $30,000 is base rent and $3,680 is property taxes. The owner of Dalton Adventures, LLC is a principal shareholder and board member of the Company. We incurred approximately $286,000 of rent expense for the year ended 2020.

On December 23, 2020, all five board members of the Company purchased senior convertible promissory notes from the Company for an aggregate amount of $340,000. These notes are included in the 10% Notes discussed in Note 13. Accrued interest earned and owed to the board members was $1,000 as of December 31, 2020.

We had a note payable to a former board member who resigned in September 2020 in the amount of $100,000. This note is included in the 15% Notes discussed in Note 13. We have paid approximately $15,000 in interest for the year ended December 31, 2020. This note was paid in full in February 2021.

NOTE 20.  SEGMENT INFORMATION

Our operations are organized into three segments: Operations; Cultivation; and Investments. All revenue originates, and all assets are located in the United States. Segment information is presented in accordance with ASC 280, Segments Reporting. This standard is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue and certain expenses based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with GAAP. The following information is presented net of discontinued operations. For more information see Note 3.

Year ended December 31

2020	Operations	Cultivation	Investments	Eliminations	Total
Revenues	$5,195,000	$2,279,867	$103,837	$(458,664)	$7,120,040
Costs and expenses	(5,312,427)	(1,865,399)	(125,000)	446,480	(6,856,346)
Segment operating (loss) income	$(117,427)	$414,468	$(21,163)	$(12,184)	263,694
Corporate expenses					(7,882,516)
Net loss from continuing operations					$(7,618,822)

2019	Operations	Cultivation	Investments	Total
Revenues	$3,570,909	$—	$95,437	$3,666,346
Costs and expenses	(3,372,174)	—	(71,723)	(3,443,897)
Segment operating income	$198,735	$—	$23,714	222,449
Corporate expenses				(14,030,707)
Net loss from continuing operations				$(13,808,258)

	December 31,
Total assets	2020	2019
Operations	$750,156	$441,841
Cultivation	6,208,223	—
Investments	378,962	402,988
Corporate	1,188,059	2,135,395
Total assets - segments	8,525,400	2,980,224
Intercompany eliminations	(12,183)	—
Total assets - consolidated	$8,513,217	$2,980,224

NOTE 21. SUBSEQUENT EVENTS

On February 8, 2021, the Company, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an accredited investor, pursuant to which the Company issued and sold convertible notes with an aggregate principal amount of $1,660,000 to such investor.  The notes are part of an over-allotment option exercised by the Company in connection with the convertible note offering consummated on December 23, 2020 and reported on a Current Report on Form 8-K filed on December 30, 2020. In connection with the issuance of the notes, the holder received warrants to purchase shares of the Company’s common stock equal to 20% coverage of the aggregate principal amount at $0.56 per share. In the aggregate, this equals 592,858 shares of the Company’s common stock with a par value $0.001 per share. The notes will bear interest at an annual rate of 10% and will mature on February 8, 2024. The investor has the option to convert up to 50% of the outstanding unpaid principal and accrued interest of the notes into common stock at a variable price of 80% of the market price but no less than $0.65 per share and no more than $1.00 per share. The warrants are exercisable at an exercise price of $0.56 per warrant, subject to adjustment as provided in the warrants, at any time prior to the earlier of the maturity date and an acquisition (as defined in the warrants).

General Cannabis Corp

32,917,010 Shares of Common Stock

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PROSPECTUS

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June 23, 2021

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